Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

PAVONIA LIMITED,

AVAGO TECHNOLOGIES LIMITED,

SAFARI CAYMAN L.P.,

AVAGO TECHNOLOGIES CAYMAN HOLDINGS LTD.,

AVAGO TECHNOLOGIES CAYMAN FINANCE LIMITED,

BUFFALO CS MERGER SUB, INC.,

BUFFALO UT MERGER SUB, INC.

and

BROADCOM CORPORATION

May 28, 2015

i

ii

iii

EXHIBIT A	–	Support Agreement
EXHIBIT B	–	Form of Cash/Stock California Merger Agreement
EXHIBIT C-1	–	Form of Unit California Merger Agreement
EXHIBIT C-2	–	Form of Unit California Merger Agreement
EXHIBIT D	–	Form of Partnership Agreement
EXHIBIT E	–	Tax Representations Certificate
EXHIBIT F	–	Form of Joinder

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2015 (this “Agreement”), is made by and among Broadcom Corporation, a California corporation (“Broadcom”), Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Avago”), Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Avago, Holdco, New LP, Intermediate Holdco and Finance Holdco, the “Avago Parties”).

WHEREAS, (i) each of Avago, Holdco and Finance Holdco desire, following the satisfaction or waiver of the conditions set forth in Article VII, to effect the Avago Scheme upon the terms and subject to the conditions set forth in this Agreement whereby all of the issued ordinary shares in the capital of Avago (the “Avago Ordinary Shares”) will be transferred to Finance Holdco, as the entity designated by Holdco to receive such issued Avago Ordinary Shares (the “Designated Entity”), pursuant to a scheme of arrangement under Singapore law in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore) (the “SCA”) and (ii) immediately following the Avago Scheme becoming effective, each of Broadcom, Holdco, New LP, Finance Holdco and the Merger Subs desire, following the satisfaction or waiver of the conditions set forth in Article VII, to effect the Cash/Stock Merger and the Unit Merger upon the terms and subject to the conditions set forth in this Agreement, whereby Cash/Stock Merger Sub shall be merged with and into Broadcom, with Broadcom as the surviving corporation in the Cash/Stock Merger, and, to the extent applicable, whereby Unit Merger Sub shall, immediately following the Cash/Stock Merger, be merged with and into Broadcom, with Broadcom as the surviving corporation in the Unit Merger, and following such Cash/Stock Merger and Unit Merger, Broadcom Surviving Corporation (as defined below) becoming a direct wholly-owned subsidiary of Lower Holdco;

WHEREAS, the board of directors or equivalent body of each of the Avago Parties have each (i) determined that this Agreement, the Cash/Stock California Merger Agreement and, if applicable, the Unit California Merger Agreement (collectively, the “California Merger Agreements”), the Transactions and the other transactions applicable to such Avago Party contemplated by this Agreement and the California Merger Agreements are advisable and fair to, and in the best interests of, their respective shareholders, and (ii) approved this Agreement, the California Merger Agreements, the Transactions and the other transactions applicable to such Avago Party contemplated by this Agreement and the California Merger Agreements;

WHEREAS, the board of directors or equivalent body of each of Avago, Holdco and Finance Holdco have each (i) determined that the Avago Scheme is advisable and fair to, and in the best interests of, their respective shareholders and (ii) approved the Avago Scheme upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Broadcom has (i) determined that this Agreement, the California Merger Agreements, the Transactions and the other transactions applicable to Broadcom contemplated by this Agreement and the California Merger Agreements are advisable and fair to, and in the best interests of, Broadcom’s shareholders, and (ii) approved this Agreement, the California Merger Agreements, the Transactions and the other transactions applicable to Broadcom contemplated by this Agreement and the California Merger Agreements;

WHEREAS, the board of directors of each of Broadcom and Avago has, subject to and in accordance with Section 6.3, Section 6.4, Section 6.8(d) and Section 6.8(e), unanimously resolved to recommend the approval of this Agreement, the California Merger Agreements and the transactions applicable to it contemplated hereby and thereby by their respective shareholders;

WHEREAS, Holdco, in its capacity as the general partner of New LP, has approved this Agreement and the California Merger Agreements, the Transactions, the issuance of the Units in connection with the Unit Merger, and the other transactions contemplated by this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Avago’s willingness to enter into this Agreement, certain shareholders of Broadcom are executing support agreements in favor of Avago in the form attached hereto as Exhibit A (the “Support Agreements”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement for Broadcom’s willingness to enter into this Agreement, the Nominee, in its capacity as the sole shareholder of Holdco, is executing a Nominee Shareholder Agreement (the “Nominee Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Avago Scheme and the Cash/Stock Merger taken together shall qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and, in the case of the Avago Scheme, a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Unit Merger shall qualify as an exchange within the meaning of Section 721 of the Code; and

WHEREAS, each of the Avago Parties and Broadcom desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the Transactions and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

2

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2015 CapEx Budget” has the meaning set forth in Section 6.1(b)(xiv).

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that (a) each Avago Party (other than Avago) shall be deemed to be an “Affiliate” of Avago for purposes of this Agreement and (b) prior to the Closing, the Avago Parties shall not be “Affiliates” of Broadcom for purposes of this Agreement.

“Aggregate Cash Consideration” means the product of (x) one half of the Maximum Cash Amount and (y) the number of issued and outstanding Broadcom Common Shares as of immediately prior to the Cash/Stock Effective Time.

“Agreement” has the meaning set forth in the Preamble.

“Amended Holdco Charter” has the meaning set forth in the Section 2.7(f).

“Antitrust Laws” has the meaning set forth in Section 6.9(a).

“ASIC Business” means, with respect to any Person, such Person’s and its Subsidiaries’ past and current business of designing, developing, selling and otherwise exploiting customized integrated circuits and related Technology, including features, functionality and enhancements designed for specific customers of such Person or any of its Subsidiaries or based on such customers’ specifications.

“Avago” has the meaning set forth in the Preamble.

“Avago Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Avago Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Broadcom or any controlled Affiliate thereof to acquire, other than in the transactions contemplated or required by this Agreement (including any such transaction required pursuant to Section 6.9(a) of this Agreement), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of the issued Avago Ordinary Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of capital stock, tender offer or exchange offer or similar transaction involving Avago or (ii) assets of Avago and its Subsidiaries that constitute or account for fifteen percent (15%) or more of the consolidated net assets, net revenue or net income of Avago and its Subsidiaries.

3

“Avago Balance Sheet” has the meaning set forth in Section 5.16.

“Avago Board Recommendation” has the meaning set forth in Section 5.19.

“Avago Book Entry Shares” has the meaning set forth in Section 2.10(b).

“Avago Certificate” has the meaning set forth in Section 2.1.

“Avago Change of Recommendation” has the meaning set forth in Section 6.4(d)(i).

“Avago Charter” means the memorandum and articles of association of Avago which is in effect on the date of this Agreement as filed with the Office of the Accounting and Corporate Regulatory Authority of Singapore on August 11, 2009, as may be amended after the date hereof within the limitations set forth in Section 6.1(d)(i).

“Avago Converted Holdco Option” has the meaning set forth in Section 3.8(a).

“Avago Convertible Notes” means Avago’s 2.0% Convertible Senior Notes Due 2021.

“Avago Disclosure Documents” means the Proxy Statement/Prospectus and each other document required to be filed by Avago with the SEC or required to be distributed or otherwise disseminated to Avago’s shareholders in connection with the transactions contemplated by this Agreement.

“Avago Disclosure Schedule” means the disclosure schedule delivered by Avago to Broadcom immediately prior to the execution of this Agreement.

“Avago Effective Time” has the meaning set forth in Section 2.4(a).

“Avago Equity Plans” means the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago and Subsidiaries, the Amended and Restated Equity Incentive Plan for Executive Employees of Avago and Subsidiaries, Avago’s 2009 Equity Incentive Award Plan, the Sandforce, Inc. 2007 Stock Plan, the LSI Corporation 2003 Equity Incentive Plan, and the Emulex Corporation 2005 Equity Incentive Plan.

“Avago Excluded Contract” means any: (i) Contract with standards setting bodies or organizations, consortia or similar entities entered into in the ordinary course of business; (ii) Software License Agreements; (iii) Contract entered into in the ordinary course of Avago’s ASIC Business; (iv) Contract for the purchase, sale, marketing, testing or non-exclusive license of Avago Products (including prior versions of Avago products) or Technology used with the Avago Products entered into in the ordinary course of business; (v) Contract for the development of Avago Products (including prior versions of Avago products), or Technology entered into in

4

the ordinary course of business, provided that any such Contract does not assign ownership of any Intellectual Property of Avago or its Subsidiaries other than for specific customer designs developed in the ordinary course of business as part of Avago’s ASIC Business; (vi) evaluation license agreements; (vii) rebate agreements; and (viii) non-disclosure agreements entered into in the ordinary course of business.

“Avago Financial Statements” has the meaning set forth in Section 5.4(b).

“Avago Fundamental Representations” has the meaning set forth in Section 7.3(a)(i).

“Avago Fundamental Tax Representations” has the meaning set forth in Section 7.3(a)(ii).

“Avago Intervening Event” means any Circumstance that has not arisen as a result of a breach of this Agreement by Avago, that is material to Avago and its Subsidiaries, taken as a whole, and that was not known or reasonably foreseeable to the board of directors of Avago on or prior to the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the board of directors of Avago on or prior to the date of this Agreement), which Circumstance (or the consequences thereof) becomes known to the board of directors of Avago before receipt of the Avago Shareholder Approval; provided, that in no event shall any Circumstance arising from or relating to any of the following give rise to an Avago Intervening Event: (i) any Avago Acquisition Proposal; (ii) the public announcement of discussions among the parties hereto regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Broadcom, or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of Avago Ordinary Shares on Nasdaq or any change in Avago’s credit rating (although for purposes of clarity, any underlying Circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that Avago has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Avago or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (although for purposes of clarity, any underlying Circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of this Agreement; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“Avago License-In Agreements” has the meaning set forth in Section 5.7(b).

“Avago Material Adverse Effect” means any Circumstance that, individually or when taken together with all other Circumstances, has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (i) the ability of any Avago Party to consummate the transactions contemplated hereby, including any such change or effect that prevents, materially delays or materially impedes any Avago Party’s ability to consummate

5

the Transactions and the transactions contemplated hereunder; or (ii) the business, assets, liabilities, financial condition or results of operations of Avago and its Subsidiaries, taken as a whole; provided, however, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (x) the industries, geographies and markets in which Avago and its Subsidiaries operate; or (y) general economic, political or financial or securities market conditions, shall be excluded from the determination of Avago Material Adverse Effect, except, in the case of clauses (x) and (y), to the extent that such Circumstance (individually or in the aggregate) disproportionately affects Avago and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Avago operates; and provided, further, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (A) the execution of this Agreement, the announcement of this Agreement or the pendency of the Transactions and the transactions contemplated hereunder, including the loss or departure of officers or other employees of Avago or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in Avago’s relationships with any of its customers, suppliers, distributors or other business partners, (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events; except, in the case of this clause (B), to the extent that such events (individually or in the aggregate) disproportionately affect Avago and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Avago operates, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC or changes in applicable Law; except, in the case of this clause (C), to the extent that such changes (individually or in the aggregate) disproportionately affect Avago and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Avago operates, (D) any action or inaction contemplated by this Agreement or taken or not taken at the request of Broadcom, (E) any Proceeding brought or threatened by shareholders of Broadcom or shareholders of Avago (whether on behalf of Broadcom, Avago or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with Broadcom Disclosure Documents or Avago Disclosure Documents or otherwise arising out of or relating to this Agreement or any of the Transactions and the transactions contemplated hereunder, (F) any action or inaction required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Broadcom Disclosure Document or Avago Disclosure Document, (G) any decrease in the market price or trading volume of the Avago Ordinary Shares (it being understood that the underlying causes of such decrease may be considered in determining whether an Avago Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), (H) any failure by Avago to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Avago or of any securities analysts (it being understood that the underlying causes of such failure may be considered in determining whether an Avago Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), or (I) the failure of Broadcom to consent to any of the actions proscribed in Section 6.1(d) where such failure to consent would be unreasonable, shall also be excluded from the determination of Avago Material Adverse Effect.

6

“Avago Measurement Price” means the volume weighted average trading price of Avago Ordinary Shares on Nasdaq, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five (5) consecutive trading days ending on the third complete trading day prior to (and excluding) the Closing Date as reported by Bloomberg, L.P.

“Avago No-Vote Fee” means Three Hundred and Thirty Two Million Six Hundred and Seven Thousand Six Hundred Dollars ($332,607,600).

“Avago Notice Period” has the meaning set forth in Section 6.4(e)(ii).

“Avago Ordinary Shares” has the meaning set forth in the Preamble.

“Avago Parties” has the meaning set forth in the Preamble.

“Avago Products” means the final versions of products and services (excluding beta or evaluation versions or samples or reference designs) licensed, sold, or otherwise commercially released by or for Avago or any of its Subsidiaries as of the date of this Agreement.

“Avago RSU Award” means a restricted share unit award denominated in Avago Ordinary Shares granted pursuant to one of the Avago Equity Plans.

“Avago Qualifying Transaction” means any acquisition of (i) fifty percent (50%) or more of the issued Avago Ordinary Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of shares, tender offer or exchange offer or similar transaction involving Avago or (ii) all or substantially all of the assets of Avago and its Subsidiaries, taken as a whole.

“Avago Scheme” has the meaning set forth in Section 2.1.

“Avago Scheme Consideration” has the meaning set forth in Section 2.1.

“Avago SEC Reports” means all reports and other documents required to be filed with the SEC by Avago since October 28, 2012.

“Avago Shareholder Approval” has the meaning set forth in Section 5.18.

“Avago Shareholder Meeting” has the meaning set forth in Section 6.8(e).

“Avago Share Option” means an option to purchase Avago Ordinary Shares granted pursuant to one of the Avago Equity Plans.

“Avago Significant Customer” means the top ten (10) customers of Avago and its Subsidiaries as measured by the aggregate amount of revenues attributable to each such customer on a demand basis, from the period commencing on November 3, 2013 and ended November 2, 2014, set forth in Section 1.1 of the Avago Disclosure Schedule.

7

“Avago Significant Supplier” means the top ten (10) vendors and suppliers of Avago and its Subsidiaries related to Avago Products as measured by the aggregate amount of payments made billed by Avago and its Subsidiaries to such Persons during the period commencing on November 3, 2013 and ended November 2, 2014, set forth in Section 1.1 of the Avago Disclosure Schedule.

“Avago Superior Proposal” means any bona fide written Avago Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “fifteen percent (15%)” in each instance where such term appears therein) that did not result from or arise in connection with a breach of this Agreement by Avago or its Representatives and that Avago’s board of directors determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the material terms and conditions of such Avago Acquisition Proposal (including any termination or break-up fees and conditions to consummation), and after taking into account all material financial, legal, regulatory and other aspects of such Avago Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), is reasonably capable of being consummated and if consummated would be more favorable to Avago and its shareholders (in their capacity as such) from a financial point of view than the Transactions and the transactions contemplated hereunder.

“Avago Termination Fee” means $1,000,000,000.

“Available Financing” has the meaning set forth in Section 6.16(a).

“Benefit Agreements” means all material employment and severance agreements with employees of Broadcom or any of its Subsidiaries.

“Benefit Plans” means all material “employee benefit plans,” as defined in Section 3(3) of ERISA, and each other material plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits), in each case, other than benefits required by Law to be provided and in each case that is maintained by Broadcom or any of its Subsidiaries, or to which Broadcom or any or its Subsidiaries contributes or is obligated to contribute, and which covers any current or former employee, officer or director of Broadcom or any of its Subsidiaries and/or their dependents or to which Broadcom or any of its Subsidiaries has any liability, whether contingent or absolute but which does not include the Foreign Benefit Plans.

“Book Entry Shares” has the meaning set forth in Section 3.1(c).

“Broadcom” has the meaning set forth in the Preamble.

“Broadcom 401(k) Plan” has the meaning set forth in Section 6.12.

“Broadcom Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

8

“Broadcom Acquisition Proposal” means any offer or proposal made by any Person or Persons other than the Avago Parties or any controlled Affiliate thereof to acquire, other than in the transactions contemplated or required by this Agreement (including any such transaction required pursuant to Section 6.9(a)), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of the issued and outstanding Broadcom Common Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of capital stock, tender offer or exchange offer or similar transaction involving Broadcom or (ii) assets of Broadcom and its Subsidiaries that constitute or account for fifteen percent (15%) or more of the consolidated net assets, net revenue or net income of Broadcom and its Subsidiaries.

“Broadcom Balance Sheet” has the meaning set forth in Section 4.6.

“Broadcom Balance Sheet Date” means December 31, 2014.

“Broadcom Board Recommendation” has the meaning set forth in Section 4.22.

“Broadcom Capitalization Representations” has the meaning set forth in Section 7.2(a)(ii).

“Broadcom Certificate” has the meaning set forth in Section 3.1(c).

“Broadcom Change of Recommendation” has the meaning set forth in Section 6.3(d)(i).

“Broadcom Common Shares” means Class A Common Shares and Class B Common Shares.

“Broadcom Converted Holdco Option” has the meaning set forth in Section 3.7(a).

“Broadcom Credit Agreement” means the Credit Agreement, dated as of November 19, 2010, by and among Broadcom, the lenders thereto, and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (as amended, restated, supplemented or otherwise modified from time to time).

“Broadcom Disclosure Documents” means the Proxy Statement/Prospectus and each other document required to be filed by Broadcom with the SEC or required to be distributed or otherwise disseminated to Broadcom’s shareholders in connection with the transactions contemplated by this Agreement.

“Broadcom Disclosure Schedule” means the disclosure schedule delivered by Broadcom to Avago immediately prior to the execution of this Agreement.

“Broadcom Effective Times” has the meaning set forth in Section 2.4(a).

9

“Broadcom Equity Plans” means Broadcom’s 1998 Stock Incentive Plan, Broadcom’s 2012 Stock Incentive Plan and equity plans assumed by Broadcom in connection with previous transactions, including the NetLogic Microsystems, Inc. 2000 Stock Plan, the NetLogic Microsystems, Inc. Amended and Restated 2004 Equity Incentive Plan; the Optichron, Inc. 2011 Restricted Stock Unit Plan, the NetLogic Microsystems, Inc. 2008 New Employee Inducement Incentive Plan, Shares Issuable Pursuant to Certain Employee Inducement Grants Made Prior to the Effectiveness of the NetLogic Microsystems, Inc. 2008 New Employee Inducement Incentive Plan, Aeluros, Inc. 2001 Stock Option Option/Stock Issuance Plan, Shares Issuable Pursuant to the Agreement and Plan of Merger Reorganization, dated May 31, 2009, by and among NetLogic Microsystems, Inc., RMI Corporation, Roadster Merger Corporation and WP VIII Representative LLC, the Beceem Communications Inc. Amended and Restated 2003 Equity Incentive Plan, the Beceem Communications Inc. Amended and Restated 2004 Equity Incentive Plan for Indian Residents, the Beceem Communications Inc. Amended and Restated 2005 Equity Incentive Plan for Indian Residents, the Beceem Communications Inc. Amended and Restated 2006 Equity Incentive Plan for Indian Residents, the Beceem Communications Inc. 2009 Equity Incentive Plan for Indian Residents; the Gigle Semiconductor Inc. 2006 Stock Incentive Plan and the Sandburst Corporation 2000 Stock Option and Stock Incentive Plan.

“Broadcom Excluded Contract” means any: (i) Contract with standards setting bodies or organizations, consortia or similar entities entered into in the ordinary course of business; (ii) Software License Agreements; (iii) Contract entered into in the ordinary course of Broadcom’s ASIC Business; (iv) Contract for the purchase, sale, marketing, testing or non-exclusive license of Broadcom Products (including prior versions of Broadcom products) or Technology used with the Broadcom Products entered into in the ordinary course of business; (v) Contract for the development of Broadcom Products (including prior versions of Broadcom products), or Technology entered into in the ordinary course of business, provided that any such Contract does not assign ownership of any Intellectual Property of Broadcom or its Subsidiaries other than for specific customer designs developed in the ordinary course of business as part of Broadcom’s ASIC Business; (vi) evaluation license agreements; (vii) rebate agreements; and (viii) non-disclosure agreements entered into in the ordinary course of business.

“Broadcom Financial Statements” has the meaning set forth in Section 4.5(b).

“Broadcom Fundamental Representations” has the meaning set forth in Section 7.2(a)(i).

“Broadcom Interim Surviving Corporation” has the meaning set forth in Section 2.3.

“Broadcom Intervening Event” means any Circumstance that has not arisen as a result of a breach of this Agreement by Broadcom, that is material to Broadcom and its Subsidiaries, taken as a whole, and that was not known or reasonably foreseeable to the board of directors of Broadcom on or prior to the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the board of directors of Broadcom on or prior to the date of this Agreement), which Circumstance (or the consequences thereof) becomes known to the board of directors of Broadcom before receipt of the Broadcom Shareholder Approval; provided, that in no event shall any Circumstance arising from or relating to any of the following give rise to a Broadcom Intervening Event: (i) any Broadcom Acquisition Proposal; (ii) the public announcement of discussions among the parties hereto regarding a potential transaction,

10

the public announcement, execution, delivery or performance of this Agreement, the identity of the Avago Parties, or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of Broadcom Common Shares on Nasdaq or any change in Broadcom’s credit rating (although for purposes of clarity, any underlying Circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that Broadcom has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Broadcom or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (although for purposes of clarity, any underlying Circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of this Agreement; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“Broadcom License-In Agreements” has the meaning set forth in Section 4.12(b).

“Broadcom Material Adverse Effect” means any Circumstance that, individually or when taken together with all other Circumstances, has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (i) the ability of Broadcom and its Subsidiaries to consummate the transactions contemplated hereby, including any such change or effect that prevents, materially delays or materially impedes Broadcom’s or its Subsidiaries’ ability to consummate the Transactions and the transactions contemplated hereunder; or (ii) the business, assets, liabilities, financial condition or results of operations of Broadcom and its Subsidiaries, taken as a whole; provided, however, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (x) the industries, geographies and markets in which Broadcom and its Subsidiaries operate; or (y) general economic, political or financial or securities market conditions, shall be excluded from the determination of a Broadcom Material Adverse Effect, except, in the case of clauses (x) and (y), to the extent that such Circumstance (individually or in the aggregate) disproportionately affects Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates; and provided, further, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (A) the execution of this Agreement, the announcement of this Agreement or the pendency of the Transactions and the transactions contemplated hereunder, including the loss or departure of officers or other employees of Broadcom or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in Broadcom’s relationships with any of its customers, suppliers, distributors or other business partners, (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events; except, in the case of this clause (B), to the extent that such events (individually or in the aggregate) disproportionately affect Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC or changes in applicable Law; except, in the case of this clause (C), to the extent that such changes

11

(individually or in the aggregate) disproportionately affect Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates, (D) any action or inaction contemplated by this Agreement or taken or not taken at the request of an Avago Party, (E) any Proceeding brought or threatened by shareholders of Broadcom or shareholders of Avago (whether on behalf of Broadcom, Avago or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with Broadcom Disclosure Documents or Avago Disclosure Documents or otherwise arising out of or relating to this Agreement or any of the Transactions and the transactions contemplated hereunder, (F) any action or inaction required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Broadcom Disclosure Document or Avago Disclosure Document, (G) any decrease in the market price or trading volume of the Broadcom Common Shares (it being understood that the underlying causes of such decrease may be considered in determining whether a Broadcom Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), (H) any failure by Broadcom to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Broadcom or of any securities analysts (it being understood that the underlying causes of such failure may be considered in determining whether a Broadcom Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), or (I) the failure of Avago to consent to any of the actions proscribed in Section 6.1(b) where such failure to consent would be unreasonable, shall also be excluded from the determination of Broadcom Material Adverse Effect.

“Broadcom Merger Consideration” means the consideration per Broadcom Common Share pursuant to Section 3.1(b).

“Broadcom No-Vote Fee” means Three Hundred and Thirty Two Million Six Hundred and Seven Thousand Six Hundred Dollars ($332,607,600).

“Broadcom Notes” means, collectively, Broadcom’s (i) 2.375% Senior Notes due 2015 issued pursuant to the First Supplemental Indenture, dated as of November 1, 2010, between Broadcom and Wilmington Trust FSB, (ii) 2.700% Senior Notes due 2018 issued pursuant to the Second Supplemental Indenture, dated as of November 9, 2011, between Broadcom and Wilmington Trust, National Association, (iii) 2.500% Senior Notes due 2022 issued pursuant to the Third Supplemental Indenture, dated as of August 16, 2012, between Broadcom and Wilmington Trust, National Association, (iv) 3.500% Senior Notes due 2024 issued pursuant to the Fourth Supplemental Indenture, dated as of July 29, 2014, between Broadcom and Wilmington Trust, National Association, and (v) 4.500% Senior Notes due 2034 issued pursuant to the Fourth Supplemental Indenture, dated as of July 29, 2014, between Broadcom and Wilmington Trust, National Association.

“Broadcom Notice Period” has the meaning set forth in Section 6.3(e)(ii).

“Broadcom Performance-Based Unit” means a performance-based right to receive a restricted stock unit issued pursuant to any of the Broadcom Equity Plans that remains unvested and subject to performance-based criteria as of the Cash/Stock Effective Time.

“Broadcom Preferred Shares” has the meaning set forth in Section 4.2(a).

12

“Broadcom Products” means the final versions of products and services (excluding beta or evaluation versions or samples or reference designs) licensed, sold, or otherwise commercially released by or for Broadcom or any of its Subsidiaries as of the date of this Agreement.

“Broadcom Qualifying Transaction” means any acquisition of (i) fifty percent (50%) or more of the outstanding Broadcom Common Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of shares, tender offer or exchange offer or similar transaction involving Broadcom or (ii) all or substantially all of the assets of Broadcom and its Subsidiaries, taken as a whole.

“Broadcom Related Party” has the meaning set forth in Section 8.2(g).

“Broadcom Restricted Stock Unit” means a restricted stock unit issued pursuant to any of the Broadcom Equity Plans that remains outstanding as of the Cash/Stock Effective Time (other than Broadcom Performance-Based Units).

“Broadcom SEC Reports” means reports and other documents required to be filed with the SEC by Broadcom since December 31, 2012.

“Broadcom Shareholder Approval” has the meaning set forth in Section 4.21.

“Broadcom Shareholder Meeting” has the meaning set forth in Section 6.8(d).

“Broadcom Significant Customer” means the top ten (10) customers of Broadcom and its Subsidiaries as measured by the aggregate amount of revenues billed by Broadcom and its Subsidiaries to each such customer, from the period commencing on January 1, 2014 and ended December 31, 2014, set forth in Section 1.1 of the Broadcom Disclosure Schedule.

“Broadcom Significant Supplier” means the top ten (10) vendors and suppliers of Broadcom and its Subsidiaries related to Broadcom Products as measured by the aggregate amount of payments made billed by Broadcom and its Subsidiaries to such Persons during the period commencing on January 1, 2014 and ended December 31, 2014, set forth in Section 1.1 of the Broadcom Disclosure Schedule.

“Broadcom Special Committee” has the meaning set forth in Section 4.23(b).

“Broadcom Stock Option” means an option to purchase Broadcom Common Shares granted pursuant to one of the Broadcom Equity Plans.

“Broadcom Superior Proposal” means any bona fide written Broadcom Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “fifteen percent (15%)” in each instance where such term appears therein) that Broadcom’s board of directors determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the material terms and conditions of such Broadcom Acquisition Proposal (including any termination or break-up fees and conditions to consummation), and after taking into account all material financial, legal, regulatory and other aspects of such Broadcom Acquisition Proposal (including the existence of financing conditions, the conditionality of any

13

financing commitments and the likelihood and timing of consummation), is reasonably capable of being consummated and if consummated would be more favorable to Broadcom and its shareholders (in their capacity as such) from a financial point of view than the Transactions and the transactions contemplated hereunder.

“Broadcom Surviving Corporation” has the meaning set forth in Section 2.3.

“Broadcom Termination Fee” shall mean $1,000,000,000.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in the State of California, the State of New York, the United Kingdom or the Republic of Singapore are authorized or required by Law to be closed.

“California Merger Agreements” has the meaning set forth in the Recitals.

“Cash Electing Share” means Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time as to which a valid Election has been made to receive cash in the Cash/Stock Merger.

“Cash Electing Shares Number” means the sum of (x) the number of Cash Electing Shares plus (y) the number of Non-Electing Shares plus (z) the number of Dissenting Shares.

“Cash Proration Fraction” means the quotient derived by dividing (A) Half of Outstanding Shares by (B) the Cash Electing Shares Number; provided, however, that if the Cash Electing Shares Number is less than or equal to Half of Outstanding Shares, the Cash Proration Fraction shall be one (1).

“Cash/Stock California Merger Agreement” means an Agreement of Merger in connection with the Cash/Stock Merger substantially in the form attached hereto as Exhibit B.

“Cash/Stock Effective Time” has the meaning set forth in Section 2.4(a).

“Cash/Stock Merger” has the meaning set forth in Section 2.2.

“Cash/Stock Merger Sub” has the meaning set forth in the Preamble.

“CEDE” has the meaning set forth in Section 6.8(c).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (i) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision pursuant to the DPA with respect to the transactions contemplated by this Agreement, then (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

14

“CGCL” means the General Corporation Law of the State of California.

“Charter Documents” means, with respect to any Person, all organizational documents, articles of incorporation, by-laws and all memorandum of association, articles of association, member agreements or similar contracts relating to the ownership or governance of such Person.

“Circumstance” means any effect, event, change, occurrence, condition or development.

“Class A Common Shares” means shares of Broadcom Class A Common Stock, par value $0.0001 per share.

“Class B Common Shares” means shares of Broadcom Class B Common Stock, par value $0.0001 per share.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” has the meaning set forth in the Recitals.

“Common Stock Holders” has the meaning set forth in Section 4.23(a).

“Confidentiality Agreement” means that certain letter agreement dated April 28, 2015, by and between Broadcom and Avago.

“Consideration Fund” has the meaning set forth in Section 3.5(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract or agreement.

“Controlled Group Date” has the meaning set forth in Section 6.12.

“Converted RSUs” has the meaning set forth in Section 3.7(d).

“D&O Indemnitee” has the meaning set forth in Section 6.7(a).

“D&O Insurance” has the meaning set forth in Section 6.7(b).

“Debt Commitment Letter” has the meaning set forth in Section 5.14.

“Debt Financing” has the meaning set forth in Section 5.14.

“Debt Financing Agreements” has the meaning set forth in Section 6.15(b).

15

“Designated Entity” has the meaning set forth in the Recitals.

“Dissenting Shareholder” means a holder of Dissenting Shares.

“Dissenting Shares” means Broadcom Common Shares that have not been voted for approval of this Agreement and with respect to which a demand for purchase of such Broadcom Common Shares for fair market value has been properly made in accordance with Chapter 13 of the CGCL.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Part 800.

“Effective Times” has the meaning set forth in Section 2.4(a).

“Election Deadline” has the meaning set forth in Section 3.4(b).

“Election Mailing Date” has the meaning set forth in Section 3.4(a).

“Election Record Date” has the meaning set forth in Section 3.4(a).

“Elections” has the meaning set forth in Section 3.4(a).

“Employees” has the meaning set forth in Section 6.5(a).

“Environmental Claim” means any claim, action, cause of action, suit, Proceeding, investigation, order, demand or notice by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) any violation or alleged violation of Environmental Law or (b) the presence, or Release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, now or in the past.

“Environmental Laws” means all Laws relating to pollution, Materials of Environmental Concern, or to the protection of the environment or human health.

“Equity Award Consideration” means an amount equal to the sum of (i) the Normalized Cash Consideration and (ii) the Normalized Stock Consideration Value.

“Equity Electing Shares” means the number of Stock Electing Shares plus the number of Unit Electing Shares.

“Equity Interests” means capital stock or issued shares of any class or any other ownership interest of a Person or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any capital stock or issued shares or any other ownership interest of a Person, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire capital stock or issued shares or any other ownership interest of a Person or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock or issued shares or any other ownership interest of a Person.

16

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Broadcom or any of its Subsidiaries would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“ESPP” means Broadcom’s 1998 Employee Stock Purchase Plan, including the 2007 International Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exercise Date” has the meaning set forth in Section 6.11.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Finance Holdco” has the meaning set forth in the Preamble.

“Financing Information” means (i) (A) audited consolidated balance sheets and related statements of income and cash flows of Broadcom for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income and cash flows of Broadcom for each subsequent fiscal quarter ended at least forty five (45) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), and (C) for the periods required by Rule 3-05(b)(2) of Regulation S-X, any additional audited and unaudited financial statements for significant completed or probable acquisitions required by Rule 3-05(b) of Regulation S-X; (ii) all other financial statements, financial data, audit reports and other information regarding Broadcom and its Subsidiaries reasonably requested by the Financing Sources of a type and form and for periods, in each case, customarily included in offering documents and syndication materials used to syndicate credit facilities of the type to be included in the Debt Financing and in offering documents used in private placements of securities under Rule 144A of the Securities Act (it being understood that none of such information need include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A) to consummate the Debt Financing by Avago; (iii) the financial information of Broadcom and its Subsidiaries necessary to prepare the pro forma financial information for historical periods; (iv) information (including, subject to the receipt of customary non-reliance letters, reasonable efforts to make available reports prepared by third parties) reasonably requested by the Financing Sources in connection with the Marketing Material; and (v) such other information relating to Broadcom and its Subsidiaries as is reasonably requested in connection with the Debt Financing to the extent such information is regularly prepared in the ordinary course of Broadcom’s business or otherwise readily available without causing any material delay.

17

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated hereby and their respective Affiliates, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements relating thereto.

“Foreign Antitrust Approvals” has the meaning set forth in Section 6.9(a).

“Foreign Benefit Plans” means benefit plans that are comparable to Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of Broadcom or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which Broadcom or its Subsidiaries is required to contribute, in either case, under applicable Law.

“Form of Election” has the meaning set forth in Section 3.4(a).

“GAAP” has the meaning set forth in Section 4.5(b).

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality.

“Half of Outstanding Shares” means a number equal to one half ( 1⁄2) of the Broadcom Common Shares issued and outstanding as of immediately prior to the Cash/Stock Effective Time.

“Holdco” has the meaning set forth in the Preamble.

“Holdco Ordinary Shares” means the duly authorized, validly issued, fully paid ordinary shares in the capital of Holdco.

“Holdco Plans” has the meaning set forth in Section 6.5(d).

“Holdco Restricted Ordinary Shares” means the duly authorized, validly issued, fully paid restricted ordinary shares in the capital of Holdco, which such shares shall have rights and preferences consistent with the terms set forth on Schedule 1.1 hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Initial Extended Termination Date” has the meaning set forth in Section 8.1(b).

18

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including all rights in (i) patents, including utility models, industrial designs and design patents, and applications relating therefor (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any patents or patent applications, as well as all related foreign patent or patent applications that are counterparts to such patents or patent applications (collectively, “Patents”), (ii) trademarks, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, corporate names, brand names, collective membership marks, certification marks, and other forms of indicia of origin, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) uniform resource locators, Internet domain names and Internet domain name applications, (iv) rights in works of authorship including any copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (v) Technology, mask work rights or equivalents, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, and (vi) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Intermediate Holdco” has the meaning set forth in the Preamble.

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” has the meaning set forth in Section 6.19(a).

“Joinder” has the meaning set forth in Section 9.1.

“Knowing and Intentional Material Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or deliberate omission to act undertaken by the breaching party with the actual knowledge of any such breaching party’s members of its board of directors (or equivalent governing body) or executive officers that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a material breach of this Agreement.

“Knowledge” means, as of the date of determination, the actual knowledge of (i) with respect to Broadcom, the Persons set forth on Section 1.1 of the Broadcom Disclosure Schedule and (ii) with respect to the Avago Parties, the Persons set forth on Section 1.1 of the Avago Disclosure Schedule.

“Latham” has the meaning set forth in Section 1.2.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

19

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance (excluding covenants not to assert under, licenses of or other grants of rights to exploit Intellectual Property) or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lower Holdco” has the meaning set forth in Section 6.1(f).

“Marketing Material” means each of the following: (i) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of Broadcom and its Subsidiaries, including all information relating to the transactions contemplated hereunder; (ii) a customary “road show presentation” and a preliminary and final prospectus, pricing term sheet, offering memorandum or private placement memorandum, as the case may be, that is suitable for use in a customary “road show,” which prospectus, offering memorandum or private placement memorandum will be in a form that will enable the independent registered public accountants of Broadcom to render a customary “comfort letter” (including customary “negative assurances”) on the Closing Date; and (iii) such other marketing material as is contemplated by the Debt Commitment Letter or reasonably requested by Avago or its Financing Sources in connection with the syndication or other marketing of the Available Financing.

“Marketing Period” means the first period of fifteen (15) consecutive calendar days after which Avago and its Financing Sources shall have had access to all requested Required Financial Information; provided that (a) such period shall (i) end on or prior to August 21, 2015 or commence on or after September 8, 2015, (ii) exclude November 26, 2015 and November 27, 2015 and (iii) end on or prior to December 21, 2015 or commence on or after January 4, 2016 and (b) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

“Material Contract” has the meaning set forth in Section 4.8(a).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances regulated due to a potential adverse effect on human health or the environment.

“Maximum Cash Amount” means cash in an amount equal to $54.50, without interest.

“Maximum Equity Amount” means 0.4378.

“Merger Subs” has the meaning set forth in the Preamble.

“Minimum Unit Election Condition” has the meaning set forth in Section 2.3.

20

“Nasdaq” means the Nasdaq Global Select Market or in the event that the Nasdaq Global Select Market is no longer the principal U.S. trading market for the Avago Ordinary Shares, the Holdco Ordinary Shares or the Broadcom Common Shares, respectively, such other principal U.S. national securities exchange registered under the Exchange Act on which the Avago Ordinary Shares, the Holdco Ordinary Shares or the Broadcom Common Shares, respectively, is then traded.

“Nasdaq Rules” means the rules and regulations of the Nasdaq Global Market or in the event that the Nasdaq Global Select Market is no longer applicable to Avago, Broadcom or Holdco, then with respect to such Person, the rules of such other principal U.S. national securities exchange registered under the Exchange Act on which such Person’s capital stock is then traded.

“New LP” has the meaning set forth in the Preamble.

“Nominee” means the nominee, as initially named on Section 1.1 of the Avago Disclosure Schedule and as may be replaced from time to time pursuant to the Nominee Agreement, holding Holdco Ordinary Shares as nominee until the Avago Effective Time.

“Nominee Agreement” has the meaning set forth in the Preamble.

“Non-Electing Shares” means all Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time as to which none of (x) a valid Election to receive cash in the Cash/Stock Merger, (y) a valid Election to receive Holdco Ordinary Shares in the Cash/Stock Merger, or (z) a valid Election to receive Units in the Unit Merger or, alternatively, Holdco Restricted Ordinary Shares in the Cash/Stock Merger has been made.

“Normalized Cash Consideration” means one half ( 1⁄2) of the Maximum Cash Amount.

“Normalized Stock Consideration” means a number of Holdco Ordinary Shares equal to one half ( 1⁄2) of the Maximum Equity Amount.

“Normalized Stock Consideration Value” means the product of (i) the Normalized Stock Consideration and (ii) the Avago Measurement Price.

“Obligations” has the meaning set forth in Section 9.15.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Out-of-Pocket Repatriation Taxes” has the meaning set forth in Section 6.16(b).

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Partnership” means any partnership, joint venture or similar entity in connection with which Broadcom or any of its Subsidiaries directly or indirectly holds an ownership interest in such entity.

21

“Partnership Agreement” means the Amended and Restated Exempted Limited Partnership Agreement of New LP substantially in the form attached hereto as Exhibit D.

“Patents” has the meaning set forth in Section 1.1.

“Permits” has the meaning set forth in Section 4.17.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or for which adequate reserves (as determined in accordance with GAAP) have been established on the Broadcom Balance Sheet, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business (including, with respect to the design, development, construction, renovation or modification of the Owned Real Property and any improvements thereon) with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (iii) Liens reflected in the Broadcom Balance Sheet or Avago Balance Sheet, as applicable, (iv) with respect to any Real Property Lease, Liens that affect landlord’s interest in such Real Property Lease that do not materially impair the value or use of such Real Property Lease or are being contested in the ordinary course of business in good faith, (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity, and (vi) with respect to the Owned Real Property, minor title defects or irregularities that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of Broadcom and its Subsidiaries as presently conducted or are being contested in the ordinary course of business in good faith.

“Person” means any natural person or any corporation, partnership, limited company, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Entity.

“Proxy Statement/Prospectus” means a definitive proxy statement/prospectus (including the related preliminary proxy statement and any amendment or supplement thereto), relating to the Transactions, the issuance of Holdco Ordinary Shares and Units and this Agreement to be sent to (i) the shareholders of Broadcom relating to the Broadcom Shareholder Meeting and (ii) the shareholders of Avago relating to the Avago Shareholder Meeting.

“Real Property Lease” means any lease, sublease, license or other occupancy agreement to which Broadcom or any of its Subsidiaries is a party as tenant for real property.

“Registration Statement” has the meaning set forth in Section 6.8(a).

22

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Financial Information” means: (a) audited consolidated balance sheets and related statements of income and cash flows of Broadcom and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, and (b) unaudited consolidated balance sheets at the end of, and related statements of income and cash flows of Broadcom and its consolidated Subsidiaries for, each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year). subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least forty-five (45) days before the Closing Date (in the case of this clause (b), without footnotes) together with the consolidated balance sheet and related statements of income and cash flows of Broadcom and its consolidated Subsidiaries for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(d).

“SCA” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Singapore Court” means the High Court of the Republic of Singapore, or where applicable on appeal, the Court of Appeal of the Republic of Singapore.

“Singapore Court Order” means the order of the Singapore Court sanctioning the Avago Scheme under Section 210 of the SCA.

“Skadden” has the meaning set forth in Section 6.19(a).

“Software License Agreement” means (i) with respect to Broadcom, a non-exclusive software license agreement entered into by Broadcom or any of its Subsidiaries and a third party in conjunction with such third party’s purchase or use of Broadcom Products, and (ii) with respect to Avago, a non-exclusive software license agreement entered into by Avago or any of its Subsidiaries and a third party in conjunction with such third party’s purchase or use of Avago Products.

“Solvent” has the meaning set forth in Section 5.17.

“Stock Electing Share” means Broadcom Common Shares issued and outstanding immediately prior to the Cash/Stock Effective Time as to which a valid Election has been made to receive Holdco Ordinary Shares in the Cash/Stock Merger; provided, that if the Minimum Unit Election Condition is not satisfied, all Unit Electing Shares shall be deemed Stock Electing Shares.

23

“Stock Proration Fraction” means, if the number of Equity Electing Shares exceeds Half of Outstanding Shares, the quotient derived by dividing (x) a number equal to (i) Half of Outstanding Shares less (ii) the number of Unit Electing Shares, by (y) the number of Stock Electing Shares; provided, however, that if the number of Unit Electing Shares is equal to or greater than Half of Outstanding Shares, the Stock Proration Fraction is zero (0); provided, further, that if the number of Equity Electing Shares is equal to or less than Half of Outstanding Shares, the Stock Proration Fraction is one (1).

“Subsidiary” means, as to any Person, any corporation, partnership, limited company, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) of which such Person controls the composition of the board of directors in the manner described in section 5(2) of the SCA.

“Support Agreements” has the meaning set forth in the Recitals.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, semiconductor design information, including, bills of material, build instructions, test instructions, test reports, performance data, tooling requirements, procedures, manufacturing processes, packaging and other specifications, verification tools, development tools, technical data, software, algorithms, subroutines, methods, techniques, URLs, IP cores, net lists, photomasks, drawings, graphics, documentation (including lab notebooks, instruction manuals, samples, studies and summaries), databases and data collections, advertising copy, marketing materials, product roadmaps, personnel information, supplier information, customer lists, customer contact and registration information, customer correspondence, customer purchasing histories and any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

24

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Third Party” means any Person or group other than any Avago Party and their respective Affiliates and Representatives and Broadcom and its Affiliates and Representatives.

“Total Unit Election Condition” has the meaning set forth in Section 2.2.

“Transactions” has the meaning set forth in Section 2.3.

“Underwater Option” means each Broadcom Stock Option with an exercise price equal to or greater than the Equity Award Consideration as of immediately prior to the Closing.

“Unit” means interests of New LP represented by one (1) exchangeable limited partnership unit having rights and privileges as set forth in the Partnership Agreement.

“Unit California Merger Agreement” means an Agreement of Merger in connection with the Unit Merger substantially in the form attached hereto as (i) if the Total Unit Election Condition is not satisfied, Exhibit C-1 and (ii) if the Total Unit Election Condition is not satisfied, Exhibit C-2.

“Unit Effective Time” has the meaning set forth in Section 2.4(a).

“Unit Electing Shares” means Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time as to which a valid Election has been made to receive Units in the Unit Merger or alternatively, Holdco Restricted Ordinary Shares in the Cash/Stock Merger, provided, that if the Minimum Unit Election Condition is not satisfied, the number of Unit Electing Shares shall be deemed to be zero (0).

“Unit Merger” has the meaning set forth in Section 2.3.

“Unit Merger Sub” has the meaning set forth in the Preamble.

“United States” or “U.S.” means the United States of America.

Section 1.2 Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, clauses, paragraphs, exhibits and schedules are to the articles, sections, clauses and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

25

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

When used in reference to information or documents, other than with respect to any information or documents publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System or with respect to the Debt Commitment Letter, the phrase “made available” or “delivered” means that the information or documents referred to (A) has been actually delivered by email transmission by Broadcom and/or any of its Representatives to Avago and/or any of its Representatives or by Avago and/or any of its Representatives to Broadcom and/or any of its Representatives, as applicable, (B) has been made disclosed in person to Latham & Watkins LLP (“Latham”), counsel to Avago, by Skadden, at Skadden’s offices in Palo Alto, California on May 22, 2015 or May 25, 2015 or (C) have been made available in the virtual data room established by Broadcom or the Avago Parties, as applicable, in each of clauses (A), (B) and (C), for the purposes of the transactions contemplated by this Agreement no later than 11:59 p.m. (California Time) on the date which is one (1) Business Day prior to the date of this Agreement.

When used in reference to any document that has been “made available” or “delivered”, the phrase “copy” of such document means a true and complete copy of such document which conforms to its original.

With respect to any Avago Party that executes a Joinder following the date of this Agreement, any representations or warranties of such Avago Party set forth in this Agreement which are made on and as of the date of this Agreement shall be deemed to be made on and as of the date of such Joinder.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE TRANSACTIONS

Section 2.1 The Avago Scheme of Arrangement. At the Avago Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the SCA, all of the issued Avago Ordinary Shares will be transferred from the holders of such issued Avago Ordinary Shares (the “Avago Shareholders”) to Finance Holdco, as the Designated Entity, fully paid, free from all Liens and together with all rights, benefits and entitlements attaching thereto as at the date of this Agreement and thereafter attaching thereto, in

26

consideration of which Holdco shall allot and issue to the Avago Shareholders one fully paid Holdco Ordinary Share (the “Avago Scheme Consideration”) for each such Avago Ordinary Share transferred to Finance Holdco, pursuant to a scheme of arrangement to be implemented by Avago under Singapore law in accordance with Section 210 of the SCA and the terms and conditions of this Agreement (the “Avago Scheme”). From and after the Avago Effective Time, each existing share certificate representing a former holding of Avago Ordinary Shares by or on behalf of the Avago Shareholders (an “Avago Certificate”) will cease to be evidence of title of the Avago Ordinary Shares represented thereby and Holdco shall issue and deliver to each Avago Shareholder new share certificates to evidence its title to the Holdco Ordinary Shares issued in exchange therefor in accordance with Section 2.10 below.

Section 2.2 The Cash/Stock Merger. At the Cash/Stock Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Cash/Stock Merger Sub shall be merged with and into Broadcom (the “Cash/Stock Merger”), the separate corporate existence of Cash/Stock Merger Sub shall cease and Broadcom shall continue as the surviving corporation and as an indirect wholly-owned Subsidiary of Holdco and a direct, wholly-owned Subsidiary of Lower Holdco; provided, however, that if 100% of the Broadcom Common Shares are Unit Electing Shares (the “Total Unit Election Condition”), then the Cash/Stock Merger shall not be consummated by the applicable Avago Parties and Broadcom, and the “Transactions” shall refer solely to the Unit Merger and the Avago Scheme for each instance used herein.

Section 2.3 The Unit Merger. At the Unit Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, and solely if Fifteen Million (15,000,000) or more of the Broadcom Common Shares are Unit Electing Shares (the “Minimum Unit Election Condition”), then Unit Merger Sub shall be merged with and into Broadcom (the “Unit Merger” and, together with the Cash/Stock Merger and the Avago Scheme, the “Transactions”), the separate corporate existence of Unit Merger Sub shall cease and Broadcom shall continue as the surviving corporation and as a wholly owned subsidiary of Lower Holdco; provided, however, that if the Minimum Unit Election Condition is not satisfied, the Unit Merger shall not be consummated by the applicable Avago Parties and Broadcom and the “Transactions” shall refer solely to the Cash/Stock Merger and the Avago Scheme for each instance used herein. Broadcom, as the surviving corporation after the Cash/Stock Merger is hereinafter sometimes referred to as the “Broadcom Interim Surviving Corporation” and, if consummated, Broadcom, as the surviving corporation after the Unit Merger is hereinafter sometimes referred to as the “Broadcom Surviving Corporation” (and if either the Cash/Stock Merger or the Unit Merger is not consummated, all references herein to the “Broadcom Surviving Corporation” shall be deemed to be references to the “Broadcom Interim Surviving Corporation”).

Section 2.4 Effective Times.

(a) Subject to the terms of this Agreement and the California Merger Agreements, on the Closing Date, each of the following filings shall be made in the following sequence: (i) a copy of the Singapore Court Order shall be lodged with ACRA, (ii) if the Total Unit Election Condition is not satisfied, the Cash/Stock California Merger Agreement in the form of Exhibit B attached hereto (subject to such changes as may be mutually agreed to by

27

Avago and Broadcom and approved by the board of directors of each of Cash/Stock Merger Sub and Broadcom), together with an officers’ certificate satisfying the applicable requirements of the CGCL, shall be duly executed and acknowledged by Broadcom and Cash/Stock Merger Sub and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL and (iii) if the Minimum Unit Election Condition is satisfied, the Unit California Merger Agreement in the form of Exhibit C attached hereto (subject to such changes as may be mutually agreed to by Avago and Broadcom and approved by the board of directors of each of Unit Merger Sub and Broadcom), together with an officers’ certificate satisfying the applicable requirements of the CGCL, shall be duly executed and acknowledged by Broadcom and Unit Merger Sub and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL.

(b) (i) The Avago Scheme shall become effective upon the lodgment of the Singapore Court Order with ACRA (such time as the Avago Scheme becomes effective, the “Avago Effective Time”), (ii) immediately following the Avago Scheme becoming effective, if the Total Unit Election Condition is not satisfied, the Cash/Stock Merger shall become effective at such time as a properly executed copy of the Cash/Stock California Merger Agreement is duly filed with the Secretary of State of the State of California in accordance with the CGCL or such later time as Broadcom and Cash/Stock Merger Sub may agree upon (but in all events after the Avago Scheme has become effective and before the Unit Effective Time) and as set forth in the Cash/Stock California Merger Agreement (such time as the Cash/Stock Merger becomes effective, the “Cash/Stock Effective Time”), and (iii) if the Total Unit Election Condition is not satisfied, immediately following the consummation of the Cash/Stock Merger, if the Minimum Unit Election Condition is satisfied, the Unit Merger shall become effective at such time as a properly executed copy of the Unit California Merger Agreement is duly filed with the Secretary of State of the State of California in accordance with the CGCL (such time as the Unit Merger becomes effective, the “Unit Effective Time,” together with the Cash/Stock Effective Time, the “Broadcom Effective Times” and such times as the Transactions become effective being the “Effective Times”).

Section 2.5 Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, at 7:00 A.M., California time, on a date to be mutually agreed by the parties, which shall be no later than the later of (a) the date that is two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (b) the date that is five (5) Business Days following the Election Deadline, provided, that, if the Marketing Period has not begun or ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, provided, that such conditions are reasonably capable of being satisfied), the Closing shall not occur until the earlier to occur of (x) a date during the Marketing Period specified by Avago on no less than three (3) Business Days’ written notice to Broadcom (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if the Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (y) the third (3rd) Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII

28

for the Closing as of the date determined pursuant to this proviso); provided, further, that, in the event that the Closing would otherwise be within the ten (10) Business Day period prior to the closing of any Avago fiscal quarter, at Avago’s written election delivered to Broadcom no later than three (3) Business Days prior to the date on which the Closing would have otherwise occurred (and provided, that (i) such election shall be irrevocable and effective as of 7:00 A.M., California time on the date on which the Closing would have otherwise occurred, and (ii) upon effectiveness thereof, each of the conditions to the obligations of the Avago Parties set forth in Article VII (other than Section 7.1(b)), including in Section 7.1 (other than Section 7.1(b)) and Section 7.2, shall be deemed to have been fulfilled in all respects, but solely with respect to the Avago Parties and not with respect to, in the case of Section 7.1, Broadcom), the Closing shall take place as of the opening of business on the first Business Day of the immediately succeeding fiscal quarter (provided, that such first Business Day of the immediately succeeding fiscal quarter occurs prior to the Termination Date (as the same may have been extended in accordance with Section 8.1(b)(i))), unless another time, date or place is agreed to in writing by Avago and Broadcom (such date on which the Closing is to take place being the “Closing Date”).

Section 2.6 Effects of the Transactions. At the Effective Times, the effects of the Transactions shall be as provided in this Agreement and the SCA, the California Merger Agreements and the applicable provisions of the CGCL, as the case may be. Without limiting the generality of the foregoing, and subject thereto, (a) at the Avago Effective Time, all of the issued Avago Ordinary Shares will be transferred to Finance Holdco, as the Designated Entity, fully paid, free from all Liens and together with all rights, benefits and entitlements attaching thereto as at the date of this Agreement and thereafter attaching thereto, (b) if the Cash/Stock Merger occurs, at the Cash/Stock Effective Time, all the property, rights, privileges, powers and franchises of Broadcom and Cash/Stock Merger Sub shall vest in the Broadcom Interim Surviving Corporation, and all debts, liabilities and duties of Broadcom and Cash/Stock Merger Sub shall become the debts, liabilities and duties of the Broadcom Interim Surviving Corporation and (c) if the Unit Merger occurs, at the Unit Effective Time, all the property, right, privileges, powers and franchises of the Broadcom Interim Surviving Corporation and Unit Merger Sub shall vest in the Broadcom Surviving Corporation, and all debts, liabilities and duties of the Broadcom Interim Surviving Corporation and Unit Merger Sub shall become the debts, liabilities and duties of the Broadcom Surviving Corporation.

Section 2.7 Charter Documents.

(a) Subject to Section 6.7, if the Cash/Stock Merger occurs, the articles of incorporation of the Broadcom Interim Surviving Corporation, shall at the Cash/Stock Effective Time, without further action, be amended in their entirety to conform to the articles of incorporation of Cash/Stock Merger Sub in effect as of immediately prior to the Cash/Stock Effective Time, except that the name of the Broadcom Interim Surviving Corporation shall be “Broadcom Corporation”, until thereafter amended in accordance with the CGCL and as provided in such articles of incorporation.

(b) Subject to Section 6.7, if the Unit Merger occurs, the articles of incorporation of Broadcom (if the Cash/Stock Merger does not occur) or the Broadcom Interim Surviving Corporation (if the Cash/Stock Merger does occur), as the case may be, shall at the Unit Effective Time, without further action, be amended in their entirety to conform to the

29

articles of incorporation of Unit Merger Sub as of immediately prior to the Unit Effective Time, except that the name of the Broadcom Surviving Corporation shall be “Broadcom Corporation”, until thereafter amended in accordance with the CGCL and as provided in such articles of incorporation.

(c) Subject to Section 6.7, if the Cash/Stock Merger occurs, the bylaws of Cash/Stock Merger Sub, as in effect immediately prior to the Cash/Stock Effective Time, shall be the bylaws of the Broadcom Interim Surviving Corporation until thereafter amended in accordance with the CGCL and as provided in such bylaws.

(d) Subject to Section 6.7, if the Unit Merger occurs, the bylaws of Broadcom (if the Cash/Stock Merger does not occur) or the Broadcom Interim Surviving Corporation (if the Cash/Stock Merger does occur), as the case may be, as in effect immediately prior to the Unit Effective Time, shall be the bylaws of the Broadcom Surviving Corporation until thereafter amended in accordance with the CGCL and as provided in such bylaws.

(e) Prior to the Closing, the Avago Parties shall cause the partnership agreement of New LP to be amended and restated to be substantially in the form of the Partnership Agreement, together with such amendments or modifications thereto (i) as are necessary, desirable or appropriate to effect the transactions contemplated by the Agreement or (ii) for which Broadcom has provided its prior consent (such consent not to be unreasonably withheld, conditioned or delayed), until thereafter amended in accordance with applicable Law and the Partnership Agreement.

(f) Prior to the Closing, the Avago Parties shall cause the memorandum and articles of association of Holdco to be amended, modified or restated to be in a form substantially similar to the Avago Charter (as amended, the “Amended Holdco Charter”), together with such amendments or modifications thereto (i) as are necessary, desirable or appropriate to effect the transactions contemplated by the Agreement or (ii) for which Broadcom has provided its prior consent (such consent not to be unreasonably withheld, conditioned or delayed), until thereafter amended in accordance with applicable Law and the memorandum and articles of association of Holdco so adopted.

(g) Prior to the Closing, the Avago Parties shall use reasonable best efforts to provide holders of Units (through the issuance of any Equity Interests of Holdco, a voting trust or otherwise), to the extent permitted by Law, with one (1) vote for each such Unit held on all matters submitted to a vote of the holders of Class A Ordinary Shares of Holdco.

Section 2.8 Directors and Officers.

(a) The directors of Cash/Stock Merger Sub, as of immediately prior to the Cash/Stock Effective Time shall, from and after the Cash/Stock Effective Time, be the directors of the Broadcom Interim Surviving Corporation and shall, if the Unit Merger occurs, from and after the Unit Effective Time, be the directors of the Broadcom Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of the Broadcom Interim Surviving Corporation or the Broadcom Surviving Corporation (as applicable).

30

(b) The officers of Cash/Stock Merger Sub at the Cash/Stock Effective Time (or if the Cash/Stock Merger does not occur, the Unit Effective Time) shall, from and after the Cash/Stock Effective Time (or if the Cash/Stock Merger does not occur, the Unit Effective Time), be the initial officers of the Broadcom Interim Surviving Corporation and shall, if the Unit Merger occurs, from and after the Unit Effective Time, be the initial officers of the Broadcom Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of the Broadcom Interim Surviving Corporation or the Broadcom Surviving Corporation (as applicable).

Section 2.9 Holdco’s Officers and Board of Directors; Holdco’s Name. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors of Avago immediately before the Avago Effective Time shall be the directors of Holdco immediately after the Avago Effective Time, except that two (2) directors of Broadcom, designated by Avago prior to the Avago Effective Time, shall be appointed directors of Holdco immediately following the Broadcom Effective Times. The officers of Avago immediately prior to the Avago Effective Time shall, from and after the Avago Effective Time, be the officers of Holdco until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with Holdco’s Charter Documents. Holdco’s name will be changed to “Broadcom Limited” promptly after the Effective Times.

Section 2.10 Exchange Procedures for Avago Ordinary Shares.

(a) At or immediately after the Avago Effective Time, Avago shall cause Holdco to, and Holdco shall, deposit with the Exchange Agent, acting as exchange agent and solely for the account and benefit of the former holders of Avago Ordinary Shares at the Avago Effective Time, for exchange in accordance with Section 2.1, certificates or book entry shares representing the full number of Holdco Ordinary Shares issuable pursuant to Section 2.1 in exchange for outstanding Avago Ordinary Shares (such Holdco Ordinary Shares, the “Avago Consideration Fund”).

(b) Promptly after the Avago Effective Time (and in any event within five (5) Business Days after the Avago Effective Time), Avago shall cause the Exchange Agent to mail to each holder of record of Avago Certificates or Avago Ordinary Shares held in book entry form (“Avago Book Entry Shares”) whose shares were converted into the right to receive the Avago Scheme Consideration pursuant to Section 2.1: (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of the Avago Certificates or transfer of the Avago Book Entry Shares in exchange for payment of the Avago Scheme Consideration, the form and substance of which letter of transmittal and instructions shall be in a form prepared by Avago prior to the Closing. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of an Avago Book Entry Share or surrender of an Avago Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Avago Book Entry Share or Avago Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Avago Scheme Consideration, if any, in each case pursuant to the provisions of this Article II and Section 3.9, and the Avago Book Entry Share so transferred

31

or Avago Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Avago Book Entry Shares or Avago Certificates in connection with, or accrued on, the Avago Scheme Consideration. If any Avago Scheme Consideration is to be paid to a Person other than a Person in whose name the Avago Book Entry Share transferred or Avago Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Avago Scheme Consideration to a Person other than the registered holder of the Avago Book Entry Share transferred or Avago Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(c) At and after the Avago Effective Time, there shall be no transfers on the register of transfer of Avago of Avago Ordinary Shares that were outstanding immediately prior to the Avago Effective Time. If, after the Avago Effective Time, Avago Certificates or Avago Book Entry Shares are presented to Holdco, Avago or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Avago Scheme Consideration pursuant to this Article II, except as otherwise provided by Law.

(d) Any portion of the Avago Consideration Fund that remains unclaimed by the former holders of Avago Common Shares one (1) year after the Avago Effective Time shall be delivered to Holdco. Any holders of Avago Certificates or Avago Book Entry Shares who have not theretofore complied with this Article II with respect to such Avago Certificates or Avago Book Entry Shares shall thereafter look only to Holdco for payment of their claim for the Avago Scheme Consideration in respect thereof.

(e) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of Avago Scheme Consideration from the Avago Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Avago Certificate or Avago Book Entry Share shall not have been surrendered or transferred prior to the date on which any Avago Scheme Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any Avago Scheme Consideration in respect of such Avago Certificate or Avago Book Entry Share shall, to the extent permitted by applicable Law, become the property of Holdco, and any holder of such Avago Certificate or Avago Book Entry Share who has not theretofore complied with this Article II with respect thereto shall thereafter look only to Holdco for payment of their claim for Avago Scheme Consideration in respect thereof.

(f) If any Avago Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Holdco and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Avago Certificate, the Avago Scheme Consideration to which such Person is entitled in respect of such Avago Certificate pursuant to this Article II; provided, however, that Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Avago Certificate to deliver a bond in such reasonable and customary amount as Holdco may direct as indemnity against any claim that may be made against Holdco, the Avago Parties or the Exchange Agent with respect to the Avago Certificate alleged to have been lost, stolen or destroyed.

32

(g) No dividends or other distributions with respect to Holdco Ordinary Shares with a record date after the Avago Effective Time shall be paid to the holder of any Avago Certificate or Avago Book Entry Share formerly representing Avago Ordinary Shares until the surrender of such Avago Certificate or Avago Book Entry Share in accordance with this Article II. Subject to applicable Law, following surrender of any such Avago Certificate or Avago Book Entry Share, there shall be paid to the holder of the Holdco Ordinary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Avago Effective Time theretofore paid with respect to such whole Holdco Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Avago Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to Holdco Ordinary Shares.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 3.1 Effect on Capital Stock of Broadcom, Cash/Stock Merger Sub and Unit Merger Sub. By virtue of the Cash/Stock Merger (if the Total Unit Election Condition has not been satisfied) and the Unit Merger (if the Minimum Unit Election Condition has been satisfied), and without any action on the part of Broadcom, Cash/Stock Merger Sub, Unit Merger Sub or any holder of Broadcom Common Shares:

(a) At the Cash/Stock Effective Time (if the Cash/Stock Merger occurs) or the Unit Effective Time (if the Cash/Stock Merger does not occur), as the case may be, all Broadcom Common Shares that are held by Broadcom as treasury stock prior to the Cash/Stock Effective Time or the Unit Effective Time, as the case may be, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to Sections 3.1(a), 3.3, 3.4 and 3.6, each Broadcom Common Share issued and outstanding immediately prior to the Cash/Stock Effective Time (if the Cash/Stock Merger occurs) or the Unit Effective Time (if the Cash/Stock Merger does not occur), as the case may be (including any Broadcom Common Shares held in a Benefit Plan or related trust):

(i) if such share is a Cash Electing Share or Non-Electing Share shall, at the Cash/Stock Effective Time, be cancelled and extinguished and automatically converted into the right to receive (1) cash in an amount equal to the product of (x) the Maximum Cash Amount and (y) the Cash Proration Fraction; and (2) a number of Holdco Ordinary Shares equal to the product of (x) the Maximum Equity Amount and (y) a number equal to (I) one (1) minus (II) the Cash Proration Fraction;

33

(ii) if such share is a Stock Electing Share, and

(1) if the number of Unit Electing Shares is equal to or exceeds Half of Outstanding Shares, then at the Cash/Stock Effective Time, such Stock Electing Share shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Maximum Cash Amount;

(2) if the number of Equity Electing Shares is equal to or less than Half of Outstanding Shares, then at the Cash/Stock Effective Time, such Stock Electing Share shall be cancelled and extinguished and automatically converted into the right to receive a number of Holdco Ordinary Shares equal to the Maximum Equity Amount;

(3) if the number of Unit Electing Shares is less than Half of Outstanding Shares, but the number of Equity Electing Shares exceeds Half of Outstanding Shares, then at the Cash/Stock Effective Time, such Stock Electing Share shall be cancelled and extinguished and automatically converted into the right to receive (A) a number of Holdco Ordinary Shares equal to the product of (x) the Maximum Equity Amount and (y) the Stock Proration Fraction; and (B) cash in an amount equal to the product of (x) the Maximum Cash Amount and (y) a number equal to (I) one (1) minus (II) the Stock Proration Fraction;

(iii) if such share is a Unit Electing Share, and

(1) if the IRS Ruling has been obtained, then, at the Cash/Stock Effective Time, each Unit Electing Share shall be cancelled and extinguished and automatically converted into the right to receive a number of Holdco Restricted Ordinary Shares equal to the Maximum Equity Amount; or

(2) if the IRS Ruling has not been obtained, then (A) at the Cash/Stock Effective Time (if the Cash/Stock Merger occurs), (I) if such Unit Electing Share is a Class A Common Share, then such Unit Electing Share shall remain outstanding as one Class A Common Share of the Broadcom Interim Surviving Corporation and (II) if such Unit Electing Share is a Class B Common Share, then such Unit Electing Share shall remain outstanding as one Class B Common Share of the Broadcom Interim Surviving Corporation and (B) at the Unit Effective Time, such Unit Electing Share (including as remaining outstanding as a Class A Common Share or Class B Common Share of the Broadcom Interim Surviving Corporation under clause (1)(A) of this Section 3.1(b)(iii)) shall be cancelled and extinguished and automatically converted into the right to receive a number of Units equal to the Maximum Equity Amount;

34

(c) At the Unit Effective Time, the Unit Electing Shares, and at the Cash/Stock Effective Time, all Broadcom Common Shares that are not Unit Electing Shares, that are issued and outstanding shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such Broadcom Common Shares (a “Broadcom Certificate”) or Broadcom Common Shares held in book entry form (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 3.1(b), the Broadcom Merger Consideration (or, if applicable, the consideration provided in Section 3.3 or Section 3.6) and any other amounts herein provided, upon surrender of such Broadcom Certificate or Book Entry Shares, without interest.

(d) At the Cash/Stock Effective Time, each share of Class A common stock of Cash/Stock Merger Sub issued and outstanding immediately prior to the Cash/Stock Effective Time shall be converted into one Class A Common Share of the Broadcom Interim Surviving Corporation. At the Cash/Stock Effective Time, each share of Class B common stock of Cash/Stock Merger Sub issued and outstanding immediately prior to the Cash/Stock Effective Time shall be converted into one Class B Common Share of the Broadcom Interim Surviving Corporation.

(e) At the Unit Effective Time, (i) each share of Class A common stock of Unit Merger Sub issued and outstanding immediately prior to the Unit Effective Time shall be converted into one Class A Common Share of the Broadcom Surviving Corporation (ii) each share of Class B common stock of Unit Merger Sub issued and outstanding immediately prior to the Unit Effective Time shall be converted into one Class B Common Share of the Broadcom Surviving Corporation, and (iii) all Broadcom Common Shares that are held by Lower Holdco shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 3.2 Adjustments. If at any time between the date of this Agreement and the Effective Times any change in capitalization of Broadcom or any Avago Party shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into capital stock of Broadcom or any Avago Party) with a record date before or during such period, the Broadcom Merger Consideration, Maximum Cash Amount, Maximum Equity Amount and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Avago Ordinary Shares and Broadcom Common Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 3.3 Fractional Shares or Units. No certificates representing fractional Holdco Ordinary Shares or Units will be issued by virtue of the Transactions, but in lieu thereof each holder of Broadcom Common Shares that would otherwise be entitled to a fraction of a Holdco Ordinary Share (after aggregating all fractional Holdco Ordinary Shares that otherwise would be received by such holder) or Unit (after aggregating all fractional Units that otherwise would be received by such holder), as applicable, shall, upon surrender of such holder’s Broadcom Certificate(s) or Book Entry Shares or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.5(g), receive from Holdco an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction of a Holdco Ordinary Share or Unit, as applicable, and (y) the Avago Measurement Price.

35

Section 3.4 Exercise of Election by Broadcom Shareholders.

(a) Prior to the Broadcom Effective Times, Avago will designate a nationally-recognized U.S. financial institution reasonably acceptable to Broadcom to act as exchange agent in the Transactions and the Avago Scheme (the “Exchange Agent”). Broadcom, Avago and Holdco shall enter into an exchange agent agreement with the Exchange Agent setting forth the duties responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and the Exchange Agent will administer the Election process described in this Section 3.4 and the process described in Section 3.5. All elections in accordance with this Section 3.4 (“Elections”) will be made on a form designed for that purpose and mutually acceptable to Broadcom and Avago (each a “Form of Election” and collectively, “Forms of Election”); provided, that, in any event, the Form of Election shall include (a) a representation by any holder of a Unit Electing Share that such holder is not a party to and does not otherwise participate, directly or indirectly, in any Hedging Transaction (as defined in the Partnership Agreement), and (b) an acknowledgement that any such holder shall, upon accepting Units, be deemed, by virtue of acceptance of such Units and without any further action on such holder’s part, to have executed the Partnership Agreement and agreed to the rights, privileges, restrictions and conditions of the Units and to comply with the terms and restrictions of the Partnership Agreement. Avago shall deliver via mail, facsimile or other means of electronic transmission Forms of Election, together with a copy of the Proxy Statement/Prospectus in connection with the Broadcom Shareholder Meeting, as promptly as reasonably practicable following the satisfaction of each of the conditions set forth in Section 7.1(a) (Shareholder Approval), Section 7.1(c) (Antitrust), Section 7.1(d) (Registration Statement), Section 7.1(e) (Nasdaq Listing) and Section 7.1(f) (CFIUS) (the “Election Mailing Date”), to each holder of record of Broadcom Common Shares as of the close of the fifth Business Day prior to the Election Mailing Date (the “Election Record Date”). To the extent practicable, the Form of Election will permit each holder that beneficially owns Broadcom Common Shares, in more than one name or account, to specify (through appropriate and customary documentation and instructions) how to allocate the cash paid, the Holdco Ordinary Shares to be issued in the Cash/Stock Merger, and the Units to be issued in the Unit Merger among the various accounts that such holder beneficially owns. Avago and Broadcom will make available one or more Forms of Election as may be reasonably requested by any Person who becomes a holder (or beneficial owner) of Broadcom Common Shares between the Election Record Date and the close of business on the day prior to the Election Deadline.

(b) A Form of Election must be properly completed, signed, and actually received by the Exchange Agent not later than 5:00 p.m. New York City time on the date five (5) Business Days prior to Avago’s good faith estimate of the Broadcom Effective Times or such other date as may be mutually agreed to by Avago and Broadcom (such time hereinafter referred to as the “Election Deadline”) in order to be effective; provided, that Avago shall publish a press release announcing the Election Deadline at least three (3) Business Days prior to the Election Deadline; provided, further, that the Election Deadline shall not be earlier than twenty (20) Business Days after the Election Mailing Date. Any Broadcom Common Shares for which the record holder has not, prior to the Election Deadline, properly submitted a properly completed Form of Election to the Exchange Agent will be deemed to be a Non-Electing Share. Any record holder of Broadcom Common Shares who has made an Election may at any time prior to the Election Deadline change such holder’s Election by submitting a revised Form of

36

Election, properly completed, that is received by the Exchange Agent prior to the Election Deadline. After an Election has been validly made, such Election must be revoked prior to any subsequent transfer of the Broadcom Common Shares as to which such Election related, and any subsequent transfer of Broadcom Common Shares as to which such Election related shall automatically revoke such Election. In addition, all Forms of Election will automatically be revoked if the Exchange Agent is notified in writing by Avago and Broadcom that this Agreement has been terminated pursuant to Section 8.1. The Election Deadline shall only be extended by mutual agreement of Avago and Broadcom, and the parties shall promptly make a public announcement of any such agreement.

(c) The Exchange Agent will have the discretion to determine whether Forms of Election have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such determination of the Exchange Agent will be conclusive and binding absent manifest error. The Exchange Agent will not be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. Any Broadcom Common Shares with respect to which a holder is deemed to have not submitted a valid Election prior to the Election Deadline will be deemed to be a Non-Electing Share.

(d) The Exchange Agent will make all the computations contemplated by this Section 3.4, including the determination of the number of Cash Electing Shares, Stock Electing Shares, Unit Electing Shares and Non-Electing Shares, and all such computations will be conclusive and binding on the former holders of Broadcom Common Shares absent manifest error. The Exchange Agent may, with the agreement of Avago and Broadcom’s approval (such approval not to be unreasonably withheld, conditioned or delayed), make such rules as are consistent with this Section 3.4 for the implementation of the procedures provided for herein as are necessary or desirable to effect fully such procedures.

(e) In the event that this Agreement is terminated pursuant to Section 8.1, Avago will instruct the Exchange Agent to return all Broadcom Common Shares submitted or transferred to the Exchange Agent pursuant to this Section 3.4.

Section 3.5 Exchange Procedures for Broadcom Common Shares.

(a) At or immediately after the Cash/Stock Effective Time, Avago shall cause Holdco and New LP to respectively deposit with the Exchange Agent, acting as exchange agent and solely for the account and benefit of the former holders of Broadcom Common Shares at the Broadcom Effective Times, for exchange in accordance with this Article III, certificates or book entry shares representing the full number of Holdco Ordinary Shares and Units issuable pursuant to this Article III in exchange for outstanding Broadcom Common Shares. At or immediately after the Broadcom Effective Times, Avago shall provide or shall cause to be provided to the Exchange Agent all of the cash necessary to pay the aggregate amount of the Broadcom Merger Consideration payable pursuant to this Article III, including the aggregate amount of the Holdco Ordinary Shares and Units and the Aggregate Cash Consideration payable pursuant to this Article III (such Holdco Ordinary Shares, Units and Aggregate Cash Consideration, the “Consideration Fund”). In addition, Avago shall make available as necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 3.3. In the event the Consideration Fund shall be insufficient to pay the aggregate amount of the

37

Broadcom Merger Consideration payable in connection with the Transactions, including any deficiency in (i) the Aggregate Cash Consideration and (ii) the number of Holdco Ordinary Shares and Units issuable in connection with the Transactions, Avago shall promptly deliver, or cause to be delivered, additional funds, Holdco Ordinary Shares and/or Units to the Exchange Agent, in each case in an amount that is equal to such deficiency required to make such payments.

(b) Promptly after the Broadcom Effective Times (and in any event within five (5) Business Days after the Effective Times), Avago shall cause the Exchange Agent to mail to each holder of record of Broadcom Certificates or Book Entry Shares whose shares were converted into the right to receive the Broadcom Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Broadcom Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Broadcom Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Broadcom Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Broadcom Certificates or transfer of the Book Entry Shares in exchange for payment of the Broadcom Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by Broadcom and Avago and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Broadcom Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Broadcom Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Broadcom Merger Consideration and cash in lieu of the issuance of any fractional shares, if any, in each case pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Broadcom Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Broadcom Certificates in connection with, or accrued on, the Broadcom Merger Consideration or any cash paid in lieu of the issuance of any fractional shares. If any Broadcom Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Broadcom Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Broadcom Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Broadcom Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(c) Cash in the Consideration Fund shall be invested by the Exchange Agent as directed by Avago; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to holders of Broadcom Common Shares prior to the Cash/Stock Merger and Unit Merger shall be the sole and exclusive property of Avago and shall be paid to Avago. No investment of the Consideration Fund shall relieve the Avago Parties or the Exchange Agent from promptly making the payments required by this

38

Article III, and following any losses from any such investment, Avago shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of Broadcom Common Shares at the Broadcom Effective Times in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Cash/Stock Effective Time, there shall be no transfers on the stock transfer books of Broadcom of Broadcom Common Shares that were outstanding immediately prior to the Cash/Stock Effective Time. If, after the Broadcom Effective Time, Broadcom Certificates or Book Entry Shares are presented to Holdco, the Broadcom Surviving Corporation, Avago or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Broadcom Merger Consideration pursuant to this Article III, except as provided in Section 3.6 or as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Broadcom Common Shares one (1) year after the Broadcom Effective Times shall be delivered to Avago. Any holders of Broadcom Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Broadcom Certificates or Book Entry Shares shall thereafter look only to Avago for payment of their claim for Broadcom Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of Broadcom Merger Consideration from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Broadcom Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Broadcom Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any Broadcom Merger Consideration in respect of such Broadcom Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of Avago, and any holder of such Broadcom Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to Avago for payment of their claim for Broadcom Merger Consideration in respect thereof.

(g) If any Broadcom Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Holdco and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Broadcom Certificate, the Broadcom Merger Consideration to which such Person is entitled in respect of such Broadcom Certificate pursuant to this Article III; provided, however, that Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Broadcom Certificate to deliver a bond in such reasonable and customary amount as Holdco may direct as indemnity against any claim that may be made against Holdco, the Avago Parties or the Exchange Agent with respect to the Broadcom Certificate alleged to have been lost, stolen or destroyed.

39

(h) No dividends or other distributions with respect to Holdco Ordinary Shares or Units of New LP with a record date after the Broadcom Effective Times shall be paid to the holder of any Broadcom Certificate or Book Entry Share formerly representing Broadcom Common Shares, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.3, until the surrender of such Broadcom Certificate or Book Entry Share in accordance with this Article III. Subject to applicable Law, following surrender of any such Broadcom Certificate or Book Entry Share, there shall be paid to the holder of the Holdco Ordinary Shares or Units of New LP issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Holdco Ordinary Share or Unit of New LP to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Broadcom Effective Times theretofore paid with respect to such whole Holdco Ordinary Shares or Units of New LP and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Broadcom Effective Times but prior to such surrender and a payment date subsequent to such surrender payable with respect to Holdco Ordinary Shares or Units of New LP.

Section 3.6 Shares of Dissenting Shareholders. Dissenting Shares will not be converted into the right to receive that portion of the Broadcom Merger Consideration otherwise payable with respect to such Broadcom Common Shares after the Broadcom Effective Times, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CGCL. If a Dissenting Shareholder withdraws such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the CGCL or becomes ineligible for such payment and appraisal, then, as of the Broadcom Effective Times or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Broadcom Merger Consideration into which such Dissenting Shares would have been converted pursuant to Section 3.1 as if such shares were Cash Electing Shares. Each Dissenting Shareholder who, pursuant to Chapter 13 of the CGCL, becomes entitled to payment of the fair market value of the Dissenting Shares will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). Broadcom shall give Avago (a) prompt notice of any demands received by Broadcom for the purchase of Broadcom Common Shares pursuant to Chapter 13 of the CGCL and/or payment in respect thereof, attempted written withdrawals of such demands, and any other instruments served pursuant to Chapter 13 of the CGCL and received by Broadcom relating to shareholders’ demands for the purchase of Broadcom Common Shares pursuant to Chapter 13 of the CGCL with respect to the Cash/Stock Merger and the Unit Merger, and (b) the opportunity to participate in negotiations and proceedings with respect to any exercise of such rights under Chapter 13 of the CGCL, provided, that Broadcom shall direct and control any such negotiations and proceedings. Except as required by applicable Law or pursuant to an order, decree or ruling of a Governmental Entity having jurisdiction over Broadcom, Broadcom shall not (and shall not agree to), without the prior written consent of Avago, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand or to timely take any other action for the purchase of Broadcom Common Shares pursuant to Chapter 13 of the CGCL.

40

Section 3.7 Treatment of Stock Options; Restricted Stock Units; and Performance Restricted Stock Units.

(a) At the Cash/Stock Effective Time, each outstanding and unvested Broadcom Stock Option (except as set forth in Section 3.7(d) of the Broadcom Disclosure Schedule) that is held by an individual who is eligible to be included on a registration statement filed by Holdco on Form S-8 shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase that number of Holdco Ordinary Shares (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of Broadcom Common Shares subject to such Broadcom Stock Option and (B) the Normalized Stock Consideration and (y) the product of (A) the number of Broadcom Common Shares subject to such Broadcom Stock Option and (B) the quotient obtained by dividing (i) the Normalized Cash Consideration by (ii) the Avago Measurement Price, at an exercise price per Holdco Ordinary Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the Broadcom Common Shares subject to such Broadcom Stock Option by (2) the aggregate number of Holdco Ordinary Shares to be subject to such Broadcom Stock Option after giving effect to the adjustments in this Section 3.7(a) (each, as so adjusted, a “Broadcom Converted Holdco Option”). All rounding described in this Section 3.7(a) shall be done on an aggregate basis.

(b) Subject to applicable Law, the Broadcom Converted Holdco Options shall have the same vesting schedule (including any acceleration of vesting as provided in any applicable Broadcom Equity Plan, Benefit Plan, or Benefit Agreement) as the Broadcom Stock Options and otherwise shall have the same terms and conditions as such Broadcom Stock Options; provided, that Holdco shall convert Broadcom Stock Options into Broadcom Converted Holdco Options in such a manner as to ensure that the Broadcom Converted Holdco Options are not subject to Section 409A of the Code as a result of the assumption and conversion. After such assumption and conversion, the Broadcom Converted Holdco Options shall be subject to all of the terms and conditions of the Broadcom Equity Plan, grant agreements under which the Broadcom Stock Options were originally issued, and any other applicable Benefit Plan or Benefit Agreement (including any applicable change in control or other accelerated vesting provisions).

(c) At the Cash/Stock Effective Time, each outstanding and vested Broadcom Stock Option shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Broadcom Stock Option from the product of the number of vested shares subject to such Broadcom Stock Option multiplied by the Equity Award Consideration (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld). Following the Cash/Stock Effective Time, any such cancelled Broadcom Stock Option shall no longer be exercisable for Broadcom Common Shares and shall entitle the holder of such Broadcom Stock Option to only the payment described in this Section 3.7(c), which shall be made by the Broadcom Surviving Corporation or Holdco as of, or within two (2) Business Days following, the Cash/Stock Effective Time. For the avoidance of doubt, any vested Broadcom Stock Option that is an Underwater Option shall be cancelled for no consideration immediately prior to the Broadcom Effective Time and the holder of such Underwater Option shall have no further rights with respect thereto.

41

(d) At the Cash/Stock Effective Time, by virtue of the Cash/Stock Merger, each unvested Broadcom Restricted Stock Unit outstanding immediately prior to the Cash/Stock Effective Time (except as set forth on Section 3.7(d) of the Broadcom Disclosure Schedule) that is held by an individual who is eligible to be included on a registration statement filed by Holdco on Form S-8 shall be converted into an award consisting of that number of restricted share units of Holdco Ordinary Shares (“Converted RSUs”) equal to the sum of (x) the product of (A) the number of Broadcom Common Shares subject to such Broadcom Restricted Stock Units and (B) the Normalized Stock Consideration and (y) the product of (A) the number of Broadcom Common Shares subject to such Broadcom Restricted Stock Units and (B) the quotient obtained by dividing (i) the Normalized Cash Consideration, by (ii) the Avago Measurement Price (rounded down to the nearest whole share). The Converted RSUs shall have the same vesting schedule (including any acceleration of vesting as provided in any applicable Broadcom Equity Plan, Benefit Plan, or Benefit Agreement) as the Broadcom Restricted Stock Units and otherwise shall have the same terms and conditions as such Broadcom Restricted Stock Units; provided, that Holdco shall convert Broadcom Restricted Stock Units into Converted RSUs in such a manner as to ensure that the Converted RSUs are not subject to, or are compliant with, Section 409A of the Code as a result of the assumption and conversion. Subject to applicable Law, any Converted RSUs issued pursuant to this Section 3.7(d) shall be subject to the same terms and conditions as were applicable to such Broadcom Restricted Stock Units (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(e) At the Cash/Stock Effective Time, each outstanding and vested Broadcom Restricted Stock Unit (including any Broadcom Restricted Stock Unit that becomes vested as a result (alone or in combination with another event) of the transactions contemplated in this Agreement) shall, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) an amount in cash equal to the product of (i) the total number of Broadcom Common Shares subject to such Broadcom Restricted Stock Unit multiplied by (ii) the Equity Award Consideration. The payment described in this Section 3.7(e) shall be made by the Broadcom Surviving Corporation as of, or within two (2) Business Days, the Broadcom Effective Times; provided, that such payment shall be made at such other time or times following the Broadcom Effective Times consistent with the terms of the Broadcom Restricted Stock Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(f) Prior to the Cash/Stock Effective Time, Broadcom shall take all actions necessary to effectuate the provisions set forth in this Section 3.7; provided, that no action taken by Broadcom shall be required to be irrevocable until immediately prior to the Cash/Stock Effective Time. The parties shall, to the extent necessary minimize the tax impact to holders of Broadcom Stock Options and Broadcom Restricted Stock Units of the provisions set forth in this Section 3.7, cooperate in good faith prior to the Cash/Stock Effective Time to develop a mechanism with respect to Broadcom Stock Options and Broadcom Restricted Stock Units held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

42

Section 3.8 Avago Equity Awards.

(a) At the Avago Effective Time, each outstanding Avago Share Option shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase the same number of Holdco Ordinary Shares as the number of Avago Ordinary Shares subject to such Avago Share Option at the same exercise price per Holdco Ordinary Share as the per share exercise price for the Avago Ordinary Shares subject to such Avago Share Option (each, as so adjusted, an “Avago Converted Holdco Option”). Subject to applicable Law, the Avago Converted Holdco Options shall have the same vesting schedule (including any applicable change in control or other accelerated vesting provisions) as the Avago Share Options and otherwise shall have the same terms and conditions as such Avago Share Options. After such assumption and conversion, the Avago Converted Holdco Options shall be subject to all of the terms and conditions of the Avago Equity Plans, grant agreements under which the Avago Share Options were originally issued, and any other applicable benefit plan, agreement or arrangement (including any applicable change in control or other accelerated vesting provisions, provided that in no event shall this transaction constitute a change in control for the purposes of such provisions).

(b) At the Avago Effective Time, each Avago RSU Award outstanding immediately prior to the Avago Effective Time shall be converted into an award consisting of that number of restricted share units of Holdco Ordinary Shares (“Converted Holdco RSUs”) equal to the number of Avago Ordinary Shares subject to such Avago RSU Award. The Converted Holdco RSUs shall have the same vesting schedule (including any applicable change in control or other accelerated vesting provisions) as the Avago RSU Awards and otherwise shall have the same terms and conditions as such Avago RSU Awards. Subject to applicable Law, any Converted Holdco RSUs issued pursuant to this Section 3.9(b) shall be subject to the same terms and conditions as were applicable to such Avago RSU Awards (including any applicable change in control or other accelerated vesting provisions, provided, that in no event shall this transaction constitute a change in control for the purposes of such provisions).

(c) Prior to the Avago Effective Time, Avago shall take all actions necessary to effectuate the provisions set forth in this Section 3.9; provided, that no action taken by Avago shall be required to be irrevocable until immediately prior to the Avago Effective Time. The parties shall, to the extent necessary to minimize the tax impact to holders of Avago Share Options and Avago RSU Awards of the provisions set forth in this Section 3.9, cooperate in good faith prior to the Avago Effective Time to develop a mechanism with respect to Avago Share Options and Avago RSU Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

Section 3.9 Withholding Rights. Each of the Avago Parties, Broadcom and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Avago Parties, Broadcom or the Exchange Agent, as the case may be, such deducted and withheld amounts (a) shall be remitted by the Avago Parties, Broadcom or the Exchange Agent, as applicable, to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

43

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BROADCOM

Except as disclosed (a) in the Broadcom SEC Reports filed by Broadcom and any items furnished by Broadcom with the SEC since December 31, 2012 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date of this Agreement and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” or other statements that are similarly predictive or forward-looking in nature), but only to the extent such Broadcom SEC Reports or such furnished items are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (it being understood that this clause (ii) shall not be applicable to Section 4.2) or (b) in the Broadcom Disclosure Schedule, Broadcom represents and warrants to the Avago Parties as follows:

Section 4.1 Organization.

(a) Broadcom is a corporation duly organized, validly existing and in good standing under the CGCL, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. Broadcom is duly qualified or licensed to do business and in good standing in each jurisdiction (to the extent such concept is applicable in such jurisdiction) in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) Section 4.1(b) of the Broadcom Disclosure Schedule sets forth a true, correct and complete list of Broadcom’s material Subsidiaries, as of the date of this Agreement. Each such Subsidiary is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization or formation, as applicable, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted.

(c) Broadcom has made available to Avago copies of the articles of incorporation and bylaws, including all amendments thereto through the date of this Agreement, of Broadcom. Neither Broadcom nor any material Subsidiary of Broadcom is in violation of any of the Charter Documents of such entity.

Section 4.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of Broadcom consists of 2,500,000,000 Class A Common Shares, 400,000,000 Class B Common Shares and 6,432,161 shares of Broadcom Preferred Stock, par value $0.0001 per share (“Broadcom Preferred Shares”). As of the close of business on May 26, 2015, there were outstanding (i) 552,968,480 Class A Common Shares (with zero Class A Common Shares held by Broadcom in treasury), (ii) 48,979,051 Class B Common Shares (with zero Class B Common Shares held by Broadcom in treasury), (iii) zero Broadcom Preferred Shares, (iv) 12,551,830 Broadcom Stock Options to purchase an aggregate

44

of 12,551,830 Class A Common Shares (of which options to purchase an aggregate of 12,551,705 Class A Common Shares were exercisable), and (iv) 21,364,759 Broadcom Restricted Stock Units. As of the close of business on May 26, 2015, 23,668,157 shares of Class A Common Shares were authorized for issuance pursuant to the ESPP, of which a maximum of 5,000,000 shares of Class A Common Shares will be issued with respect to the Purchase Interval (as defined in the ESPP) in effect under the ESPP on the date of this Agreement. From the close of business on May 26, 2015 until the date of this Agreement, no Broadcom Common Shares or Broadcom Preferred Shares have been issued except for (i) Class A Common Shares issued upon conversion of Class B Common Shares or (ii) Class A Common Shares issued pursuant to the ESPP, upon the exercise of Broadcom Stock Options or upon the settlement of Broadcom Restricted Stock Units, in each case, as outstanding on May 26, 2015 and in accordance with their terms. All of the outstanding Broadcom Common Shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All of the rights granted and not yet exercised to subscribe for shares of Broadcom’s capital stock are duly authorized and free of preemptive rights. As of the date of this Agreement, other than (i) pursuant to Broadcom Equity Plans or the ESPP or (ii) the right of the holders of Class B Common Shares to convert such shares into Class A Common Shares, there are no existing (A) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Broadcom or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest in, Broadcom or any of its Subsidiaries, (B) contractual obligations of Broadcom or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Broadcom or any of its Subsidiaries or (C) voting trusts or similar agreements to which Broadcom is a party with respect to the voting of the Class A Common Shares or Class B Common Shares.

(b) As of May 26, 2015, Broadcom has reserved 152,728,467, shares of Class A Common Shares for issuance on exercise, vesting or other conversion to Class A Common Shares of equity-based awards granted pursuant to the Broadcom Equity Plans. All outstanding Class A Common Shares have been, and all shares that may be issued pursuant to Broadcom Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. There are no Class A Common Shares that are subject to vesting or forfeiture restrictions. Section 4.2(b) of the Broadcom Disclosure Schedule contains, as of May 26, 2015, a complete and correct list of each outstanding Broadcom Stock Option, Broadcom Restricted Stock Unit and Broadcom Performance-Based Unit, including the date of grant, the date of expiration, the number of Class A Common Shares subject to such award as of the date of this Agreement, exercise price, vesting schedule (including the number of vested and unvested shares as of the date of this Agreement), the number of Class A Common Shares vested and unvested as of the date of this Agreement and whether such award is an “incentive stock option” within the meaning of Section 422 of the Code.

(c) All of the issued Equity Interests of each of Broadcom’s Subsidiaries are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable (to the extent that such concept is applicable) and all such shares other than directors’ qualifying shares are owned of record and beneficially, directly or indirectly, by Broadcom free and clear of all material Liens, pledges, security interests or other encumbrances. No Subsidiary of Broadcom has or is bound by any outstanding subscriptions,

45

options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with Broadcom or any other Subsidiary of Broadcom. There are no outstanding contractual obligations of any Subsidiary of Broadcom to repurchase, redeem or otherwise acquire any of its share capital or other equity interests.

(d) Neither Broadcom nor any of its Subsidiaries own any material interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than an interest or investment in a Subsidiary of Broadcom), which interest or investment is material to Broadcom or any of its Subsidiaries, taken as a whole.

(e) Neither Broadcom nor any of its Subsidiaries has agreed or is obligated to make any material future investment in or capital contribution to any Person in exchange for equity therein (other than in or to Broadcom or any of its Subsidiaries).

(f) Neither Broadcom nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Broadcom or such Subsidiary on any matter.

Section 4.3 Authorization; Validity of Agreement; Broadcom Action. Broadcom has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Broadcom Shareholder Approval, to consummate the transactions applicable to it contemplated hereby. The execution, delivery and performance by Broadcom of this Agreement and the consummation by Broadcom of the transactions applicable to Broadcom contemplated hereby have been duly authorized by all necessary corporate action of Broadcom (subject to obtaining the Broadcom Shareholder Approval), including by its board of directors, and no other corporate action on the part of Broadcom is necessary to authorize the execution and delivery by Broadcom of this Agreement and, except for Broadcom Shareholder Approval in the case of the Cash/Stock Merger and the Unit Merger, the consummation by Broadcom of the transactions applicable to it contemplated hereby. This Agreement has been duly executed and delivered by Broadcom and, assuming due and valid authorization, execution and delivery hereof by the Avago Parties, this Agreement is a valid and binding obligation of Broadcom enforceable against Broadcom in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

46

Section 4.4 Consents and Approvals; No Violations. Assuming compliance with the matters referred to in Section 4.4(iv)(A)-(E), and subject to obtaining Broadcom Shareholder Approval, the execution and delivery of this Agreement by Broadcom do not, and the performance by Broadcom of this Agreement and the consummation by Broadcom of the transactions applicable to it contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws of Broadcom, (ii) require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) of Broadcom’s obligations under any Material Contract, (iii) violate any Law applicable to Broadcom, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the Laws of the State of California, (B) the HSR Act, other Antitrust Laws and CFIUS, (C) Nasdaq Rules and listing standards, (D) the Exchange Act and (E) the Securities Act, require Broadcom or any of its Subsidiaries to make any filing or registration with or notification to, or to obtain any authorization, consent or approval of any Governmental Entity; except, (x) in each case, as set forth in Section 4.4 of the Broadcom Disclosure Schedule or (y) in the case of clauses (ii), (iii) and (iv), for such violations, breaches, defaults or rights of termination, cancellation, or acceleration of Broadcom’s obligations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect and would not materially adversely affect the ability of Broadcom to consummate the transactions contemplated hereby, or (2) would occur or be required as a result of the business or activities in which Avago or its Subsidiaries (including the other Avago Parties) is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Avago or its Subsidiaries (including the other Avago Parties).

Section 4.5 SEC Reports; Broadcom Financial Statements.

(a) Broadcom has filed all Broadcom SEC Reports on a timely basis. None of Broadcom’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Broadcom SEC Reports (other than the Broadcom Financial Statements) (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) Each of the financial statements (including the related notes or schedules thereto) of Broadcom and all related compilations, reviews and other reports issued by Broadcom’s accountants with respect thereto included in the Broadcom SEC Reports (collectively, the “Broadcom Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of Broadcom and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and

47

cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Broadcom Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Broadcom Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in amount).

(c) Since December 31, 2012, there has been no change in Broadcom’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to Broadcom Financial Statements, except as described in the Broadcom SEC Reports or except as may be required or permitted by any Governmental Entity. The reserves reflected in Broadcom’s Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each report on Form 10-K and each quarterly report on Form 10-Q included in the Broadcom SEC Reports, the chief executive officer and chief financial officer of Broadcom have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (the “Sarbanes-Oxley Act”).

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Broadcom are reasonably designed to ensure that all information required to be disclosed by Broadcom in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Broadcom as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Broadcom required under the Exchange Act with respect to such reports.

Section 4.6 No Undisclosed Liabilities. As of the date of this Agreement, neither Broadcom nor any of its Subsidiaries has, since December 31, 2014 through the date of this Agreement, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of Broadcom and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of Broadcom and its consolidated Subsidiaries included in Broadcom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Broadcom Balance Sheet”), except for (a) liabilities or obligations disclosed and provided for in Broadcom Balance Sheet or in the notes thereto, (b) liabilities or obligations identified in Section 4.6 of the Broadcom Disclosure Schedule, (c) liabilities and obligations incurred in the ordinary course of business since December 31, 2014, (d) liabilities and obligations incurred in connection with the Cash/Stock Merger, the Unit Merger or otherwise as contemplated or permitted by this Agreement, (e) intercompany liabilities and obligations, (f) liabilities and obligations that would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect and (g) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV.

48

Section 4.7 Absence of Certain Changes. Since December 31, 2014 through the date of this Agreement, neither Broadcom nor any of its Subsidiaries (a) have suffered a Broadcom Material Adverse Effect or (b) have taken any action that would be prohibited by Section 6.1(b) if taken after the date of this Agreement.

Section 4.8 Material Contracts.

(a) As of the date of this Agreement, neither Broadcom nor any of its Subsidiaries is a party to or bound by any Contract, other than a Broadcom Excluded Contract, that remains executory:

(i) that would be required to be filed by Broadcom as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that creates a Partnership with respect to any material business of Broadcom and its Subsidiaries, taken as a whole,

(iii) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness for borrowed money in excess of $250,000,000 other than (A) intercompany agreements or (B) comfort letters, letters of credit and guarantees of payment, performance and other obligations by Broadcom or its Subsidiaries to vendors, suppliers, customers or otherwise entered into in the ordinary course of business;

(iv) with a Broadcom Significant Customer that has not been fully performed (excluding, for the avoidance of doubt, warranty, indemnity or other similar obligations) for the sale or distribution by Broadcom or its Subsidiaries of materials, supplies, goods, services, equipment or other assets (other than the sale of Broadcom Products) providing for either (A) annual payments to Broadcom or its Subsidiaries of $$250,000,000 or more or (B) aggregate payments to Broadcom or its Subsidiaries of $500,000,000 or more;

(v) with a Broadcom Significant Supplier that has not been fully performed (excluding, for the avoidance of doubt, warranty, indemnity or other similar obligations) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Broadcom or its Subsidiaries of $150,000,000 or more or (B) aggregate payments by Broadcom or its Subsidiaries of $300,000,000 or more;

(vi) with respect to the acquisition or disposition of any Person, business, line of business or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) pursuant to which Broadcom or any of its Subsidiaries has any continuing and unpaid “earn-out” or similar contingent payment obligations, in each case, in excess of $50,000,000 (other than any Contract that provides for the acquisition of inventory, raw materials or equipment in the ordinary course);

49

(vii) with a Broadcom Significant Customer or Broadcom Significant Supplier that contains a right of first refusal, first offer or first negotiation with respect to an asset owned by Broadcom or its Subsidiaries that is material to Broadcom and its Subsidiaries, taken as a whole;

(viii) with a Broadcom Significant Customer or Broadcom Significant Supplier that (i) contains any provisions restricting the right of Broadcom or any of its Subsidiaries materially (A) to compete or transact in any business or with any Person or in any geographic area, (B) to acquire any material product or other asset or service from any other Person, or (C) to develop, sell, supply, distribute, support or service any material product or Technology or other asset to or for any other Person or (ii) grants material and exclusive rights to license, market, sell or deliver any Broadcom Product or that contains any “most favored nation” or similar provisions in favor of the other party with total contract value in excess of $150,000,000 in the prior fiscal year;

(ix) that is a portfolio-wide patent cross-license agreement under Broadcom’s and its Subsidiaries’ Patents;

(x) that is a settlement, conciliation or similar agreement (A) with any Governmental Entity which (i) materially restricts or imposes material obligations upon Broadcom or its Subsidiaries or (ii) materially disrupts the business of Broadcom and its Subsidiaries as currently conducted, or (B) which would require Broadcom or any of its Subsidiaries to pay consideration of more than $50,000,000 after the date of this Agreement; or

(xi) with any Governmental Entity that is material to the conduct of the business of Broadcom and its Subsidiaries as currently conducted, taken as a whole.

Each such Contract described in clauses (i)-(xii) is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is enforceable against Broadcom in accordance with its terms and, to the Knowledge of Broadcom, each other party thereto, and is in full force and effect and (ii) Broadcom or its Subsidiaries, on the one hand, and, to the Knowledge of Broadcom, each other party to each Material Contract, on the other hand, have performed all material obligations required to be performed by it under such Material Contract and, to the Knowledge of Broadcom, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach; (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate for cause or modify any Material Contract.

50

Section 4.9 Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Broadcom Disclosure Schedule sets forth a complete and accurate list identifying each Benefit Plan, each Benefit Agreement, and each Foreign Benefit Plan. With respect to each Benefit Plan, Benefit Agreement and Foreign Benefit Plan, Broadcom has furnished or made available to Holdco, as applicable, accurate and complete copies of (i) all documents constituting each Benefit Plan, Benefit Agreement and Foreign Benefit Plan (or a written summary thereof with respect to any plan that is not in writing), including all amendments thereto and all related trust or other funding documents, (ii) the most recent available annual report (Form 5500 and all schedules and financial statements attached thereto), if any, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA, (iv) all material correspondence within the past two years to or from any Governmental Entity relating to such plan and (vi) the most recent IRS determination (or opinion) letters with respect to such plan.

(b) With respect to each Benefit Plan and Benefit Agreement except as would not be reasonably expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect: (i) if intended to be qualified under section 401(a) of the Code, such Benefit Plan is the subject of an unrevoked favorable determination or opinion letter from the IRS, and, to the Knowledge of Broadcom, nothing has occurred since the date of the most recent such determination that would adversely affect such qualification, (ii) such Benefit Plan or Benefit Agreement has been established, maintained and administered in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code, and (iii) no disputes are pending, or, to the Knowledge of Broadcom, threatened against such Benefit Plan or Benefit Agreement (or any assets or fiduciary thereof) that would give rise to material liability on the part of Broadcom or any of its Subsidiaries.

(c) Neither Broadcom, any of its Subsidiaries, nor any of their respective ERISA Affiliates sponsors or contributes to, or has any liability (whether actual or contingent) with respect to (i) a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) a pension plan subject to Title IV of ERISA or Section 412 of the Code, in any case, either directly or through any ERISA Affiliate; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); (v) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (vi) except as listed in Section 4.9(c) of the Broadcom Disclosure Schedule, any plan, program or arrangement that provides for post-retirement or other post-employment health or welfare benefits (other than health care continuation coverage as required by Law).

(d) (i) Except as would not be reasonably expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect, each Foreign Benefit Plan and related trust, if any, complies with and has been established, maintained and administered in compliance in all material respects with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, (iii) no litigation has been commenced (other than routine claims for benefits in the ordinary course) with respect to any Foreign Benefit Plan and, to the Knowledge

51

of Broadcom, no such litigation is threatened (other than routine claims for benefits in the ordinary course), (iv) there are no governmental audits or investigations pending or, to the Knowledge of Broadcom, threatened in connection with any Foreign Benefit Plan; and (v) no Foreign Benefit Plan has any material unfunded liabilities that, as of the Effective Times, will not be offset by insurance or fully accrued.

(e) With respect to Benefit Plan and Benefit Agreement: (i) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plan or Benefit Agreement has occurred, and (ii) none of the assets of Broadcom or any of its Subsidiaries or any of their respective ERISA Affiliates is, or may reasonably be expected to become, the subject of any lien arising under ERISA or the Code except, in the case of (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect. All contributions required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Broadcom’s financial statements prior to the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(f) Except as provided in this Agreement or as required by applicable Law, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, whether contingent or otherwise, and including a subsequent termination of employment or services) entitle any current or former employee or independent contractor of Broadcom or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or Benefit Agreement. No payment or benefit that will or may be made by Broadcom, its Subsidiaries or their respective ERISA Affiliates to any of their respective current or former employees or other service providers is reasonably expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which Broadcom or any of its Subsidiaries is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(g) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Broadcom or any of its Subsidiaries has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

Section 4.10 Litigation. There is no Proceeding pending against or, to the Knowledge of Broadcom, threatened against Broadcom or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect. To the Knowledge of Broadcom, there are no governmental investigations pending, or threatened against Broadcom or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

52

Section 4.11 Compliance with Law.

(a) Broadcom and its Subsidiaries (i) are, and have at all times since January 1, 2013 through the date of this Agreement been, in compliance with applicable Laws; and (ii) to the Knowledge of Broadcom, since January 1, 2013 through the date of this Agreement, have not received any written notice from any Governmental Entity alleging that Broadcom or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) Broadcom and each of its Subsidiaries are, and have at all times since January 1, 2013 through the date of this Agreement, been in compliance in all material respects with applicable United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC. Without limiting the foregoing, to the Knowledge of Broadcom, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against Broadcom or any of its Subsidiaries with respect to export activity or export licenses, that would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(c) Since January 1, 2013 through the date of this Agreement, neither Broadcom nor any of its Subsidiaries and, to the Knowledge of Broadcom, no agent, employee or other Person acting on behalf of Broadcom or any of its Subsidiaries has, directly or indirectly, in any material respect:

(i) made or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to Broadcom’s or any of its Subsidiaries’ business;

(ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(d) Notwithstanding the foregoing, this Section 4.11 shall not apply to the subject matter of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16.

Section 4.12 Intellectual Property.

(a) (i) Broadcom or one or more of its Subsidiaries owns all right, title, and interest in and to all material Intellectual Property owned by Broadcom or one or more of its Subsidiaries, free and clear of any Lien, except for Permitted Liens; (ii) to the Knowledge of

53

Broadcom, such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) no Proceeding, complaint, claim of which Broadcom has received written notice is pending or, to the Knowledge of Broadcom, is threatened that challenges the validity, enforceability or Broadcom’s ownership of, such Intellectual Property; except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) To the Knowledge of Broadcom, each material Contract under which Broadcom or any of its Subsidiaries licenses from a third party material Intellectual Property that is currently used by Broadcom or such Subsidiary in the conduct of its business (such agreements being referred to as “Broadcom License-In Agreements”) (i) is in full force and effect; and (ii) is not the subject of a claim of material breach by Broadcom or its Subsidiaries of any such Broadcom License-In Agreement, except to the extent that the failure of any of the foregoing clauses (i) or (ii) to be true and correct would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect. As of the date of this Agreement, neither Broadcom nor any of its Subsidiaries is a party to or bound by any Contract, other than a Broadcom Excluded Contract, with a Broadcom Significant Customer or Broadcom Significant Supplier, that following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any material Intellectual Property of Avago and any of its Subsidiaries (excluding Broadcom and its Subsidiaries).

(c) To the Knowledge of Broadcom, neither Broadcom nor any of its Subsidiaries has received any written complaint, claim, demand, or notice since January 1, 2013 alleging any infringement or misappropriation of third-party Intellectual Property, excluding any of the foregoing that would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect. To the Knowledge of Broadcom, neither Broadcom nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past three (3) years.

(d) Broadcom and its Subsidiaries use commercially reasonable efforts to protect and preserve the confidentiality of their material trade secrets. The Broadcom Products are in compliance with applicable open source license obligations, except as would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect.

(e) The consummation by Broadcom of the transactions applicable to it contemplated hereby will not require Broadcom or its Subsidiaries to (i) grant any license to any third party under material Intellectual Property of Broadcom or its Subsidiaries or (ii) disclose any material trade secrets of Broadcom or its Subsidiaries, in each case, to any third party under any Material Contract.

Section 4.13 Taxes. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect (provided, that, notwithstanding anything to the contrary herein, the foregoing shall not apply to the representations and warranties set forth in Section 4.13(f) or (g)),

54

(a) Each of Broadcom and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by Broadcom or its Subsidiaries.

(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of Broadcom or its Subsidiaries pending and neither Broadcom nor any Subsidiary has received written notice of any such material audit or examination.

(c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Broadcom or any of its Subsidiaries.

(d) Neither Broadcom nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between Broadcom and/or any of its Subsidiaries, (ii) will terminate as of the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(e) There are no material Liens for Taxes upon the assets of Broadcom or any of its Subsidiaries that are not provided for in the Broadcom SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to Broadcom, would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(f) Neither Broadcom nor any of its Subsidiaries has taken any action, nor, to the Knowledge of Broadcom, does there exist any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, (i) the Cash/Stock Merger, together with the Avago Scheme, from qualifying as an “exchange” within the meaning of Section 351(a) of the Code other than the possible failure to satisfy the “substantiality test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii) or (ii) the Unit Merger from qualifying as an “exchange” for which no gain or loss shall be recognized by holders of Unit Electing Shares pursuant to Section 721(a) of the Code (other than such gain or loss recognized in connection with (A) the receipt of cash in lieu of fractional Holdco Ordinary Shares or Units, (B) any voting rights in Holdco attaching to or associated with Units or otherwise provided to holders of Units (through the issuance of any Equity Interests of Holdco, a voting trust or otherwise) or (C) any expense reimbursement described in Section 4.2 of the Support Agreements)).

(g) Neither Broadcom nor any of its Subsidiaries has Knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated, as a result of the transactions contemplated by this Agreement, as (i) a resident of the United States for U.S. federal Tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

55

(h) All material Taxes required to be withheld by Broadcom or its Subsidiaries have been timely withheld and, to the extent required by applicable Law, timely paid to the appropriate Governmental Entity.

Section 4.14 Real Property and Tangible Assets.

(a) Except as would not materially and adversely affect the value, operation and use of the real property, Broadcom or one of its Subsidiaries owns good and marketable fee simple title or has valid leasehold title (as applicable) to (i) the material real properties owned by Broadcom or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) and (ii) the material Real Property Leases reflected on the Broadcom Balance Sheet or acquired after the Broadcom Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens and (ii) for the property and assets that have been disposed of since the Broadcom Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect, (i) each Real Property Lease under which Broadcom or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect and (ii) there is not under any Real Property Lease (y) any existing default by Broadcom or any of its Subsidiaries or, to the Knowledge of Broadcom, any other party thereto or (z) to the Knowledge of Broadcom, any condition or event which, with notice or lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease.

(c) Section 4.14(c) of the Broadcom Disclosure Schedule contains a complete and correct list of the (i) Owned Real Property, including the owner thereof and (ii) each material Real Property Lease.

(d) To the Knowledge of Broadcom, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property or any material Real Property Lease.

Section 4.15 Environmental. Except for noncompliance that would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect,

(a) Since January 1, 2013, Broadcom and each of its Subsidiaries has been in compliance with all Environmental Laws.

(b) There is no Environmental Claim pending or, to the Knowledge of Broadcom, threatened against Broadcom or its Subsidiaries, or to the Knowledge of Broadcom against any person or entity whose liability for any Environmental Claim Broadcom has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of Broadcom, there are no conditions or incidents, including the Release of any Materials of Environmental Concern, that could reasonably be expected to result in an Environmental Claim against Broadcom or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Broadcom has retained or assumed either contractually or by operation of law, or otherwise result in costs or liabilities to Broadcom or its Subsidiaries under Environmental Law.

56

(d) Neither Broadcom nor its Subsidiaries, is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern or (ii) to remove or remediate Materials of Environmental Concern or (iii) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

Section 4.16 Labor Matters.

(a) Neither Broadcom nor any of its Subsidiaries is a party to, or currently negotiating or entering into, any collective bargaining agreement or any labor union contract or trade union agreement (other than national bargaining agreements) or material work rules, nor, to the Knowledge of Broadcom, are there any employees of Broadcom or any of its Subsidiaries represented by a works council or a labor organization, or material pending or threatened activities or proceedings of any labor union to organize any employees of Broadcom or any of its Subsidiaries.

(b) As of the date of this Agreement, there is no pending or, to the Knowledge of Broadcom, threatened, labor strike, material walkout, material work stoppage, material slowdown or lockout with respect to employees of Broadcom or any of its Subsidiaries.

(c) There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Broadcom, threatened against Broadcom or its Subsidiaries, except as would not reasonably be expected to result in, individually or in the aggregate, a Broadcom Material Adverse Effect.

(d) Except as would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect, (i) Broadcom and each of its Subsidiaries are in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining, (ii) Broadcom and its Subsidiaries have not received notice of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) there are no complaints or lawsuits, pending or, to the Knowledge of Broadcom, threatened against Broadcom or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

57

(e) To the Knowledge of Broadcom, no executive officer of Broadcom or any of its Subsidiaries is in material violation of any term of any employment agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Broadcom or any of its Subsidiaries because of the nature of the business conducted or to the use of trade secrets or proprietary information of any former employer.

Section 4.17 Licenses and Permits. Except in each case as would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect, (i) Broadcom and its Subsidiaries have, and at all times since January 1, 2013 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct the business of Broadcom and its Subsidiaries; (ii) since January 1, 2013 through the date of this Agreement, neither Broadcom nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 4.18 Insurance. Except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect, as of the date of this Agreement, (i) all material insurance policies of Broadcom and its Subsidiaries are in full force and effect, (ii) to the Knowledge of Broadcom, no written notice of default or termination has been received by Broadcom or any of its Subsidiaries in respect thereof and (iii) all premiums due thereon have been paid.

Section 4.19 Significant Customers. As of the date of this Agreement, to the Knowledge of Broadcom, neither Broadcom nor any of its Subsidiaries has received written notice from any Broadcom Significant Customer that such Broadcom Significant Customer shall not continue as a customer of Broadcom or any of its Subsidiaries, as applicable.

Section 4.20 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary (other than J.P. Morgan Securities LLC and Evercore Group L.L.C.), the fees and expenses of which will be paid by Broadcom, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Broadcom or any of its Subsidiaries.

Section 4.21 Vote Required. The affirmative vote of a majority of the outstanding Class A Common Shares in favor of the approval of this Agreement, the Cash/Stock Merger, the Unit Merger and the affirmative vote of a majority of the outstanding Class B Common Shares in favor of the approval of this Agreement, the Cash/Stock Merger and the Unit Merger (collectively, the “Broadcom Shareholder Approval”) are the only votes of the holders of any of Broadcom’s capital stock necessary in connection with the consummation of the Cash/Stock Merger, the Unit Merger and the other transactions applicable to Broadcom contemplated by this Agreement.

58

Section 4.22 Board Recommendation. Broadcom’s board of directors, at a meeting duly called and held, has unanimously (a) determined that this Agreement, the California Merger Agreements, the Cash/Stock Merger, the Unit Merger and the other transactions applicable to Broadcom contemplated by this Agreement and the California Merger Agreements are advisable and in the best interests of Broadcom and its shareholders, (b) approved this Agreement, the Cash/Stock Merger and the Unit Merger and the other transactions applicable to Broadcom contemplated by this Agreement and the California Merger Agreements and (c) subject to the other terms and conditions of this Agreement, resolved to recommend that the shareholders of Broadcom approve this Agreement, the California Merger Agreements and the transactions applicable to Broadcom contemplated hereby and thereby (the “Broadcom Board Recommendation”) and, as of the date of this Agreement, none of such actions by Broadcom’s board of directors has been amended, rescinded, or modified.

Section 4.23 Opinion of Financial Advisors.

(a) Broadcom’s board of directors has received the opinion, dated May 28, 2015, of J.P. Morgan Securities LLC, financial advisor to Broadcom, to the effect that, as of the date of such opinion, on the basis of and subject to the factors, assumptions and limitations set forth in such opinion, the Broadcom Merger Consideration to be paid to the holders of Class A Common Shares and Class B Common Shares other than any holders which are affiliates of Broadcom (the “Common Stock Holders”) in the Transactions is fair, from a financial point of view, to the Common Stock Holders. A copy of the written opinion received by Broadcom’s board of directors will be provided to Avago by Broadcom promptly following the date of this Agreement.

(b) The special committee of Broadcom’s board of directors (the “Broadcom Special Committee”) has received the opinion of Evercore Group L.L.C., financial advisor to the Broadcom Special Committee, to the effect that, as of the date of this Agreement, subject to the various assumptions, limitations and qualifications set forth therein, the merger consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Units or Holdco Restricted Ordinary Shares pursuant to the terms and conditions set forth in this Agreement is fair from a financial point of view to such holders of Broadcom Common Shares. A copy of the written opinion received by the Broadcom Special Committee will be provided to Avago by Broadcom promptly following the date of this Agreement.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article V, Broadcom acknowledges that none of the Avago Parties or any of their respective Subsidiaries nor any Representative of any Avago Parties or any of their respective Subsidiaries makes, and Broadcom acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of the Avago Parties or any of their respective Subsidiaries or with respect to any other information provided or made available to Broadcom by or on behalf of any of the Avago Parties in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Broadcom or its Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

59

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE AVAGO PARTIES

Except as disclosed (a) in the Avago SEC Reports filed by Avago and any items furnished by Avago with the SEC since October 28, 2012 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date of this Agreement and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” or other statements that are similarly predictive or forward-looking in nature), but only to the extent such Avago SEC Reports or such furnished items are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (it being understood that this clause (ii) shall not be applicable to Section 5.13) or (b) in the Avago Disclosure Schedule, the Avago Parties jointly and severally represent and warrant to Broadcom as follows:

Section 5.1 Organization.

(a) Avago is a limited company incorporated under the Laws of the Republic of Singapore, Holdco is a limited company incorporated under the Laws of the Republic of Singapore, New LP is an exempted limited partnership formed under the laws of the Cayman Islands, Intermediate Holdco is an exempted company incorporated under the laws of the Cayman Islands, Finance Holdco is an exempted company incorporated under the laws of the Cayman Islands, Cash/Stock Merger Sub is a California corporation and Unit Merger Sub is a California corporation, in each case, duly organized or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. Each of the Avago Parties is duly qualified or licensed to do business and in good standing in each jurisdiction (to the extent such concept is applicable in such jurisdiction) in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, either individually or in the aggregate, an Avago Material Adverse Effect.

(b) Avago has made available to Broadcom a copy of Avago’s memorandum and articles of association, as last amended on August 14, 2009, and the Charter Documents of each of the other Avago Parties as currently in effect, and neither Avago nor any of the other Avago Parties is in violation of any provision of its respective Charter Documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of the Avago Parties has the requisite corporate power and authority to execute and deliver this Agreement and, subject to (solely with respect to the Avago Scheme) the receipt of the Avago Shareholder Approval, to consummate the transactions applicable to it contemplated hereby.

60

The execution, delivery and performance by the Avago Parties of this Agreement and the consummation by the Avago Parties of the transactions applicable to them contemplated hereby have been duly and validly authorized by all necessary corporate action of the Avago Parties (subject to, solely with respect to the Avago Scheme, the Avago Shareholder Approval), including by their respective board of directors (or equivalent governing body) and no other corporate action on the part of any Avago Party is necessary to authorize the execution and delivery by such Avago Party of this Agreement, and, except for (solely with respect to the Avago Scheme) the Avago Shareholder Approval (as described in Section 5.18), the consummation by them of the transactions applicable to them contemplated hereby (other than, with respect to the Avago Scheme, the lodging of the Singapore Court Order with ACRA described in Section 2.4(a)). This Agreement has been duly executed and delivered by each of the Avago Parties and, assuming due and valid authorization, execution and delivery hereof by Broadcom, this Agreement is a valid and binding obligation of each of the Avago Parties enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming compliance with the matters referred to in Section 5.3(iv)(A)-(E) and subject to (solely with respect to the Avago Scheme) obtaining the Avago Shareholder Approval (as described in Section 5.18), the execution and delivery of this Agreement by the Avago Parties do not, and the performance by the Avago Parties of this Agreement and the consummation by the Avago Parties of the transactions applicable to them contemplated hereby will not, (i) violate any provision of the Avago Charter or the Charter Documents of any of the Avago Parties, as currently in effect, (ii) require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of the Avago Parties’ obligations or trigger the granting of any license of Avago or its Subsidiaries to material Intellectual Property or the disclosure of any material confidential Technology of Avago or its Subsidiaries) under any Contract to which any of the Avago Parties or any of their Subsidiaries is a party and that is material to the business of Avago and its Subsidiaries as currently conducted, taken as a whole, (iii) violate any Law applicable to any of the Avago Parties, any of their respective Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the Laws of the Republic of Singapore and the State of California, (B) the HSR Act, other Antitrust Laws and CFIUS, (C) Nasdaq Rules and listing standards, (D) the Exchange Act and (E) the Securities Act, require the Avago Parties or any of their respective Subsidiaries to make any filing or registration with or notification to, or to obtain any authorization, consent or approval of any Governmental Entity; except, (x) in each case, as set forth in Section 5.3 of the Avago Disclosure Schedule or (y) in the case of clauses (ii), (iii) and (iv), for such violations, breaches, defaults or rights of termination, cancellation, or acceleration of the obligations of any Avago Party that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not reasonably be expected to have, either individually or in the aggregate, an Avago Material Adverse Effect and would not materially adversely affect the ability of the Avago Parties to consummate the transactions contemplated hereby or (2) would occur or be required as a result of the business or activities in which Broadcom or its Subsidiaries is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Broadcom.

61

Section 5.4 SEC Reports; Avago Financial Statements.

(a) Avago has filed all Avago SEC Reports on a timely basis. None of Avago’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Avago SEC Reports (other than the Avago Financial Statements) (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) Each of the financial statements (including the related notes or schedules thereto) of Avago and all related compilations, reviews and other reports issued by Avago’s accountants with respect thereto included in the Avago SEC Reports (collectively, the “Avago Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with GAAP (except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of Avago and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Avago Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Avago Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in amount).

(c) Since October 28, 2012, there has been no change in Avago’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Avago Financial Statements, except as described in the Avago SEC Reports or except as may be required or permitted by any Governmental Entity. The reserves reflected in the Avago Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each report on Form 10-K and each quarterly report on Form 10-Q included in the Avago SEC Reports, the chief executive officer and chief financial officer of Avago have made all certifications required by the Sarbanes-Oxley Act.

62

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Avago are reasonably designed to ensure that all information required to be disclosed by Avago in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Avago as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Avago required under the Exchange Act with respect to such reports.

Section 5.5 Absence of Certain Changes. Since November 2, 2014 through the date of this Agreement, none of the Avago Parties nor any of their Subsidiaries (a) have suffered an Avago Material Adverse Effect or (b) have taken any action that would be prohibited by Section 6.1(d) if taken after the date of this Agreement.

Section 5.6 Compliance with Law.

(a) Avago and its Subsidiaries (i) are, and have at all times since January 1, 2013 through the date of this Agreement been, in compliance with applicable Laws; and (ii) to the Knowledge of Avago, since January 1, 2013 through the date of this Agreement, have not received any written notice from any Governmental Entity alleging that Avago or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect.

(b) Avago and each of its Subsidiaries are, and have at all times since January 1, 2013 through the date of this Agreement, been in compliance in all material respects with applicable United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC. Without limiting the foregoing, to the Knowledge of Avago, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against Avago or any of its Subsidiaries with respect to export activity or export licenses, that would reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect.

(c) Since January 1, 2013 through the date of this Agreement, neither Avago nor any of its Subsidiaries and, to the Knowledge of Avago, no agent, employee or other Person acting on behalf of Avago or any of its Subsidiaries has, directly or indirectly, in any material respect:

(i) made or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to Avago’s or any of its Subsidiaries’ business;

(ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

63

(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(d) Notwithstanding the foregoing, this Section 5.6 shall not apply to the subject matter of the representations and warranties in Section 5.8 and Section 5.15.

Section 5.7 Intellectual Property.

(a) (i) Avago and/or one or more of its Subsidiaries own all right, title, and interest in and to all material Intellectual Property owned by Avago or one or more of its Subsidiaries, free and clear of any Lien, except for Permitted Liens; (ii) to the Knowledge of Avago, such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) no Proceeding, complaint, claim of which Avago has received written notice is pending or, to the Knowledge of Avago, is threatened that challenges the validity, enforceability or Avago’s ownership of such Intellectual Property; except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect.

(b) To the Knowledge of Avago, each material Contract under which Avago or any of its Subsidiaries licenses from a third party material Intellectual Property that is currently used by Avago or such Subsidiary in the conduct of its business (such agreements being referred to as “Avago License-In Agreements”) (i) is in full force and effect; and (ii) is not the subject of a claim of material breach by Avago or its Subsidiaries of any such Avago License-In Agreement, except to the extent that the failure of any of the foregoing clauses (i) or (ii) to be true and correct would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect. As of the date of this Agreement, neither Avago nor any of its Subsidiaries is a party to or bound by any Contract, other than an Avago Excluded Contract, with an Avago Significant Customer or Avago Significant Supplier that following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any material Intellectual Property of Broadcom and any of its Subsidiaries (excluding Avago and its Subsidiaries).

(c) To the Knowledge of Avago, neither Avago nor any of its Subsidiaries has received any written complaint, claim, demand, or notice since January 1, 2013 alleging any infringement or misappropriation of third-party Intellectual Property, excluding any of the foregoing that would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect. To the Knowledge of Avago, neither Avago nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past three (3) years.

(d) Avago and its Subsidiaries use commercially reasonable efforts to protect and preserve the confidentiality of their material trade secrets. The Avago Products are in compliance with applicable open source license obligations, except as would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect.

64

(e) The consummation by Avago of the transactions applicable to it contemplated hereby will not require Avago or its Subsidiaries to (i) grant any license to any third party under material Intellectual Property of Avago or its Subsidiaries or (ii) disclose any material trade secrets of Avago or its Subsidiaries to any third party, in each case, under any Contract to which Avago or any of its Subsidiaries is a party and that is material to the business of Avago and its Subsidiaries as currently conducted, taken as a whole.

Section 5.8 Taxes. Except as would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect (provided, that, notwithstanding anything to the contrary herein, the foregoing shall not apply to the representations and warranties set forth in Section 5.8(f) and (g)),

(a) Each of the Avago Parties and their respective Subsidiaries have (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Avago Parties or their respective Subsidiaries.

(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of the Avago Parties or their respective Subsidiaries pending and neither the Avago Parties nor any of their respective Subsidiaries have received written notice of any such material audit or examination.

(c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Avago Parties or any of their respective Subsidiaries.

(d) No Avago Party nor any of their Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between any Avago Parties and/or any of their respective Subsidiaries, or (ii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(e) There are no material Liens for Taxes upon the assets of the Avago Parties or any of their respective Subsidiaries that are not provided for in the Avago SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to the Avago Parties, would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect.

65

(f) Neither the Avago Parties nor any of their respective Subsidiaries has taken any action, nor, to the Knowledge of Avago, does there exist any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, (i) the Cash/Stock Merger, together with the Avago Scheme, from qualifying as an “exchange” within the meaning of Section 351(a) of the Code other than the possible failure to satisfy the “substantiality test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii) or (ii) the Unit Merger from qualifying as an “exchange” for which no gain or loss shall be recognized by holders of Unit Electing Shares pursuant to Section 721(a) of the Code (other than such gain or loss recognized in connection with (A) the receipt of cash in lieu of fractional Holdco Ordinary Shares or Units, (B) any voting rights in Holdco attaching to or associated with Units or otherwise provided to holders of Units (through the issuance of any Equity Interests of Holdco, a voting trust or otherwise) or (C) any expense reimbursement described in Section 4.2 of the Support Agreements).

(g) Neither the Avago Parties nor any of their respective Subsidiaries has Knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated, as a result of the transactions contemplated by this Agreement, as (i) a resident of the United States for U.S. federal Tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(h) All material Taxes required to be withheld by the Avago Parties have been timely withheld and, to the extent required by applicable Law, timely paid to the appropriate Governmental Entity.

Section 5.9 Operations of the Avago Parties (other than Avago). Each of the Avago Parties (other than Avago) were formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.10 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Avago, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any Avago Party or any of their Subsidiaries.

Section 5.11 Share Ownership. None of the Avago Parties or any of their respective Subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Broadcom Common Shares or any options, warrants or other rights to acquire Broadcom Common Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in Broadcom.

Section 5.12 Litigation. There is no Proceeding pending against or, to the Knowledge of Avago, threatened against any Avago Party or any of their Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect. To the Knowledge of Avago, there are no governmental investigations pending, or threatened against any Avago Party or any of their Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect.

66

Section 5.13 Capitalization.

(a) As of the close of business on May 3, 2015, there were issued (i) 259,521,268 Avago Ordinary Shares (with zero Avago Ordinary Shares held by Avago in treasury), (ii) Avago Share Options to purchase an aggregate of 24,419,776 Avago Ordinary Shares (of which options to purchase an aggregate of 9,137,136 Avago Ordinary Shares were exercisable), and (iii) 5,293,672 Avago restricted stock units. From the close of business on May 3, 2015 until the date of this Agreement, no Avago Ordinary Shares have been issued except for Avago Ordinary Shares issued pursuant to the Avago Employee Share Purchase Plan, the exercise of Avago Share Options or upon the settlement of any equity-based awards granted under the Avago Equity Plans, in each case, outstanding on May 3, 2015 and in accordance with their terms. All of the shares in the share capital of Avago have been duly authorized and validly issued, fully paid and free of preemptive rights. All of the rights granted and not yet exercised to subscribe for shares in the share capital of Avago are duly authorized and free of preemptive rights. As of the date of this Agreement, other than pursuant to any Avago Equity Plans or employee share purchase plans of Avago and the Avago Convertible Notes, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Avago or any of its Subsidiaries to issue, transfer or sell any share capital or other equity interest in, Avago or any of its Subsidiaries, (ii) contractual obligations of Avago or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share capital of Avago or any of its Subsidiaries or (iii) voting trusts or similar agreements to which Avago is a party with respect to the voting of the share capital of Avago.

(b) The issued and paid-up share capital of Holdco consists solely of two ordinary shares. All of the issued shares in the capital of Holdco are duly authorized and validly issued and fully paid and all such shares are owned legally and directly by the Nominee free and clear of any Liens, pledges, security interests or other encumbrances, other than the Nominee Agreement. Holdco is the sole general partner of New LP. The authorized capital stock of Intermediate Holdco consists solely of 50,000 ordinary shares, of which 1,000 shares are issued and outstanding. All of the issued Equity Interests of Intermediate Holdco are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable and all such Equity Interests are owned of record, beneficially and directly by New LP free and clear of any Liens, pledges, security interests or other encumbrances. The authorized capital stock of Finance Holdco consists solely of 50,000 ordinary shares, of which 1,000 shares are issued and outstanding. All of the issued Equity Interests of Intermediate Holdco are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable and all such Equity Interests are owned of record, beneficially and directly by Intermediate Holdco free and clear of any Liens, pledges, security interests or other encumbrances. The authorized capital stock of Cash/Stock Merger Sub consists solely of 12,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 9,000,000,000 shares are issued and outstanding; 2,000,000,000 shares of Class B Common Stock, par value $0.0001 per share, of which 1,000,000,000 shares are issued and outstanding; and 6,432,161 shares of Preferred Stock, par value $0.0001 per share, of which zero shares are issued and outstanding. The authorized capital stock of Unit Merger Sub consists solely of 24,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 9,000,000,000 shares are issued and outstanding; and 4,000,000,000 shares of Class B Common Stock, par value $0.0001 per share, of which 4,000,000,000 shares are issued and outstanding.

67

All of the issued Equity Interests of Cash/Stock Merger Sub and Unit Merger Sub are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable and all such Equity Interests are owned of record, beneficially and directly by Finance Holdco free and clear of any Liens, pledges, security interests or other encumbrances. All of the issued Equity Interests of each of Avago’s other Subsidiaries are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable (to the extent that such concept is applicable) and all such shares other than directors’ qualifying shares are owned of record and beneficially, directly or indirectly, by Avago free and clear of all material Liens, pledges, security interests or other encumbrances. All Holdco Ordinary Shares and Units issued pursuant to Article III shall be duly authorized and validly issued and free of preemptive rights.

(c) No Subsidiary of Avago or any other Avago Party has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with any other Avago or any other Subsidiary of any Avago Party. There are no outstanding contractual obligations of any Subsidiary of Avago or any other Avago Party to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(d) None of the Avago Parties nor any of their respective Subsidiaries own any material interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than an interest or investment in a Subsidiary of any other Avago Party) which interest or investment is material to Avago and its Subsidiaries, taken as a whole.

(e) None of the Avago Parties nor any of their respective Subsidiaries have agreed or are obligated to make any material future investment in or capital contribution to any Person in exchange for equity therein (other than in or to any Avago Party or any of any Avago Party’s Subsidiaries).

(f) None of the Avago Parties nor any of their respective Subsidiaries have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Avago Party or such Subsidiary on any matter.

Section 5.14 Financing. Avago or Holdco, as applicable, has delivered to Broadcom true and complete copies of an executed commitment letter, together with each related fee letter and engagement letter (with only the fee amounts and pricing caps contained therein redacted), each in effect as of the date of this Agreement from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Credit Suisse AG, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., and Citicorp North America, Inc. (together, as they may be amended, modified or replaced in accordance with Section 6.15,

68

the “Debt Commitment Letter”) to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner and no such amendment or modification of the Debt Commitment Letter is contemplated as of the date of this Agreement. The commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect and, as of the date of this Agreement, to the Knowledge of Avago and Holdco, no such termination, reduction, withdrawal or rescission is contemplated. Avago or Holdco, as applicable, has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and, as of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Avago and Holdco, as applicable, and, to the Knowledge of Avago, the other parties thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. There are no conditions precedent related to the funding of the full amount (or any portion) of the Debt Financing, including any condition relating to the availability of the Debt Financing pursuant to any “flex” provision, other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the satisfaction of the Avago Parties’ conditions to Closing, the accuracy of the representations and warranties set forth in Article IV to the extent necessary to satisfy the condition in Section 7.2(a) and performance by Broadcom of its obligations under this Agreement to the extent necessary to satisfy the condition in Section 7.2(b), the net proceeds contemplated by the Debt Commitment Letter, together with available cash on hand held by Avago, Broadcom and their respective Subsidiaries, will, in the aggregate, be sufficient for Holdco and Avago to pay all of the cash amounts required to be provided by Avago or Holdco, as applicable, for the consummation of the transactions contemplated by this Agreement, including the amounts payable in connection with the consummation of the Transactions, all related fees and expenses required to be paid on or prior to the date of the consummation of the Transactions, and the funds to be provided by (or on behalf of) Avago and the other Avago Parties to Broadcom to enable Broadcom (together with the cash on hand held by Broadcom and its Subsidiaries on the date hereof) to fund the repayment or refinancing of the Broadcom Notes and the Broadcom Credit Agreement. As of the date of this Agreement, there are no side letters or other agreements, contracts or written arrangements of any kind relating to the Debt Commitment Letter that could affect the availability of the Debt Financing contemplated by the Debt Commitment Letter other than as expressly set forth in or expressly contemplated by the Debt Commitment Letter delivered to Broadcom prior to the execution of this Agreement. As of the date of this Agreement, (i) no event has occurred which (with or without notice, lapse of time or both) would or would reasonably be expected to constitute a default or breach by Avago or Holdco or, to the Knowledge of Avago or Holdco, any other party thereto, under the terms and conditions of the Debt Commitment Letter and (ii) neither Avago or Holdco has any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Avago or Holdco, as applicable, on a timely basis or that the Debt Financing will not be available to Avago or Holdco, as applicable, on the date of the Closing. Notwithstanding

69

anything to the contrary contained herein, Broadcom agrees that a breach of this representation and warranty shall not result in the failure of a condition precedent to Broadcom’s obligations under this Agreement, if (notwithstanding such breach) Avago is willing and able to consummate the Transactions on the Closing Date in accordance with the terms hereof.

Section 5.15 Environmental. Except for noncompliance that would not reasonably be expected to have, either individually or in the aggregate, an Avago Material Adverse Effect,

(a) Since October 29, 2012, Avago and each of its Subsidiaries has been in compliance with all Environmental Laws.

(b) There is no Environmental Claim pending or, to the Knowledge of Avago, threatened against Avago or its Subsidiaries, or to the Knowledge of Avago against any person or entity whose liability for any Environmental Claim Avago has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of Avago, there are no conditions or incidents, including the Release of any Materials of Environmental Concern, that could reasonably be expected to result in an Environmental Claim against Avago or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Avago has retained or assumed either contractually or by operation of law, or otherwise result in costs or liabilities to Avago or its Subsidiaries under Environmental Law.

(d) Neither Avago nor its Subsidiaries, is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern or (ii) to remove or remediate Materials of Environmental Concern or (iii) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

Section 5.16 No Undisclosed Liabilities. As of the date of this Agreement neither Avago nor any of its Subsidiaries has, since November 2, 2014 through the date of this Agreement, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of Avago and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of Avago and its consolidated Subsidiaries included in Avago’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014 (“Avago Balance Sheet”), except for (a) liabilities or obligations disclosed and provided for in the Avago Balance Sheet or in the notes thereto, (b) liabilities or obligations identified in Section 5.16 of the Avago Disclosure Schedule, (c) liabilities and obligations incurred in the ordinary course of business since November 2, 2014, (d) liabilities and obligations incurred in connection with the Transactions or otherwise as contemplated or permitted by this Agreement, (e) intercompany liabilities and obligations, (f) liabilities and obligations that would not reasonably be expected to have, either individually or in the aggregate, an Avago Material Adverse Effect and (g) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article V.

70

Section 5.17 Solvency. Avago is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Broadcom or any of its Subsidiaries. Assuming (w) that Broadcom is Solvent immediately prior to Closing (without giving effect to the Debt Financing or the other transactions contemplated herein), (x) satisfaction of the conditions to the Avago Parties’ obligations to consummate the Transactions as set forth herein, (y) the reasonableness of any estimates, projections or forecasts of Broadcom and its Subsidiaries provided to Avago and that such estimates, projections or forecasts have been prepared in good faith based upon assumptions that were reasonable and (z) the accuracy of the representations and warranties of Broadcom set forth in Article IV in all material respects (but without giving effect to any materiality or Broadcom Material Adverse Effect qualifications contained therein), immediately following the Closing after giving effect to the transactions contemplated by this Agreement, Avago will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 5.17 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.18 Vote Required. The only vote of holders of any class of shares in the share capital of Avago necessary to approve and resolve upon the Avago Scheme is the affirmative vote at Avago Shareholder Meeting by a majority in number of Avago Shareholders present and voting (in person or by proxy) at the Avago Shareholder Meeting (calculated in accordance with Singapore Law), such majority holding not less than seventy-five percent (75%) in value of the Avago Ordinary Shares voted at the Avago Shareholder Meeting (the “Avago Shareholder Approval”). The only vote of holders of any class of shares in the share capital of Holdco necessary to allot and issue Holdco Ordinary Shares pursuant to the Transactions and any other transactions contemplated under this Agreement is the affirmative vote of the Nominee by way of the Nominee signing a record of the relevant resolutions to approve the issue and allotment of Holdco Ordinary Shares pursuant to the Transactions and any other transactions contemplated under this Agreement (the “Nominee Approval”). The Avago Shareholder Approval is the only vote of the holders of any class of shares in the share capital of any of the Avago Parties necessary in connection with the consummation of the Transactions and the other transactions applicable to the Avago Parties contemplated by this Agreement.

Section 5.19 Board Recommendation.

(a) Avago’s board of directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Transactions and the other transactions applicable to Avago contemplated by this Agreement are advisable and in the best interests of Avago and its shareholders, (ii) approved this Agreement, the Avago Scheme, the Transactions and the other transactions applicable to Avago contemplated by this Agreement, and (iii) subject

71

to the other terms and conditions of this Agreement, resolved to recommend that the shareholders of Avago approve this Agreement and the transactions applicable to Avago contemplated hereby (the “Avago Board Recommendation”), and, as of the date of this Agreement, none of such actions by Avago’s board of directors has been amended, rescinded, or modified.

(b) Each of the board of directors or equivalent body of each of the Avago Parties, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the California Merger Agreements, and the transactions contemplated hereby and thereby, as applicable to it, are advisable and in the best interests of their respective companies and their shareholders, (ii) approved this Agreement, including the Transactions, as applicable to it, and the other transactions contemplated hereby, and (iii) subject to the other terms and conditions of this Agreement and the California Merger Agreements, as applicable, resolved to recommend that their respective shareholders or other equity holders approve (to the extent required by Law or the Charter Documents of such Avago Party) this Agreement, the California Merger Agreements and the transactions applicable to it contemplated hereby and thereby, and, as of the date of this Agreement, none of such actions by the board of directors or equivalent body of each of the Avago Parties has been amended, rescinded, or modified.

Section 5.20 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Avago Parties acknowledge that neither Broadcom nor any of its Subsidiaries nor any Representative of Broadcom or any of its Subsidiaries makes, and the Avago Parties acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Broadcom or any of its Subsidiaries or with respect to any other information provided or made available to the Avago Parties by or on behalf of Broadcom in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Avago Parties or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of Broadcom and Avago.

(a) During the period from the date of this Agreement until the Closing (except (w) as may be required by Law, (x) with the prior written consent of Avago, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Broadcom Disclosure Schedule), the business of Broadcom and its Subsidiaries shall be conducted in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, Broadcom and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them.

72

(b) Except (w) as may be required by Law, (x) with the prior written consent of Avago, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Broadcom Disclosure Schedule, prior to the Closing, neither Broadcom nor any of its Subsidiaries will:

(i) amend its Charter Documents; provided, that the Charter Documents of a Subsidiary of Broadcom may be amended in a way that is not material or pursuant to the Cash/Stock Merger or the Unit Merger;

(ii) except for (w) the issuance or delivery of Broadcom Common Shares or equity awards in connection with acquisitions set forth in subsection (vi) below, (x) the issuance, grant or delivery of equity-based awards granted pursuant to the Broadcom Equity Plans in the ordinary course of business consistent with past practice (including grants made pursuant to Broadcom’s annual focal equity grant program) (provided, that in no event shall such equity-based awards contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not be subject to acceleration (in whole or in part) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any termination of employment or other event)), (y) the issuance or delivery of Broadcom Common Shares in accordance with the ESPP or upon the exercise of Broadcom Stock Options or settlement of equity-based awards outstanding on the date of this Agreement and granted pursuant to the Broadcom Equity Plans in accordance with the terms of such awards or (z) the conversion of Class B Common Shares into Class A Common Shares pursuant to the rights of holders thereof, issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of (A) any Equity Interests of Broadcom or any of its Subsidiaries or (B) any other securities of Broadcom or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Broadcom Common Shares outstanding on the date of this Agreement of such securities or other ownership interests in any Subsidiary of Broadcom;

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding Broadcom Common Shares (except in respect of any Tax withholding or to satisfy the exercise price of Broadcom Stock Options or Broadcom Restricted Stock Units granted pursuant to the Broadcom Equity Plan);

(iv) split, combine, subdivide or reclassify any Broadcom Common Shares or, declare, set aside for payment or make or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any Equity Interests of Broadcom or its Subsidiaries or otherwise make any payments to shareholders of Broadcom in their capacity as such, other than (A) regular quarterly cash dividends payable by Broadcom in respect of Broadcom Common Shares in the ordinary course of business consistent with past practice in an amount not exceeding $0.14 per Broadcom

73

Common Share in any fiscal quarter and with a record date set forth on Section 6.1(b)(iv) of the Broadcom Disclosure Schedule, but only to the extent such dividends are not “non-ordinary course distributions” as such term is defined in Internal Revenue Service Notice 2014-52 or as such term (or its equivalent) is defined in any subsequent proposed, temporary or final Treasury Regulations, and (B) dividends declared and paid by any Subsidiary of Broadcom to Broadcom or another Subsidiary of Broadcom in the ordinary course of business consistent with past practice;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Broadcom or any of its Subsidiaries, other than the Cash/Stock Merger or the Unit Merger;

(vi) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof, tangible assets comprising a business (other than, in the ordinary course, purchases of assets from vendors, sale of Broadcom Products or related transactions) or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction), other than (x) acquisitions, sales or dispositions among Broadcom and any of its Subsidiaries; (y) acquisitions of or strategic investments in any corporation, partnership or other business organization or division thereof, or any equity interest therein, as to which the aggregate consideration for all such acquisitions or investments (including the value of any Broadcom Common Shares or equity awards granted in connection therewith) does not exceed $150,000,000 in the aggregate; and (z) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $150,000,000 in the aggregate; provided, that the foregoing shall not restrict or limit Broadcom’s or its Subsidiaries’ ability to purchase components or inventory, sell Broadcom Products in the ordinary course of the business of Broadcom and its Subsidiaries consistent with past practice;

(vii) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other Person, other than (w) to Broadcom or any of its wholly-owned Subsidiaries; (x) letters of credit or guarantees issued and maintained by Broadcom or its Subsidiaries in the ordinary course of business consistent with past practice and reimbursement obligations in respect thereof; or (y) performance bonds issued and maintained by Broadcom or its Subsidiaries in the ordinary course of business consistent with past practice; or (z) indebtedness for borrowed money that will be paid prior to the Closing, and which do not subject Broadcom to material pre-payment or other penalties that is incurred in the ordinary course of business and not in excess of $500,000,000 in the aggregate;

74

(viii) other than pursuant to a Benefit Plan in effect as of the date of this Agreement or as required by applicable Law, (v) materially increase the compensation or benefits payable to any of its directors, officers, consultants or employees, except for annual increases in the ordinary course of business consistent with past practice, (w) enter into, establish, adopt or materially amend any employment or severance agreement or any other Benefit Plan covering any of its directors, officers, consultants or employees, (x) grant or increase any change-in-control, severance, retention or termination pay to (or amend any such existing arrangement with) any of its directors, officers, consultants or employees, (y) increase the benefits payable under any existing change-in-control, severance, retention or termination pay policies, or (z) establish, adopt or amend any collective bargaining or work council agreement;

(ix) except as required or permitted by GAAP or as advised by Broadcom’s regular public independent accountant, change in (x) any material respect any of the accounting policies used by Broadcom unless required by GAAP, SEC rules and regulations or applicable Law or (y) with respect to the Subsidiaries of Broadcom, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary;

(x) (A) settle, or offer or propose to settle any litigation or other Proceeding involving or against Broadcom or any of its Subsidiaries (other than settlements that provide for insignificant ancillary ordinary course non-monetary relief and do not require payment by Broadcom or any of its Subsidiaries in excess of $25,000,000 in the aggregate) or (B) commence any material litigation or other Proceeding other than in the ordinary course of business consistent with past practice;

(xi) enter into, modify or amend any material Contract outside of the ordinary course of business consistent with past practice, or release or assign any material rights or claims thereunder outside of the ordinary course of business consistent with past practice, which if so entered into, modified, amended, waived, released or assigned would reasonably be expected to be materially adverse to any business or product line of Broadcom or its Subsidiaries;

(xii) sell or transfer any Patents owned by Broadcom or any of its Subsidiaries to any Third Parties, enter into any portfolio-wide patent cross-license agreements, or grant any exclusive licenses to any Third Parties of any Intellectual Property rights held by Broadcom or any of its Subsidiaries;

(xiii) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material registered Intellectual Property rights owned by and issued to Broadcom or its Subsidiaries that are enforceable as of the date of this Agreement;

75

(xiv) except for the expenditures contemplated by and consistent with (x) the capital budget set forth in Section 6.1(b)(xiv) of the Broadcom Disclosure Schedule (the “2015 CapEx Budget”) or (y) any other subsequent annual capital budget that (1) is prepared in the ordinary course of business by Broadcom and approved by the Broadcom board of directors and (2) provides for total capital expenditures that do not exceed, in the aggregate, one hundred and ten percent (110%) of those forth in the 2015 CapEx Budget, make or authorize any capital expenditures;

(xv) enter into any collective bargaining agreement or any other material agreement with any labor organization, works council, trade union, or other labor association;

(xvi) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax, make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund; or

(xvii) enter into any Contract, commitment or arrangement to do any of the foregoing.

(c) During the period from the date of this Agreement until the Closing, (A) (except (w) as may be required by Law, (x) with the prior written consent of Broadcom, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1(c) of the Avago Disclosure Schedule), the business of Avago and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice and (B) the Avago Parties other than Avago shall conduct no business except as contemplated by this Agreement or as necessary to consummate the Transactions and the transactions contemplated hereby.

(d) Except (w) as may be required by Law, (x) with the prior written consent of Broadcom, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1(d) of the Avago Disclosure Schedule, prior to the Closing, none of the Avago Parties nor any of their respective Subsidiaries will:

(i) amend their respective Charter Documents in any manner other than immaterial amendments to the Charter Documents of any Avago Party or any amendments to the Charter Documents of any Subsidiary of Avago, in each case, that do not adversely affect (w) the Indemnified Parties’ and D&O Indemnitees’ rights under Section 6.7, (x) the holders of Broadcom Common Shares who receive Holdco Ordinary Shares as Broadcom Merger

76

Consideration at the Broadcom Effective Times, (y) the holders of Broadcom Stock Options and Broadcom Restricted Stock Units who will receive Broadcom Converted Holdco Options or Converted RSUs, as the case may be, at the Broadcom Effective Times or (z) the ability of the Avago Parties to consummate the Transactions and the other transactions contemplated hereby (including obtaining the Avago Shareholder Approval);

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of any such party, other than pursuant to the Transactions or, other than with respect to any Avago Party, for tax planning purposes;

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any issued Avago Ordinary Shares or Avago Preference Shares (except (x) in respect of any Tax withholding or (y) the Avago Convertible Notes in accordance with their terms);

(iv) issue, split, consolidate, subdivide or reclassify any Avago Ordinary Shares or Avago Preference Shares declare, set aside for payment or pay any dividend of any Avago Ordinary Shares or Avago Preference Shares or other distribution in respect of any Avago Ordinary Share or Avago Preference Share or otherwise make any payments to shareholders in their capacity as such (other than (A) issuances of Avago Ordinary Shares (x) pursuant to Avago’s Employee Stock Purchase Plan or Avago Equity Plans or upon the exercise of Avago Share Options or settlement of equity-based awards granted pursuant to Avago Equity Plans in the ordinary course of business consistent with past practice, (y) pursuant to the conversion of the Avago Convertible Notes in accordance with their terms into Avago Ordinary Shares, (B) the issuance, grant or delivery of equity-based awards granted pursuant to Avago Equity Plans in the ordinary course of business consistent with past practice, (C) the incurrence of any indebtedness or the issuance of any securities in connection with the Debt Financing, any alternative financing or otherwise in connection with financing the Transactions and the other transactions contemplated hereby and (D) (x) regular quarterly cash dividends payable by Avago in respect of Avago Ordinary Shares in the ordinary course of business consistent with past practice in an amount not exceeding $0.38 per Avago Ordinary Share in any fiscal quarter and with a record date set forth on Section 6.1(d)(iv) of the Avago Disclosure Schedule, provided, such maximum permissible amount of dividend per Avago Ordinary Share shall increase by $0.02 per Avago Ordinary Share per Avago fiscal quarter (including Avago’s current fiscal quarter which includes the date of this Agreement), and (y) dividends declared and paid by any Subsidiary of Avago to Avago or another Subsidiary of Avago in the ordinary course of business consistent with past practice);

77

(v) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) or enter into, modify, amend, continue, cancel, renew or terminate any Contract or waive, release or assign any material rights or claims thereunder that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of the Transactions, in connection with, or in compliance with, the HSR Act and other Antitrust Laws, or the expiration or termination of any applicable waiting period thereof, or CFIUS, (ii) materially delay or adversely affect in any material respect Avago’s and Holdco’s ability to obtain the Debt Financing (including adversely affecting Avago’s ability to satisfy the conditions to the Debt Financing) on the date on which the Closing would otherwise occur in accordance with Section 2.5, or (iii) otherwise materially delay, prevent or impede the consummation of the Transactions and the other transactions contemplated hereby;

(vi) knowingly undertake any transaction (other than any transaction contemplated by this Agreement) that may raise a material risk of causing Holdco to be treated, as a result of the transaction contemplated by this Agreement, as (i) a resident of the United States for U.S. federal Tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B); or

(vii) enter into any Contract, commitment or arrangement to do any of the foregoing.

(e) During the period from the date of this Agreement until the Closing, other than Avago, none of the Avago Parties shall conduct any business, except as contemplated by this Agreement.

(f) Avago shall cause Finance Holdco to form a newly formed wholly-owned direct Subsidiary (“Lower Holdco”). All of the issued share capital of Lower Holdco will be issued to Finance Holdco, and Avago shall cause such shares to be validly issued and fully paid (to the extent required under the applicable Charter Documents). Following such issuance, all Equity Interests of Lower Holdco will be owned directly by Finance Holdco free and clear of any Liens, pledges, security interests or other encumbrances. Avago shall cause Lower Holdco to execute and deliver a Joinder and shall cause Finance Holdco to contribute all of the Equity Interests of the Merger Subs held by Finance Holdco to Lower Holdco. Promptly following such contribution, Avago shall further cause Lower Holdco (including in its capacity as the sole shareholder of each of the Merger Subs following such contribution), to approve this Agreement, the California Merger Agreements, the Transactions, and the other transactions contemplated by this Agreement and the California Merger Agreements.

(g) Prior to the Closing Date, Avago shall obtain the Nominee Approval and provide a copy thereof to Broadcom.

78

Section 6.2 Access to Information.

(a) Broadcom shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants, agents, advisors and other authorized representatives (“Representatives”) of the Avago Parties and their respective Subsidiaries reasonable access, in a manner not unreasonably disruptive to the operations of the business of Broadcom and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Closing, to the properties, books and records of Broadcom and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Broadcom and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require Broadcom or any of its Subsidiaries to disclose any information to the Avago Parties if such disclosure would, in the reasonable judgment of Broadcom, (i) cause significant competitive harm to Broadcom or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which Broadcom or any of its Subsidiaries is a party or (iii) constitute a waiver of the attorney-client or other privilege held by Broadcom or any of its Subsidiaries; provided, further, however, that (1) with respect to clauses (i), (ii) and (iii) if such information cannot be disclosed pursuant to such clauses, Broadcom and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege, and (2) nothing herein shall authorize Avago or its Representatives to undertake any invasive environmental sampling at any of the properties owned, operated or leased by Broadcom or its Subsidiaries, without the prior written consent of Broadcom, which shall not be unreasonably withheld, conditioned or delayed. Each of the Avago Parties agree that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement and any joint defense agreement entered into between the parties in connection with the transactions contemplated hereby shall apply with respect to information furnished hereunder by or on behalf of Broadcom, its Subsidiaries and Broadcom’s Representatives (as defined in the Confidentiality Agreement). Broadcom agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all actual or prospective sources of debt financing (including convertible or equity-linked debt) (and representatives of such financing sources) in the term “Representative” as such term is defined therein.

(b) Avago shall (and shall cause each of its Subsidiaries to) afford to Representatives of Broadcom reasonable access, in a manner not unreasonably disruptive to the operations of the business of Avago and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Closing, to the properties, books and records of Avago and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Avago and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require Avago or

79

any of its Subsidiaries to disclose any information to Broadcom or its Representatives if such disclosure would, in the reasonable judgment of Avago, (i) cause significant competitive harm to Avago or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which Avago or any of its Subsidiaries is a party or (iii) constitute a waiver of the attorney-client or other privilege held by Avago or any of its Subsidiaries; provided, further, however, that (1) with respect to clauses (i), (ii) and (iii) if such information cannot be disclosed pursuant to such clauses, Avago and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege, and (2) nothing herein shall authorize Broadcom or its Representatives to undertake invasive environmental sampling at any of the properties owned, operated or leased by Avago or its Subsidiaries. Broadcom agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement and any joint defense agreement entered into between the parties in connection with the transactions contemplated hereby shall apply with respect to information furnished hereunder by or on behalf of Avago, its Subsidiaries and Avago’s Representatives (as defined in the Confidentiality Agreement).

Section 6.3 Broadcom Board Recommendation; Broadcom Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.3, Broadcom will not, and will cause its Subsidiaries and their respective officers, directors and employees not to, and Broadcom will use its reasonable best efforts to cause Broadcom’s and its Subsidiaries’ respective other Representatives not to, directly or indirectly (i) initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Broadcom Acquisition Proposal, (ii) participate or engage in any negotiations or discussions with any Third Party with respect to any Broadcom Acquisition Proposal, (iii) in connection with any actual or potential Broadcom Acquisition Proposal, disclose or furnish any nonpublic information or data to any Third Party concerning Broadcom’s business or properties or afford any Third Party access to its properties, books, or records, (iv) enter into or execute, or propose to enter into or execute, any agreement relating to a Broadcom Acquisition Proposal, or (v) accept, approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to Broadcom’s shareholders, any Broadcom Acquisition Proposal. Broadcom will, and will cause its Subsidiaries and their respective officers, directors and employees to, and Broadcom will use its reasonable best efforts to cause Broadcom’s and its Subsidiaries’ respective other Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Broadcom Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any Third Parties in connection with such discussions and negotiations be promptly returned or destroyed. Broadcom acknowledges and agrees that, in the event any officer, director or employee of Broadcom or any of its Subsidiaries takes any action that if taken by Broadcom would be a breach of this Section 6.3, the taking of such action by such officer, director or employee shall be deemed to constitute a breach of this Agreement (including this Section 6.3) by Broadcom.

80

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that, prior to obtaining the Broadcom Shareholder Approval, Broadcom receives a bona fide written Broadcom Acquisition Proposal that did not result from a breach of this Section 6.3, Broadcom, its Subsidiaries and their respective officers, directors, employees and other Representatives may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a customary confidentiality agreement with Broadcom that contains provisions that in the aggregate are no less favorable to Broadcom than those contained in the Confidentiality Agreement, provided, however, that such confidentiality agreement shall not be required to contain standstill provisions and which agreement may not provide for an exclusive right to negotiate with Broadcom and may not restrict Broadcom from complying with this Section 6.3 (a “Broadcom Acceptable Confidentiality Agreement”)) making such Broadcom Acquisition Proposal and their respective Representatives and potential sources of financing, if (i) Broadcom’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to Broadcom a Broadcom Acquisition Proposal that is, or would reasonably be expected to lead to, a Broadcom Superior Proposal and (ii) Broadcom’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Broadcom Acquisition Proposal would reasonably be expected to be inconsistent with the fiduciary duties of Broadcom’s directors under applicable Law.

(c) Broadcom will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Avago of the receipt by Broadcom of any Broadcom Acquisition Proposal and (ii) provide Avago with a copy of such Broadcom Acquisition Proposal (if written), or a summary of the material terms and conditions of such Broadcom Acquisition Proposal (if oral), including the identity of the Person making such Broadcom Acquisition Proposal. Broadcom shall notify Avago, in writing, of any decision of its board of directors as to whether to provide non-public information with respect to Broadcom to any Person in response to a Broadcom Acquisition Proposal, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Broadcom will (x) keep Avago informed as promptly as practicable with respect to any changes to the material terms of a Broadcom Acquisition Proposal submitted to Broadcom (and in any event within forty eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Broadcom Acquisition Proposal, (y) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of Broadcom to any such Person, provide such information to Avago (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Avago and (z) promptly (and in any event within twenty-four (24) hours of such determination) notify Avago of any determination by the Broadcom board of directors that such Broadcom Acquisition Proposal constitutes a Broadcom Superior Proposal.

81

(d) Subject to Section 6.3(e) and Section 6.3(f), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of Broadcom nor any committee thereof shall, directly or indirectly:

(i) (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Avago Parties, the Broadcom Board Recommendation, (y) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Broadcom Acquisition Proposal or (z) solely if a Broadcom Acquisition Proposal has been publicly announced, fail to issue a press release reaffirming the Broadcom Board Recommendation within ten (10) Business Days following Avago’s written request to issue such press release (any action described in clause (x), (y) or (z) being referred to as a “Broadcom Change of Recommendation”) or

(ii) approve or recommend, or publicly propose to approve or recommend, or allow Broadcom to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (x) constituting or relating to, any Broadcom Acquisition Proposal or (y) requiring Broadcom to abandon, terminate, or fail to consummate any of the Transactions or any other transaction contemplated by this Agreement, in each case other than a Broadcom Acceptable Confidentiality Agreement.

(e) Notwithstanding the foregoing, prior to the Broadcom Shareholder Meeting, Broadcom’s board of directors may, (x) in the case of a Broadcom Intervening Event or with respect to a Broadcom Superior Proposal, which Broadcom Superior Proposal did not result from a breach of this Section 6.3 by Broadcom or its Representatives (including any act or omission by any such Representative which would constitute a breach of this Section 6.3 if such act was taken or omitted to be taken by Broadcom), make a Broadcom Change of Recommendation or (y) with respect to a Broadcom Superior Proposal, which Broadcom Superior Proposal did not result from a breach of this Section 6.3 by Broadcom or its Representatives, approve or recommend a Broadcom Superior Proposal, terminate this Agreement pursuant to Section 8.1(c)(ii), and enter into a definitive written agreement providing for such Broadcom Superior Proposal substantially concurrently with the termination of this Agreement; provided, that:

(i) Broadcom’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Broadcom’s directors under applicable Law;

(ii) Broadcom notifies Avago at least four (4) Business Days in advance of taking such action (such four-Business Day period, the “Broadcom Notice Period”) that Broadcom intends to take such action, which notice must specify the reasons for taking such action and, in the event of a Broadcom Superior Proposal, the material terms and conditions of such proposal (including the identity of the Person making the proposal) and concurrently

82

provides a copy of the relevant proposed transaction agreements with the Person making such proposal (it being understood that in the event any of the material terms or conditions of any such proposal are modified during the Broadcom Notice Period, Broadcom shall as promptly as possible, and in any event no later than twenty-four (24) hours after receipt of such modification, notify Avago of such modification, at which time the Broadcom Notice Period shall be extended by an additional two (2) Business Days), and in the event of a Broadcom Intervening Event, a reasonable description of such Broadcom Intervening Event;

(iii) prior to taking such action, Broadcom shall, and shall cause its Representatives to, during the Broadcom Notice Period negotiate with Avago in good faith (to the extent Avago desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for Broadcom to take such action; and

(iv) Avago shall not have proposed in writing at or prior to the conclusion of the Broadcom Notice Period any modifications or revisions to the terms of this Agreement, which revisions shall be evidenced by an offer to amend this Agreement that would, upon Broadcom’s acceptance, be binding on the parties hereto, and, if applicable, revisions to the terms of the Debt Commitment Letter and the Debt Financing Agreements, to provide for terms which the board of directors of Broadcom determines in good faith, after consultation with its outside legal counsel and financial advisors, to cause (x) the Broadcom Superior Proposal to no longer constitute a Broadcom Superior Proposal or (y) in cases involving a Broadcom Intervening Event, the failure to make a Broadcom Change of Recommendation with respect to such Broadcom Intervening Event to be no longer be inconsistent with the fiduciary duties of Broadcom’s directors under applicable Law.

(f) Nothing in this Agreement shall prohibit the board of directors of Broadcom from (i) taking and disclosing to the shareholders of Broadcom a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the shareholders of Broadcom that the board of directors of Broadcom determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that any such disclosure referred to in clauses (i) or (ii) that relates to a Broadcom Acquisition Proposal shall be deemed to be a Broadcom Change of Recommendation unless (x) the board of directors of Broadcom expressly reaffirms the Broadcom Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the shareholders of Broadcom pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 6.3(f) shall not be deemed to permit the Broadcom board of directors to make a Broadcom Change of Recommendation or take any of the actions referred to in clauses (x) or (y) of Section 6.3(e), except, in each case, to the extent permitted by Section 6.3(e).

83

Section 6.4 Avago Board Recommendation; Avago Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.4, Avago will not, and will cause its Subsidiaries and their respective officers, directors and employees not to, and Avago will use its reasonable best efforts to cause Avago’s and its Subsidiaries’ respective other Representatives not to, directly or indirectly (i) initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Avago Acquisition Proposal, (ii) participate or engage in any negotiations or discussions with any Third Party with respect to any Avago Acquisition Proposal, (iii) in connection with any actual or potential Avago Acquisition Proposal, disclose or furnish any nonpublic information or data to any Third Party concerning Avago’s business or properties or afford any Third Party access to its properties, books, or records, (iv) enter into or execute, or propose to enter into or execute, any agreement relating to an Avago Acquisition Proposal, or (v) accept, approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to Avago’s shareholders, any Avago Acquisition Proposal. Avago will, and will cause its Subsidiaries and their respective officers, directors and employees to, and Avago will use its reasonable best efforts to cause Avago’s and its Subsidiaries’ respective other Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Avago Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any Third Parties in connection with such discussions and negotiations be promptly returned or destroyed. Avago acknowledges and agrees that, in the event any officer, director or employee of Avago or any of its Subsidiaries takes any action that if taken by Avago would be a breach of this Section 6.4, the taking of such action by such officer, director or employee shall be deemed to constitute a breach of this Agreement (including this Section 6.4) by Avago.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that, prior to obtaining the Avago Shareholder Approval, Avago receives a bona fide written Avago Acquisition Proposal that did not result from a breach of this Section 6.4, Avago, its Subsidiaries and their respective officers, directors, employees and other Representatives may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a customary confidentiality agreement with Avago that contains provisions that in the aggregate are no less favorable to Avago than those contained in the Confidentiality Agreement, provided, however, that such confidentiality agreement shall not be required to contain standstill provisions and which agreement may not provide for an exclusive right to negotiate with Avago and may not restrict Avago from complying with this Section 6.4 (an “Avago Acceptable Confidentiality Agreement”)) making such Avago Acquisition Proposal and their respective Representatives and potential sources of financing, if (i) Avago’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to Avago an Avago Acquisition Proposal that is, or would reasonably be expected to lead to, an Avago Superior Proposal and (ii) Avago’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Avago Acquisition Proposal would reasonably be expected to be inconsistent with the fiduciary duties of Avago’s directors under applicable Law.

84

(c) Avago will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Broadcom of the receipt by Avago of any Avago Acquisition Proposal and (ii) provide Broadcom with a copy of such Avago Acquisition Proposal (if written), or a summary of the material terms and conditions of such Avago Acquisition Proposal (if oral), including the identity of the Person making such Avago Acquisition Proposal. Avago shall notify Broadcom, in writing, of any decision of its board of directors as to whether to provide non-public information with respect to Avago to any Person in response to an Avago Acquisition Proposal, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Avago will (x) keep Broadcom informed as promptly as practicable with respect to any changes to the material terms of an Avago Acquisition Proposal submitted to Avago (and in any event within forty eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Avago Acquisition Proposal, (y) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of Avago to any such Person, provide such information to Broadcom (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Broadcom and (z) promptly (and in any event within twenty-four (24) hours of such determination) notify Broadcom of any determination by the Avago board of directors that such Avago Acquisition Proposal constitutes an Avago Superior Proposal.

(d) Subject to Section 6.4(e) and Section 6.4(f), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of Avago nor any committee thereof shall, directly or indirectly:

(i) (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Broadcom, the Avago Board Recommendation, (y) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Avago Acquisition Proposal or (z) solely if an Avago Acquisition Proposal has been publicly announced, fail to issue a press release reaffirming the Avago Board Recommendation within ten (10) Business Days following Broadcom’s written request to issue such press release (any action described in clause (x), (y) or (z) being referred to as a “Avago Change of Recommendation”) or

(ii) approve or recommend, or publicly propose to approve or recommend, or allow Avago to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (x) constituting or relating to any Avago Acquisition Proposal or (y) requiring Avago to abandon, terminate, or fail to consummate any of the Transactions or any other transaction contemplated by this Agreement, in each case other than an Avago Acceptable Confidentiality Agreement.

85

(e) Notwithstanding the foregoing, prior to the Avago Shareholder Meeting, Avago’s board of directors may, (x) in the case of an Avago Intervening Event or with respect to an Avago Superior Proposal, which Avago Superior Proposal did not result from a breach of this Section 6.4 by Avago or its Representatives, make an Avago Change of Recommendation or (y) with respect to an Avago Superior Proposal, which Avago Superior Proposal did not result from a breach of this Section 6.4 by Avago or its Representatives (including any act or omission by any such Representative which would constitute a breach of this Section 6.4 if such act was taken or omitted to be taken by Avago), approve or recommend an Avago Superior Proposal, terminate this Agreement pursuant to Section 8.1(d)(ii), and enter into a definitive written agreement providing for such Avago Superior Proposal substantially concurrently with the termination of this Agreement; provided, that:

(i) Avago’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Avago’s directors under applicable Law;

(ii) Avago notifies Broadcom at least four (4) Business Days in advance of taking such action (such four-Business Day period, the “Avago Notice Period”) that Avago intends to take such action, which notice must specify the reasons for taking such action and, in the event of an Avago Superior Proposal, the material terms and conditions of such proposal (including the identity of the Person making the proposal) and concurrently provides a copy of the relevant proposed transaction agreements with the Person making such proposal (it being understood that in the event any of the material terms or conditions of any such proposal are modified during the Avago Notice Period, Avago shall as promptly as possible, and in any event no later than twenty-four (24) hours after receipt of such modification, notify Broadcom of such modification, at which time the Avago Notice Period shall be extended by an additional two (2) Business Days), and in the event of an Avago Intervening Event, a reasonable description of such Avago Intervening Event;

(iii) prior to taking such action, Avago shall, and shall cause its Representatives to, during the Avago Notice Period negotiate with Broadcom in good faith (to the extent Broadcom desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for Avago to take such action; and

(iv) Broadcom shall not have proposed in writing at or prior to the conclusion of the Avago Notice Period any modifications or revisions to the terms of this Agreement, which revisions shall be evidenced by an offer to amend this Agreement that would, upon Avago’s acceptance, be binding on the parties hereto, and, if applicable, revisions to the terms of the Debt Commitment Letter and the Debt Financing Agreements, to provide for terms which the board of directors of Avago determines in good faith, after consultation with its outside legal counsel and financial advisors, to cause (x) the Avago Superior Proposal to no longer constitute an Avago Superior Proposal or (y) in cases involving an Avago Intervening Event, the failure to make an Avago Change of Recommendation with respect to such Avago Intervening Event to be no longer be inconsistent with the fiduciary duties of Avago’s directors under applicable Law.

86

(f) Nothing in this Agreement shall prohibit the board of directors of Avago from (i) taking and disclosing to the shareholders of Avago a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the shareholders of Avago that the board of directors of Avago determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that any such disclosure referred to in clauses (i) or (ii) that relates to an Avago Acquisition Proposal shall be deemed to be an Avago Change of Recommendation unless (x) the board of directors of Avago expressly reaffirms the Avago Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the shareholders of Avago pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 6.4(f) shall not be deemed to permit the Avago board of directors to make an Avago Change of Recommendation or take any of the actions referred to in clauses (x) or (y) of Section 6.4(e), except, in each case, to the extent permitted by Section 6.4(e).

Section 6.5 Employee Benefits.

(a) With respect to the employees of Broadcom and its Subsidiaries that continue in employment with Holdco or its Subsidiaries following the Effective Times (the “Employees”), for a period of twelve (12) months after the Effective Times, Holdco agrees to provide or cause its Subsidiaries (including the Broadcom Surviving Corporation) to provide each Employee with (i) a base salary or wage rate (as applicable) that is no less favorable to each Employee than in effect for such Employee immediately prior to the Effective Times and (ii) employee benefits (including, without limitation bonus opportunity, severance, retirement health and welfare benefits but excluding equity plans and arrangements) that, in the aggregate, are no less favorable to each Employee than those in effect for such Employee immediately prior to the Effective Times.

(b) As of the Effective Times, Holdco shall honor or cause its Subsidiaries (including Avago and the Broadcom Surviving Corporation) to honor, in accordance with their terms, all Benefit Agreements and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including any change-in-control and general severance and retention plans that are between Broadcom or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee and, in each case, that are set forth on Section 4.9(a) of the Broadcom Disclosure Schedule.

(c) Without limiting anything in this Section 6.5, as of the Effective Times and for a period of twelve (12) months thereafter, Holdco agrees to provide or cause its Subsidiaries (including Avago and the Broadcom Surviving Corporation) to provide to each Employee severance payments and benefits that are no less favorable than severance payments and benefits for which such Employee was eligible immediately prior to the Effective Times.

87

(d) With respect to each benefit plan, program, practice, policy or arrangement maintained by Holdco or its Subsidiaries (including Avago and the Broadcom Surviving Corporation) following the Effective Times and in which any of the Employees participate (the “Holdco Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, and for purposes of vacation accrual and severance benefits, service with Broadcom and its Subsidiaries (or predecessor employers to the extent Broadcom provides past service credit) shall be treated as service with Holdco and its Subsidiaries (including Avago and the Broadcom Surviving Corporation). HoldCo shall use reasonable efforts to cause each of the applicable Holdco Plans that provides medical, dental, pharmaceutical, vision and/or other health benefits to any Employee to (i) waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not included under the corresponding Benefit Plan, and (ii) provide Employees with credit under the applicable Holdco Plans for amounts paid by such Employees prior to the Effective Times during the plan year in which the Effective Times occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Holdco Plans.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 6.5 with respect to employees of Broadcom and its Subsidiaries are included for the sole and exclusive benefit of the respective parties hereto and shall not create any right (i) in any other person, including employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, Benefit Agreement, Foreign Benefit Plan or Holdco Plans or (ii) to continued employment with Broadcom or any of its Subsidiaries or Holdco or any of its Subsidiaries (including Avago or the Broadcom Surviving Corporation). Notwithstanding anything in this Section 6.5 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan, Benefit Agreement or Foreign Benefit Plan or any other employee benefit plans of Broadcom or Avago.

(f) As soon as reasonably practicable following the date of this Agreement and to the extent permitted by applicable Law, (i) Broadcom will deliver to Avago an accurate and complete list of the names or unique identifiers, titles, annual base salary (or wage rate), commission and any other cash compensation or bonus opportunity of all employees of Broadcom and its Subsidiaries as of the date of this Agreement, principal work location, work visa status, accrued vacation time and classification and (ii) Broadcom will deliver to Avago the list described in the last sentence of Section 4.2(b), but including the name or unique identifier of the holder of each grant set forth therein.

Section 6.6 Publicity. The initial press release by each of Avago and Broadcom with respect to the execution of this Agreement shall be acceptable to Avago and Broadcom. Thereafter, neither Broadcom nor Avago (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any

88

such public announcements; provided, that neither Avago nor Broadcom will be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if (a) Broadcom’s board of directors has effected a Broadcom Change of Recommendation or Avago’s board of directors has effected an Avago Change of Recommendation or (b) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement.

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Closing, Avago and the Broadcom Surviving Corporation shall, and Holdco shall cause Avago and the Broadcom Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Closing were directors or officers of Broadcom, Avago or any of their respective present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Closing (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law and the applicable Charter Documents of the Broadcom Surviving Corporation and the Avago Charter, and Avago and the Broadcom Surviving Corporation shall, and Holdco shall cause Avago and the Broadcom Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law and the applicable Charter Documents of the Broadcom Surviving Corporation and the Avago Charter. Holdco agrees that all rights to exculpation or indemnification for acts or omissions occurring prior to the Closing existing as of the Closing in favor of directors and officers of Broadcom, Avago, or any of their respective Subsidiaries or any of their respective predecessors in their capacities as officers and directors and the heirs, executors, trustees, fiduciaries and administrators of such officers or directors (each, a “D&O Indemnitee”), as provided in Broadcom’s Charter Documents, the Avago Charter or Avago’s and Broadcom’s respective Subsidiaries’ respective Charter Documents or in any agreement between such D&O Indemnitee and Broadcom, Avago, or any of their respective Subsidiaries or any of their respective predecessors, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms; provided, however, that all rights to exculpation and indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding. After the Closing, Avago and the Broadcom Surviving Corporation shall (and Holdco shall cause Avago and the Broadcom Surviving Corporation to) fulfill and honor such obligations to the maximum extent permitted by applicable Law.

(b) Prior to the Closing, each of Broadcom and Avago shall or, if Broadcom or Avago is unable to, Holdco shall cause each of the Broadcom Surviving Corporation and Avago as of the Closing to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Broadcom’s and Avago’s respective existing directors’ and officers’ insurance policies and Broadcom’s and Avago’s respective existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as Broadcom’s and

89

Avago’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Broadcom’s and Avago’s existing policies. If Broadcom or the Broadcom Surviving Corporation and/or Avago for any reason fails to obtain such “tail” insurance policies as of the Closing, (i) each of the Broadcom Surviving Corporation and Avago, as applicable, shall continue to maintain in effect, for a period of at least six (6) years from and after the Closing, the D&O Insurance in place as of the date of this Agreement with Broadcom’s and Avago’s respective current insurance carrier or with an insurance carrier with the same or better credit rating as Broadcom’s and Avago’s respective current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Broadcom’s and Avago’s respective existing policies, or (ii) Holdco will provide, or cause the Avago and the Broadcom Surviving Corporation to provide, for a period of not less than six (6) years after the Closing, the D&O Indemnitees who are insured under Broadcom’s or Avago’s respective D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Closing from an insurance carrier with the same or better credit rating as Broadcom’s or Avago’s respective current D&O Insurance carrier, that is no less favorable than the existing policy of Broadcom or Avago, respectively, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Holdco and Avago and the Broadcom Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by Broadcom or Avago, as applicable, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Holdco, Avago or the Broadcom Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(c) This Section 6.7 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be binding on all successors and assigns of Holdco, Avago and the Broadcom Surviving Corporation.

(d) In the event that Holdco, Avago, the Broadcom Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Holdco, Avago and the Broadcom Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Broadcom Shareholder Meeting; Avago Shareholder Meeting; Proxy Statement/Prospectus; Singapore Court Order.

(a) As soon as practicable after the date of this Agreement (but, in any event, no later than thirty-five (35) Business Days following the date of this Agreement) (i) Broadcom and Avago shall prepare and file with the SEC the Proxy Statement/Prospectus, (ii) Holdco and Avago shall prepare and file with the SEC a Registration Statement on Form S-4 (or similar successor form) in connection with the issuance of Holdco Ordinary Shares and Units in the Cash/Stock Merger and the Unit Merger (including any amendment or supplement thereto)

90

(the “Registration Statement”), in which the Proxy Statement/Prospectus shall be included in connection with the registration under the Securities Act of the Holdco Ordinary Shares to be issued in the Cash/Stock Merger and the Avago Scheme, (iii) Broadcom shall furnish the information required to be provided to its shareholders pursuant to the CGCL and the Exchange Act and (iv) Avago shall furnish the information required to be provided to its shareholders pursuant to the Laws of Singapore (including an explanatory statement in relation to the Avago Scheme complying with the requirements of the SCA) and the Exchange Act. Avago, Holdco and Broadcom will provide each other with any information which may be reasonably required by clauses (i) through (iv) of the foregoing. Each of Avago, Holdco and Broadcom will use reasonable best efforts respond to any comments from the SEC, will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions and the transactions contemplated hereby. Each of Avago, Holdco and Broadcom will notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Ordinary Shares issuable in connection with the Transactions for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus or for additional information with respect to the Registration Statement, Proxy Statement/Prospectus or the Transactions. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus and/or the Registration Statement, Avago, Holdco or Broadcom, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of Broadcom and shareholders of Avago, respectively, such amendment or supplement, as applicable. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Proxy Statement/Prospectus shall include the recommendation of Broadcom’s board of directors (unless there has been a Broadcom Change of Recommendation) that Broadcom’s shareholders approve this Agreement and the recommendation of Avago’s board of directors (unless there has been an Avago Change of Recommendation) that Avago’s shareholders approve this Agreement and the Transactions.

(b) Broadcom agrees that none of the information supplied or to be supplied by or on behalf of Broadcom or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Broadcom agrees that none of the information supplied or to be supplied by or on behalf of Broadcom or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the shareholders of Broadcom and the shareholders of Avago, respectively, and at the time of the Broadcom Shareholder Meeting and the Avago Shareholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the

91

circumstances under which they are made, not misleading (except that no representation or warranty is made by Avago to such portions thereof that relate expressly to Broadcom or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Broadcom for inclusion or incorporation by reference therein). If at any time prior to the Broadcom Shareholder Meeting or the Avago Shareholder Meeting any fact or event relating to Broadcom or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus should be discovered by Broadcom or should occur, Broadcom shall, promptly after becoming aware thereof, inform Avago of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by Broadcom with respect to statements made or incorporated by reference therein based on information supplied by Avago or Holdco (including with respect Cash/Stock Merger Sub) for inclusion or incorporation by reference therein. Broadcom agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Section 6.8(b) and Section 6.8(c) below, any information concerning or related to Broadcom, its Affiliates or the Broadcom Shareholder Meeting will be deemed to have been provided and supplied by Broadcom, provided that such information relating to Broadcom, its Affiliates or the Broadcom Shareholder Meeting shall be in form and content satisfactory to Broadcom, acting reasonably, and Avago shall have provided Broadcom with a reasonable opportunity to review such information and Broadcom shall not have objected thereto; and any information concerning or related to Avago, its Affiliates or the Avago Shareholder Meeting will be deemed to have been provided and supplied by Avago, provided that such information relating to Avago, its Affiliates or the Avago Shareholder Meeting shall be in form and content satisfactory to Avago, acting reasonably, and Broadcom shall have provided Avago with a reasonable opportunity to review such information and Avago shall not have objected thereto.

(c) Each of the Avago Parties agrees that none of the information supplied or to be supplied by or on behalf of any of the Avago Parties or their Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Avago Parties agrees that none of the information supplied or to be supplied by or on behalf of any of the Avago Parties or their Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the shareholders of Broadcom and shareholders of Avago, respectively, and at the time of the Broadcom Shareholder Meeting and the Avago Shareholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by Broadcom to such portions thereof that relate expressly to the Avago Parties or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of any of the Avago Parties for inclusion or incorporation by reference therein). If at any time prior to the Broadcom Shareholder Meeting or the Avago Shareholder Meeting any fact or event relating to the Avago Parties or any of their respective Affiliates which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus should be discovered by Avago or should occur,

92

Avago shall, promptly after becoming aware thereof, inform Broadcom of such fact or event. Notwithstanding the foregoing, no representation, warranty or covenant is made by any of the Avago Parties with respect to statements made or incorporated by reference therein based on information supplied by Broadcom for inclusion or incorporation by reference therein. Avago and Holdco agree that the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(d) So long as Broadcom’s board of directors shall not have effected a Broadcom Change of Recommendation, Broadcom shall take all action necessary in accordance with applicable Law, its organizational documents and Nasdaq Rules to call, give notice of, convene and hold a special meeting of its shareholders (including any adjournment or postponement thereof, the “Broadcom Shareholder Meeting”), in each case, as soon as practicable following the date of this Agreement (but in any event, no later than forty-five (45) days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining the Broadcom Shareholder Approval; provided, however, that Broadcom shall not be required to hold, and shall be entitled (in its sole and absolute discretion) to adjourn, delay or postpone, the Broadcom Shareholder Meeting, until the first to occur of (i) the forty-fifth (45th) day following the date on which either (x) the IRS Ruling has been obtained by Broadcom or (y) Representatives of Broadcom and Avago have received notice from the IRS that the IRS will not provide Broadcom with the IRS Ruling on the terms and conditions proposed by Broadcom, or (ii) one hundred eighty (180) days following the date of this Agreement (after which such date, it shall be deemed that the IRS will not provide Broadcom with the IRS Ruling on the terms and conditions proposed by Broadcom).

(e) So long as Avago’s board of directors shall not have effected an Avago Change of Recommendation, (i) as soon as reasonably practicable following the Registration Statement being declared effective under the Securities Act, Avago shall make the application to the Singapore Court for an order convening the Avago Shareholder Meeting and any ancillary order relating thereto, including an order that for the purposes of the Avago Shareholder Meeting, (i) CEDE & Co. (“CEDE”), as nominee of The Depositary Trust Company, shall be deemed not to be a shareholder of Avago, and (ii) instead, each of the persons or entities who are registered on the list maintained by CEDE as holders of the Avago Ordinary Shares which are listed on Nasdaq (the “Nasdaq Shares”) shall be deemed to be a shareholder of Avago in respect of such number of Nasdaq Shares held in such persons or entities account under CEDE; provided, that if the Singapore Court refuses to make any order convening the Avago Shareholder Meeting, unless otherwise agreed to in writing by Broadcom, Avago and/or Holdco shall appeal the decision of the Singapore Court to the fullest extent and Avago shall consult with Broadcom in relation to such appeal; (ii) subject to the grant of the order of the Singapore Court convening the Avago Shareholder Meeting, Avago shall take all action necessary in accordance with applicable Law, the Avago Charter and Nasdaq Rules to call, give notice of and hold a meeting of its shareholders convened by the Singapore Court (including any adjournment or postponement thereof, the “Avago Shareholder Meeting”), in each case, as soon as practicable following the grant of the order of the Singapore Court convening the Avago Shareholder Meeting (but in any event, no later than forty-five (45) days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining the Avago Shareholder Approval; provided, however, that Avago shall not be required to hold, and shall be entitled (in its sole and absolute discretion) to adjourn, delay or postpone, the Avago Shareholder Meeting, until the first

93

to occur of (A) the forty-fifth (45th) day following the date on which either (x) the IRS Ruling has been obtained by Broadcom or (y) Representatives of Broadcom and Avago have received notice from the IRS that the IRS will not provide Broadcom with the IRS Ruling on the terms and conditions proposed by Broadcom, or (B) one hundred eighty (180) days following the date of this Agreement (after which such date, it shall be deemed that the IRS will not provide Broadcom with the IRS Ruling on the terms and conditions proposed by Broadcom); (iii) if the Avago Scheme is approved by the Avago Shareholders at the Avago Shareholder Meeting, Avago shall promptly apply to the Singapore Court for its sanction and confirmation of the Avago Scheme; and (iv) following the grant of the Singapore Court Order, Avago shall deliver the same to ACRA for lodgment. The Avago Scheme shall become effective upon the lodgment of the Singapore Court Order with ACRA in accordance with Section 2.4.

(f) Singapore Scheme Implementation. Avago shall not withdraw the Avago Scheme or allow it to lapse without the express written consent of Broadcom and will not knowingly take any action that may otherwise be prejudicial in any material respect to the successful completion of the Avago Scheme. Broadcom shall have the right, through its legal counsel, to be present at any hearing of the Singapore Court in relation to the Avago Scheme, subject to the Singapore Court’s consent. Each of Avago and Holdco will notify Broadcom promptly upon the receipt of any comments from the SEC, the Singapore Court or any other Governmental Entity or its respect staff in connection with the filing of, or amendments or supplements to, the Proxy Statement/Prospectus or other related documents; provided, that whenever Avago or Holdco becomes aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or other related documents, Avago or Holdco (as the case may be) will promptly inform Broadcom of such occurrence and cooperate in filing with the SEC, the Singapore Court or any other applicable Governmental Entity or its respective staff, and/or mailing to Avago shareholders, such amendment or supplement, and provide Broadcom with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or other related documents prior to filing such with the SEC, the Singapore Court or other applicable Governmental Entity and will provide Broadcom with a copy of all such filings and/or mailings. Avago shall, on a weekly basis at the close of business on the Wednesday of each calendar week, keep Broadcom informed of the number of proxy votes received in respect of the Avago Shareholder Meeting, and, subject to Section 6.4, Avago shall ensure that the Avago Shareholder Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Avago Shareholder Meeting are solicited, in compliance with the Avago Charter and applicable Law. Broadcom shall, on a weekly basis at the close of business on the Wednesday of each calendar week, keep Avago informed of the number of proxy votes received in respect of the Broadcom Shareholder Meeting, and, subject to Section 6.3, Broadcom shall ensure that the Broadcom Shareholder Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Broadcom Shareholder Meeting are solicited, in compliance with Broadcom’s Charter Documents and applicable Law.

Section 6.9 Reasonable Best Efforts.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by applicable foreign Antitrust Laws

94

(collectively, “Foreign Antitrust Approvals”) with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided, that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within twenty (20) Business Days of the date of this Agreement and (ii) for applicable foreign Antitrust Laws shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within sixty (60) calendar days of the date of this Agreement; provided, further that, in the case of clause (ii), if a party is not prepared to file any such submission or filing within such period, the senior executives shall discuss the reasons for the failure to meet such submission or filing deadlines with the senior executives from the other party) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required in connection the Foreign Antitrust Approvals or any other Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iv) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (vi) provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, each of Broadcom and the Avago Parties agrees, and shall cause each of their respective Subsidiaries, to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), and to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Transactions and the other transactions contemplated hereby to occur prior to the Termination Date, including but not limited to (u) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (v) if necessary to obtain clearance by any Governmental Entity before the Termination Date, offering, negotiating, committing to, taking and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the share capital, assets, rights, products or businesses of the Avago Parties and their Subsidiaries and Broadcom and its Subsidiaries, and

95

any other actions that limit the freedom of action with respect to, or the ability to retain, any of the businesses the Avago Parties and their Subsidiaries and Broadcom and its Subsidiaries, (w) agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Broadcom Common Shares), (x) agreeing to enter into any agreement that limits in any way the ownership or operation of any business of the Avago Parties and their Subsidiaries and Broadcom and its Subsidiaries, (y) agreeing to enter into any commercially reasonable agreement to guarantee the supply of products to customers or to establish firewalls to protect customer confidential information and (z) contesting, defending and appealing any lawsuit or other legal proceeding, whether judicial or administrative, threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Avago Parties, Broadcom or any of their respective Subsidiaries be obligated to commit to any actions that would reduce the reasonably anticipated benefits to the Avago Parties (including anticipated synergies) of the transactions contemplated by this Agreement in an amount that is financially material relative to the value of Broadcom and its Subsidiaries as a whole.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws and the DPA which shall be governed by Section 6.9(a) and Section 6.10, Broadcom and the Avago Parties shall cause their respective Subsidiaries to, each use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by Broadcom or the Avago Parties or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith none of Broadcom or its Subsidiaries will be required to (nor, without the prior written consent of Avago, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

96

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. Broadcom and the Avago Parties shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Avago Parties and Broadcom agree that nothing contained in this Section 6.9(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.9(a).

Section 6.10 CFIUS Approval. Each of the parties hereto shall, and shall cause its Affiliates to, use its commercially reasonable efforts to obtain the CFIUS Approval. Such commercially reasonable efforts shall include engaging in prefiling discussions with CFIUS or its member agencies, promptly making any draft and final filings required in connection with the CFIUS Approval in accordance with the DPA, and providing any information reasonably requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement.

Section 6.11 ESPP. Broadcom shall take all such actions as may be necessary to (a) cause each outstanding purchase right under the ESPP to be exercised immediately prior to the Closing Date (the “Exercise Date”) at a purchase price per share determined in accordance with Section VII.G of the ESPP; (b) provide that no further Purchase Intervals (as defined in the ESPP) shall commence under the ESPP on or following the Exercise Date; (c) terminate the ESPP effective as of immediately prior to the Closing Date. Broadcom shall notify each participant in writing, at least ten (10) days prior to the Exercise Date, that the Exercise Date for his or her purchase right (including for purposes of determining the purchase price for such purchase right) has been changed to the Exercise Date and that his or her purchase right will be exercised automatically on the Exercise Date, unless prior to such date he or she has withdrawn from the Purchase Interval as provided in Section VII.G of the ESPP.

Section 6.12 401(k) Plan Termination. Unless Avago provides written notice to Broadcom to the contrary, no later than three (3) Business Days prior to the date that the Avago and Broadcom become part of the same controlled group pursuant to Sections 414(b), (c), (m) or (o) of the Code (the “Controlled Group Date”), Broadcom shall, effective as of at least one (1) day prior to the Controlled Group Date, have terminated the Broadcom Corporation Employee Savings Plan (the “Broadcom 401(k) Plan”). Broadcom will, prior to the Controlled Group Date, provide Avago with evidence that each such Broadcom 401(k) Plan has been terminated effective no later than one (1) day prior to the Controlled Group Date pursuant to resolutions duly adopted by the board of directors, or committee of the board of directors, as applicable, of Broadcom.

97

Section 6.13 Section 16 Matters. Prior to the Broadcom Effective Times, the board of directors of Broadcom or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Broadcom Common Shares, Broadcom Stock Options and Broadcom Restricted Stock Units pursuant to this Agreement by any officer or director of Broadcom who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Prior to the Avago Effective Time, the board of directors of Avago, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Avago Ordinary Shares, Holdco Ordinary Shares, Units and Converted RSUs pursuant to this Agreement by any officer or director of Broadcom who may become a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.14 Filing of Form S-8; Listing of Additional Shares. Holdco shall file no later than fifteen (15) days following the Closing Date an effective registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Ordinary Shares issuable with respect to Converted RSUs, Broadcom Converted Holdco Options, Avago Converted Holdco Options and Converted Holdco RSUs and Holdco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted RSUs, Broadcom Converted Holdco Options, Avago Converted Holdco Options and Converted Holdco RSUs assumed in accordance with this Agreement remain outstanding. Holdco shall use commercially reasonable efforts to obtain all necessary approvals and authorization from its shareholders under Holdco’s Charter Documents and the SCA for the issuance and allotment of new Holdco Ordinary Shares to meet its share issuance obligations under the Converted RSUs, Broadcom Converted Holdco Options, Avago Converted Holdco Options and Converted Holdco RSUs. Holdco shall also use its commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the conversion of the Broadcom Stock Options into Broadcom Converted Holdco Options, the conversion of the Broadcom Restricted Stock Units into Converted RSUs, the conversion of Avago Share Options into Avago Converted Holdco Options and the conversion of Avago RSU Awards into Converted Holdco RSUs under the Laws of Singapore and Holdco’s Charter Documents in order to duly authorize the grant of such rights to subscribe for shares in its share capital free of preemptive rights at or prior to the Closing Date, and Broadcom shall furnish to Avago and/or Holdco any information concerning Broadcom and holders of the Broadcom Restricted Stock Units and the Broadcom Stock Options as may be reasonably requested by Avago or Holdco in connection with any such action. The Avago Parties shall use commercially reasonable efforts to cause the Holdco Ordinary Shares issued upon the exercise of Broadcom Stock Options and the vesting of the Broadcom Restricted Stock Units to be approved for listing on Nasdaq upon official notice of issuance at or prior to the Closing Date.

Section 6.15 Financing. Avago and the other Avago Parties, as applicable, shall procure and have available (including taking into account the cash on hand held by Broadcom and its Subsidiaries on such date), as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by Avago and the other Avago Parties for the consummation of the transactions contemplated hereby, including the amounts payable in connection with the consummation of the Transactions, all related fees and expenses required to be paid as of the date of the consummation of Merger and the funds to be provided by (or on behalf of) Avago and the other Avago Parties to Broadcom to enable Broadcom (together with the cash on hand held by Broadcom and its Subsidiaries on such date) to fund the repayment or refinancing of the Broadcom Notes and the Broadcom Credit Agreement. In furtherance and not in limitation to the foregoing:

98

(a) Subject to the terms and conditions of this Agreement, Avago and the other Avago Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter pursuant to the terms thereof (including any “market flex” provisions related thereto). Avago and the other Avago Parties shall not permit any amendment, modification or replacement to be made to, or any waiver of any provision under, the Debt Commitment Letter without the consent of Broadcom (which such consent shall not be unreasonably withheld, conditioned or delayed) if such amendment, modification, replacement or waiver (A) reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid) or original issue discount (unless (x) the Debt Financing is increased by a corresponding amount or (y) the Avago Parties, Broadcom or their respective Subsidiaries have a corresponding amount of excess available cash on hand such that the representation set forth in Section 5.14 of this Agreement will still be true and correct taking into account such increase in fees or original issue discount and the then-applicable cash on hand of Avago, Broadcom and their respective Subsidiaries) or (B) imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in a manner that would reasonably be expected to (x) materially delay (taking into account the Marketing Period) or prevent the funding in full of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (y) adversely impact the ability of Avago or any other Avago Party to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, in each case, relating to the funding thereunder (provided, that Avago and the other Avago Parties may amend or replace the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to materially delay (taking into account the Marketing Period) or prevent the Closing or adversely impact Avago’s ability to enforce its rights under the Debt Commitment Letter). Avago and the other Avago Parties shall promptly deliver to Broadcom true and complete copies of any such amendment, modification or replacement. For purposes of this Section 6.15(a), references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended or modified by this Section 6.15(a) and references to “Debt Financing” or “Debt Commitment Letter” shall include such documents as permitted to be amended or modified by this Section 6.15(a).

(b) Avago and the other Avago Parties shall use their reasonable best efforts (A) to maintain in effect the Debt Commitment Letter, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter, (C) to satisfy on a timely basis all conditions to receipt of the full amount of the Debt Financing necessary to pay the aggregate amount of the Aggregate Cash Consideration at the Closing that are within its control or subject to its influence and, upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, (D) to enforce the Debt Commitment Letter to cause any lender to provide such Debt Financing

99

and (E) to comply with their obligations under the Debt Commitment Letter. In each case promptly upon Broadcom’s request Avago and the other Avago Parties shall (i) provide to Broadcom copies of all substantially final drafts and executed definitive agreements for the Debt Financing Agreements and (ii) keep Broadcom informed in reasonable detail of the status of their efforts to arrange the Debt Financing.

(c) Avago and the other Avago Parties agree to notify Broadcom promptly, and in any event within three (3) Business Days, if at any time prior to the Closing Date (i) the Debt Commitment Letter is terminated for any reason, (ii) Avago or any other Avago Party becomes aware of any material breach or default by any party to the Debt Commitment Letter or any Debt Financing Agreement, (iii) a counterparty indicates that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth in the Debt Commitment Letter, (iv) Avago or any other Avago Party receives any written notice or other written communication from any Person with respect to any actual breach, default, termination or repudiation by any party to any Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (v) Avago or any other Avago Party determines in good faith it will not be able to obtain all or any portion of the Debt Financing necessary to pay the aggregate amount of the Aggregate Cash Consideration on the terms or in the manner contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing; provided, that in no event will Avago be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Avago shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege. Without limiting Avago’s or any other Avago Party’s other obligations under this Section 6.15, if the commitments with respect to all or any portion of the Debt Financing expires or is terminated or all or any portion of the Debt Financing otherwise becomes unavailable or it becomes reasonably foreseeable that such events will occur, then Avago and the other Avago Parties shall (x) promptly notify Broadcom of such event and the reasons therefor, (y) use reasonable best efforts to obtain alternative financing from alternative financing sources in an amount sufficient to pay all cash amounts required to paid in connection with the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (z) when obtained, provide Broadcom with a copy of, a new financing commitment that provides for such alternative financing, together with all related fee letters and associated engagement letters (with only fee amounts and pricing caps redacted).

(d) Notwithstanding anything to the contrary contained herein, Avago’s and the other Avago Parties’ obligations hereunder are not subject to a condition regarding Avago’s, the other Avago Parties’ or any of their Affiliates’ obtaining funds to consummate the Transactions and the transactions contemplated by this Agreement, including the payment of any fees and expenses and the repayment or refinancing of the Broadcom Notes and the Broadcom Credit Agreement.

100

Section 6.16 Financing Cooperation.

(a) Prior to the Closing Date, Broadcom shall provide, shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause its Representatives to provide to Avago all cooperation reasonably requested by Avago in connection with the Debt Financing or any replacement, amended, modified or alternative financing permitted by this Agreement (collectively with the Debt Financing, the “Available Financing”), including (i) furnishing Avago the Required Financial Information by the times required by the Debt Commitment Letter and such other Financing Information and other financial and other pertinent information and disclosures regarding Broadcom and its Subsidiaries as may be reasonably requested by Avago and necessary to permit the consummation of the Available Financing, (ii) participating in a reasonable number of meetings (including one-on-one meetings or conference calls with parties acting as agents or arrangers for, and prospective lenders of, the Available Financing for the transactions contemplated by this Agreement), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing or solicitation efforts of Avago and its Financing Sources, in each case as reasonably requested by Avago and reasonably required in connection with the Available Financing, (iii) as reasonably requested by Avago, assisting with the preparation of Marketing Materials, including customary materials for rating agency presentations, offering memoranda and bank information memoranda (including with respect to presence of absence of material non-public information relating to Broadcom and its Subsidiaries and the accuracy of the information relating to Broadcom and its Subsidiaries contained therein), lender presentations, offering documents, authorization letters, confirmations and undertakings in connection with the Financing Information, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing, (iv) if reasonably requested by Avago in connection with the Available Financing, providing (A) customary payoff letters and (to the extent required) notices of repayment or repurchase (subject to and conditioned upon the Closing) with respect to the Broadcom Notes and the Broadcom Credit Agreement and (B) all documentation and other information required in connection with the Available Financing by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act (provided, that, such documentation and information is reasonably requested in writing by Avago at least five (5) days prior to the Closing), (v) assisting in the preparation of any customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, purchase agreements, and other customary definitive documentation, customary closing certificates, and related deliverables relating to the Available Financing and reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents (including title insurance) (including assisting with the execution, preparation and delivery of original stock certificates (or local equivalents) and other certificated securities that are pledged under the Available Financing and original stock powers executed in blank (or local equivalents) to the parties to the Available Financing (including, but not limited to, providing copies thereof prior to the Closing Date) and taking reasonable steps necessary to permit the Financing Sources to evaluate the assets of Broadcom and cash management and accounting systems and policies and procedures relating thereto for purposes of examining collateral arrangements (including collateral field examinations and appraisals) as well as establishing bank and other accounts and blocked account agreements and lock box arrangements, provided that no pledge should be effective until the Closing and the delivery of any such original stock certificates and other certificated securities and original stock powers shall be delivered in escrow pending release at Closing); provided, however, that, no obligation of Broadcom under any agreement, certificate, document or instrument shall be effective until the Closing, and

101

Broadcom shall not be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Closing (except to the extent that Avago promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the prior funding (in all other cases) to Broadcom therefor), (vi) upon the reasonable request of Avago, satisfying the conditions precedent set forth in the Debt Commitment Letter to the extent the satisfaction is within the control of Broadcom, (vii) cooperating with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of Broadcom and (viii) upon the reasonable request of Avago, assist Avago in obtaining accountant’s comfort letters and legal opinions customary for financings similar to the Debt Financing.

(b) Avago acknowledges and agrees that, other than ordinary course out-of-pocket costs and expense subject to reimbursement pursuant to this Section 6.16, neither Broadcom nor any of its Subsidiaries and Representatives shall have any responsibility for, or incur any liability to, any Person under, any Debt Financing that Avago may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.16. Avago shall promptly, upon request by Broadcom, reimburse Broadcom and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including any attorneys’ fees and Out-of-Pocket Repatriation Taxes) incurred by Broadcom or its Subsidiaries, as applicable, in connection with the cooperation of Broadcom and its Subsidiaries, as applicable, contemplated by this Section 6.16. Avago shall indemnify and hold harmless Broadcom and its Subsidiaries (and its Representatives) from and against any and all losses, damages, claims, costs, Out-of-Pocket Repatriation Taxes or other expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or Available Financing and any information used in connection therewith (other than historical information relating to Broadcom or its Subsidiaries provided by Broadcom in writing specifically for use in the Debt Financing offering documents), in each case except to the extent such losses, damages, claims, costs or expenses arise from Broadcom’s bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. Notwithstanding anything to the contrary in this Section 6.16, Avago shall have no obligation to reimburse or indemnify or hold harmless Broadcom or its Subsidiaries or Representatives for Out-of-Pocket Repatriation Taxes unless the Closing shall fail to occur within fourteen (14) days of the repatriation of such funds. In the event of a termination of this Agreement, Broadcom shall use reasonable best efforts to mitigate any losses, damages, claims, costs, Out-of-Pocket Repatriation Taxes or other expenses subject to reimbursement pursuant to this Section 6.16, including by rescinding any dividends or other distributions declared, paid or otherwise made. For purposes of this Section 6.16, “Out-of-Pocket Repatriation Taxes” means out-of-pocket Taxes resulting from (i) funds repatriated at the direction of Avago, or (ii) any later event, to the extent that such Taxes would not have resulted but for a reduction, utilization or elimination of net operating losses, credits or other Tax attributes that may otherwise have reduced or eliminated such Taxes by reason of the funds repatriated at the direction of Avago.

(c) Nothing in this Section 6.16 shall require Broadcom or any of its Subsidiaries to take or permit the taking of any action that would (A) unreasonably interfere with the ongoing operations of Broadcom or its Subsidiaries, (B) cause any covenant, representation or warranty in this Agreement to be breached by Broadcom or any of its Subsidiaries, (C) require Broadcom or any of its Subsidiaries to pay any commitment or other similar fee or incur any

102

other expense, liability or obligation in connection with the financings contemplated by the Debt Commitment Letter prior to the Closing, (D) cause any director, officer or employee of Broadcom or any of its Subsidiaries to incur any personal liability, or (E) authorize any corporate action of Broadcom or any of its Subsidiaries that would become effective and operative prior to the Closing. Broadcom hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Broadcom or any of its Subsidiaries.

(d) All non-public or otherwise confidential information regarding Broadcom or any of its Subsidiaries obtained by Avago or its Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement.

(e) At the request of Holdco or Avago, subject to applicable Law and the Charter Documents of Broadcom and its Subsidiaries, Broadcom shall, and shall cause its Subsidiaries to, do all things necessary, proper or advisable (including by reasonably cooperating with the Avago Parties and the Financing Sources) to make available (by way of a dividend, a loan, or such other method, in each case as requested by Holdco or Avago) any cash, cash equivalents and marketable securities (which shall be liquidated for cash at the request of Holdco or Avago) of Broadcom and its Subsidiaries, wherever held, for the funding of the consummation of the transactions contemplated hereby, including the amounts payable in connection with the consummation of the Transactions, all related fees and expenses required to be paid as of the date of the consummation of Merger and the funds required to fund the repayment or refinancing of the Broadcom Notes and the Broadcom Credit Agreement, at least one (1) Business Day prior to the Closing Date.

(f) At the request of Holdco or Avago, Broadcom shall commence a tender and consent solicitation for the Broadcom Notes; provided, that the consummation of such tender shall be conditioned upon the Closing and shall be consummated no earlier than contemporaneously with Closing.

Section 6.17 Stock Exchange Listing. The Avago Parties shall use reasonable best efforts to cause the Holdco Ordinary Shares to be issued in connection with the Transactions and Holdco Ordinary Shares to be reserved upon exercise of options to purchase Holdco Ordinary Shares to be listed on Nasdaq, subject to official notice of issuance, at or prior to the Closing Date.

Section 6.18 Notification of Certain Matters. Broadcom shall promptly notify Avago and Holdco in writing, and Avago and Holdco shall promptly notify Broadcom in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated hereby, (b) any written communication from any Governmental Entity in connection with the transactions contemplated hereby (other than such communications contemplated by Section 6.9, which shall be governed by such Section) or (c) any actions, claims, suits, investigations or Proceedings commenced or, to the Knowledge of Broadcom or Avago, as applicable, threatened against Broadcom or any of its Subsidiaries (in the case of Broadcom) or Avago, Holdco or any of their respective Subsidiaries (in the case of Avago and Holdco) that are related to the transactions contemplated hereby (including any transaction litigation brought by a shareholder of Broadcom or Avago, as applicable).

103

Section 6.19 Certain Tax Matters.

(a) Broadcom, Avago and Holdco shall each use its reasonable best efforts (i) to cause the Cash/Stock Merger and the Avago Scheme, taken together, to qualify as an “exchange” within the meaning of Section 351(a) of the Code and to cause the Avago Scheme to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) to obtain the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Broadcom, substantially to the effect that the Cash/Stock Merger, together with the Avago Scheme, should qualify as an “exchange” within the meaning of Section 351(a) of the Code and each transfer of Broadcom Common Shares to Holdco pursuant to the Cash/Stock Merger and in accordance with Treasury Regulation Section 1.367(a)-3(d) should not be subject to Section 367(a)(1) of the Code, (iii) to obtain a ruling from the IRS under Treasury Regulation Section 1.367(a)-3(c)(9) to the effect that the Cash/Stock Merger and the Unit Merger will not be subject to Section 367(a)(1) of the Code (the “IRS Ruling”), (iv) to obtain the opinion of Skadden, dated as of the Closing Date, to the effect that the Unit Merger should qualify as an “exchange” for which no gain or loss shall be recognized by holders of Unit Electing Shares pursuant to Section 721(a) of the Code (other than such gain or loss recognized in connection with (A) the receipt of cash in lieu of fractional Holdco Ordinary Shares or Units, (B) any voting rights in Holdco attaching to or associated with Units or otherwise provided to holders of Units (through the issuance of any Equity Interests of Holdco, a voting trust or otherwise) or (C) any expense reimbursement described in Section 4.2 of the Support Agreements) and (v) to obtain such representations and covenants from the officers of Broadcom as are reasonably requested from the Avago Parties in connection with Tax matters relating to the transactions contemplated by this Agreement, provided that such the officers of Broadcom shall not be required to provide a representation or covenant to the extent that such representation or covenant would reasonably be expected to adversely impact Broadcom’s ability to conduct its operations in the ordinary course of business prior to Closing.

(b) Avago shall use its reasonable best efforts to cooperate in connection with Broadcom’s request for the IRS Ruling and shall promptly provide all necessary information and assistance in connection with the IRS Ruling request.

(c) Neither Avago nor Broadcom shall knowingly take or fail to take (and, following the Transactions, Holdco will cause Avago and Broadcom not to knowingly take or fail to take) any action which action (or failure to act) would reasonably be expected to (i) cause the Cash/Stock Merger and the Avago Scheme, taken together, to fail to qualify as an “exchange” within the meaning of Section 351(a) of the Code, (ii) cause the Avago Scheme to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) constitute a “triggering event” within the meaning of Treasury Regulation Section 1.367(a)-8(j)(1) or (2). With respect to the Transactions, Holdco will (and following the Transactions will cause the Broadcom Surviving Corporation and the other Avago Parties, as applicable, to) file all required information with its Tax Returns and maintain all records required for Tax purposes, including the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6).

104

(d) Holdco will make commercially reasonable arrangements with each five-percent transferee shareholder (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) and each “5-percent shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(b)(1)(ii)), if any, to ensure that such shareholder will be informed of any “triggering event” within the meaning of Treasury Regulation Section 1.367(a)-8(j)(1) or (2).

(e) Holdco, Broadcom and Avago shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Times. Each of the Avago Parties shall (and Avago shall cause each of the other Avago Parties) pay, without deduction from any amount payable to holders of Broadcom Common Share or Avago Ordinary Shares and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its shareholders are primarily liable), which becomes payable in connection with the Transactions.

(f) At the Effective Time and through the consummation of the Transactions, Intermediate Holdco, Finance Holdco and Lower Holdco will be disregarded as separate from Holdco and, following the Unit Merger (if relevant), New LP, for U.S. federal income tax purposes. New LP will be disregarded as separate from Holdco until the Unit Merger (if relevant) and, absent the Unit Merger, will remain an entity disregarded as separate from Holdco, in each case, for U.S. federal income tax purposes. The Avago Parties will file any required elections pursuant to Treasury Regulation Section 301.7701-3 to assure such classifications. The Avago Parties have no plan or intention to change or cause Intermediate Holdco, Finance Holdco or Lower Holdco to change their classification such that either entity may become classified as other than a disregarded entity for U.S. federal income tax purposes.

(g) Prior to the Closing Date, Broadcom shall deliver to the Avago Parties a duly executed certificate, dated not more than thirty (30) days prior to the Closing Date, certifying that (A) Broadcom is not and in the preceding five-year period has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder and (B) none of the Equity Interests in Broadcom constitutes a “United States real property interest” as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder, which certificate shall be in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably satisfactory to the Avago Parties.

Section 6.20 Shareholder Litigation. Broadcom shall (a) promptly (and in any event, within two (2) Business Days) inform Avago orally and in writing of any shareholder litigation or other Proceedings brought or threatened in writing against Broadcom or any of its directors or officers relating to the transactions contemplated by this Agreement and keep Avago fully informed on a current basis with respect to the status thereof (including by promptly furnishing to Avago and its Representatives such information relating to such shareholder litigation as such Persons may reasonably request), (b) give Avago the opportunity and right to participate in the defense of any such shareholder litigation at Avago’s sole cost and expense, including in any and all Proceedings related to any such shareholder litigation and any proposed

105

settlement or disposition thereof, and (c) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such shareholder litigation or Proceeding without the prior written consent of Avago, which such consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.21 Marketable Securities. Prior to the Closing, Broadcom shall, upon written request of Avago, provide Avago with a list of all marketable securities held by Broadcom or any of its Subsidiaries and the jurisdiction in which such securities are held, as promptly as is reasonably practicable following the date of any such request.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The obligations of Broadcom and the Avago Parties to consummate the Cash/Stock Merger and, if the Minimum Unit Election Condition is satisfied, the Unit Merger, and the Avago Parties (other than Lower Holdco and the Merger Subs) to consummate the Avago Scheme, are subject to the satisfaction (or waiver by each of Avago, on behalf of itself and the other Avago Parties, and Broadcom) of the following conditions:

(a) each of the Broadcom Shareholder Approval and the Avago Shareholder Approval shall have been obtained;

(b) (i) no Governmental Entity having jurisdiction over Broadcom or any of the Avago Parties shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of any of the Transactions substantially on the terms contemplated by this Agreement and (ii) no Law shall have been enacted or promulgated by any Governmental Entity that makes consummation of any of the Transactions illegal; provided, that any order, decree or ruling with respect to foreign Antitrust Laws other than those set forth on Section 7.1(c) of the Broadcom Disclosure Schedule shall be disregarded for purposes of this Section 7.1(b);

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated, the approvals under the Anti-Monopoly Law of the People’s Republic of China and European Union merger control regulations shall have been obtained, and all consents, approvals or clearances set forth on Section 7.1(c) of the Broadcom Disclosure Schedule shall have been obtained;

(d) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC that have not been withdrawn;

106

(e) the Holdco Ordinary Shares issuable in the Cash/Stock Merger and the Avago Scheme shall have been authorized and approved for listing on Nasdaq upon official notice of issuance; and

(f) the CFIUS Approval shall have been obtained; and

(g) the Singapore Court Order shall have been granted by the Singapore Court and become final.

Section 7.2 Conditions to the Obligations of the Avago Parties. The obligations of the Avago Parties to consummate the Transactions are subject to the satisfaction (or waiver by Avago, on behalf of itself and the other Avago Parties) of the following further conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Broadcom set forth in Section 4.1(a) (Organization), Section 4.3 (Authorization; Validity of Agreement; Broadcom Action), Section 4.4 (Consents and Approvals; No Violations), Section 4.20 (Brokers or Finders) and Section 4.21 (Vote Required) (the “Broadcom Fundamental Representations”) (x) shall, if qualified by materiality or “Broadcom Material Adverse Effect,” have been true and correct in all respects, and if not qualified by materiality or “Broadcom Material Adverse Effect,” shall have been true and correct in all material respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date) and (y) shall, if qualified by materiality or “Broadcom Material Adverse Effect,” be true and correct in all respects, and if not qualified by materiality or “Broadcom Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) The representations and warranties of Broadcom set forth in Section 4.13(g) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date; provided that, for purposes of this Section 7.2(a)(ii), Broadcom and its Subsidiaries shall be deemed not to have Knowledge of any actions taken by any Avago Party after the date of this Agreement (other than any such actions that are contemplated by this Agreement) that would cause Section 4.13(g) to not be true and correct in all respects on and as of the Closing Date;

(iii) The representations and warranties of Broadcom set forth in Section 4.2(a) (the “Broadcom Capitalization Representations”) shall have been true and correct as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date) and shall be true and correct on and as of the Closing Date with the same force and effect as if

107

made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted Broadcom Common Shares, before giving effect to the Cash/Stock Merger and the Unit Merger, of more than 0.375% from that reflected in the Broadcom Capitalization Representations; and

(iv) the representations and warranties of Broadcom set forth in this Agreement (other than the Broadcom Fundamental Representations, the representations and warranties set forth in Section 4.13(g) and the Broadcom Capitalization Representations) (x) shall have been true and correct as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date) and (y) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of the foregoing clauses (x) and (y), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Broadcom set forth in this Agreement for purposes of this Section 7.2(a)(iv), (1) all qualifications based on a “Broadcom Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the representation and warranty set forth in clause (a) of Section 4.7 shall not be disregarded pursuant to the terms of this proviso);

(b) Broadcom shall have performed or complied with in all material respects its obligations hereunder required to be performed or complied with by it at or prior to the Closing;

(c) Avago shall have received a certificate signed by an authorized officer of Broadcom, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d) since the date of this Agreement, there shall not have occurred and be continuing any Broadcom Material Adverse Effect.

Section 7.3 Conditions to the Obligations of Broadcom. The obligations of Broadcom to consummate the Cash/Stock Merger and, if the Minimum Unit Election Condition is satisfied, the Unit Merger, are subject to the satisfaction (or waiver by Broadcom) of the following further conditions:

108

(a) Representations and Warranties.

(i) The representations and warranties of the Avago Parties set forth in Section 5.1 (Organization), Section 5.2 (Authorization; Validity of Agreement; Necessary Action), Section 5.3 (Consents and Approvals; No Violations), Section 5.10 (Brokers or Finders), Section 5.13(a) (Capitalization) and Section 5.18 (Vote Required) (the “Avago Fundamental Representations”) (x) shall, if qualified by materiality or “Avago Material Adverse Effect,” have been true and correct in all respects, and if not qualified by materiality or “Avago Material Adverse Effect,” shall have been true and correct in all material respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), and (y) shall, if qualified by materiality or “Avago Material Adverse Effect,” shall be true and correct in all respects, and if not qualified by materiality or “Avago Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) The representations and warranties of the Avago Parties set forth in Sections 5.8(f) and 5.8(g) (Taxes) (the “Avago Fundamental Tax Representations”) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date; provided that, for purposes of this Section 7.3(a)(ii), the Avago Parties shall be deemed not to have Knowledge of any actions taken by Broadcom or any of its Subsidiaries after the date of this Agreement (other than any such actions that are contemplated by this Agreement) that would cause Section 5.8(f) or 5.8(g) to not be true and correct in all respects on and as of the Closing Date; and

(iii) The representations and warranties of Avago set forth in this Agreement (other than the Avago Fundamental Tax Representations and the Avago Fundamental Representations) (i) shall have been true and correct as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Avago set forth in this Agreement for purposes of this Section 7.3(a)(iii), all

109

qualifications based on an “Avago Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the representation and warranty set forth in clause (a) of Section 5.5 shall not be disregarded pursuant to the terms of this proviso);

(b) each of the Avago Parties shall have performed or complied with in all material respects all of the respective obligations hereunder required to be performed or complied with by the Avago Parties, as the case may be, at or prior to the Closing;

(c) Broadcom shall have received a certificate signed by an authorized officer of Avago, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d) since the date of this Agreement, there shall not have occurred and be continuing any Avago Material Adverse Effect;

(e) there shall have been no material change in any statute, regulation, official interpretation of any statute or regulation (other than any private letter ruling, technical advice memorandum or other similar guidance issued to a particular taxpayer (other than Broadcom)) or judicial decision after the date of this Agreement adversely impacting Skadden’s ability to deliver the opinion described in Section 6.19(a)(iv); and

(f) Skadden shall have received a certificate signed by an authorized officer of Avago, dated as of the Closing Date, substantially in the form set forth in Exhibit E, attached hereto.

Section 7.4 Frustration of Closing Conditions. None of the Avago Parties or Broadcom may rely, either as a basis for not consummating the Transactions or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Transactions and the other transactions contemplated hereby, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by a material breach of this Agreement by such party, including in the case of Avago or any of the other Avago Parties, by any of the Avago Parties.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Effective Times, whether before or after the Broadcom Shareholder Approval and the Avago Shareholder Approval:

(a) by the mutual written consent of Broadcom and Avago;

(b) by either Broadcom or Avago:

110

(i) Termination Date. If the Transactions shall not have occurred on or prior to February 29, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement (including, in the case of Avago, the material breach of any other Avago Party) has been the cause of, or resulted in, the failure of the Transactions to occur on or prior to such date; provided, further, however, that (y) if the conditions set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or waived as of the Termination Date, then either Broadcom or Avago may, in its sole and exclusive discretion, extend the Termination Date to May 30, 2016 (the “Initial Extended Termination Date”), and (z) if the conditions set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or waived as of the Initial Extended Termination Date, then either Broadcom or Avago may, in its sole and exclusive discretion, extend the Termination Date to August 29, 2016, in each case, by providing the other party written notice of such extension on or before the Termination Date or the Initial Extended Termination Date, as the case may be;

(ii) Orders, Decrees, Rulings or Other Actions. If any Governmental Entity having jurisdiction over Broadcom or any of the Avago Parties shall have issued an order, decree or ruling or taken any other action, in each case, such that the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(f) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.9 or Section 6.10 in any manner that shall have been the cause of or resulted in the foregoing to occur (including, in the case of Avago, the non-compliance of any other Avago Party);

(iii) Failure to Obtain Broadcom Shareholder Approval at Broadcom Shareholder Meeting. If the Broadcom Shareholder Meeting shall have concluded without the Broadcom Shareholder Approval having been obtained in accordance with the CGCL and the Charter Documents of Broadcom;

(iv) Failure to Obtain Avago Shareholder Approval at Avago Shareholder Meeting. If the Avago Shareholder Meeting shall have concluded without Avago Shareholder Approval having been obtained in accordance with the SCA and the Avago Charter; or

(v) Failure to Obtain Singapore Court Order. If the Singapore Court refuses to make any orders convening the Avago Shareholder Meeting or grant the Singapore Court Order and Avago has exhausted all rights to appeal the Singapore Court’s decision under applicable Law; or

111

(c) by Broadcom:

(i) Avago Breach. Upon a breach of any obligation hereunder on the part of any of the Avago Parties, or if any representation or warranty of any of the Avago Parties shall fail to be true and correct, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that if such breach or failure is reasonably capable of being cured by any of the Avago Parties through the exercise of their reasonable best efforts during the thirty (30)-day period following notification by Broadcom to Avago of such breach or inaccuracy and such Avago Parties continue to exercise such reasonable best efforts, Broadcom may not terminate this Agreement under this Section 8.1(c)(i) prior to the expiration of such period; provided, further, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to Broadcom if it is in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) Broadcom Superior Proposal. In order to accept a Broadcom Superior Proposal in compliance with Section 6.3; or

(iii) Avago Change of Recommendation. Prior to the Avago Shareholder Meeting, if an Avago Change of Recommendation shall have occurred; or

(d) by Avago:

(i) Broadcom Breach. Upon a breach of any obligation hereunder on the part of Broadcom, or if any representation or warranty of Broadcom shall fail to be true and correct, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that if such breach is reasonably capable of being cured by Broadcom through the exercise of its reasonable best efforts and Broadcom continues to exercise such reasonable best efforts during the thirty (30)-day period following notification by Avago to Broadcom of such breach or inaccuracy, Avago may not terminate this Agreement under this Section 8.1(d)(i) prior to the expiration of such period; provided, further, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Avago if any of the Avago Parties is in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) Avago Superior Proposal. In order to accept an Avago Superior Proposal in compliance with Section 6.4;

(iii) Broadcom Change of Recommendation. Prior to the Broadcom Shareholder Meeting, if a Broadcom Change of Recommendation shall have occurred.

112

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of the Avago Parties or Broadcom or their respective directors, shareholders, or Representatives other than, with respect to any Avago Party and Broadcom, the obligations pursuant to the Confidentiality Agreement and this Section 8.2, Article IX, the last sentence of Section 6.2(a), the last sentence of Section 6.2(b), Section 6.16(b) and (d). Nothing contained in this Section 8.2 shall relieve the Avago Parties or Broadcom from liability for fraud or Knowing and Intentional Material Breach of this Agreement.

(b) If, but only if, this Agreement is terminated pursuant to Section 8.1(b)(iii) (Failure to Obtain Broadcom Shareholder Approval at Broadcom Shareholder Meeting), then, Broadcom shall pay to Avago within two (2) Business Days of the date of such termination the Broadcom No-Vote Fee. The payment contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Avago and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. If, but only if, this Agreement is terminated pursuant to Section 8.1(b)(iv) (Failure to Obtain Avago Shareholder Approval at Avago Shareholder Meeting), then Avago shall pay to Broadcom within two (2) Business Days of the date of such termination the Avago No-Vote Fee. The payment contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Broadcom and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(c) If, but only if, this Agreement is terminated:

(i) by Broadcom pursuant to Section 8.1(c)(ii) (Broadcom Superior Proposal) or by Avago pursuant to Section 8.1(d)(iii) (Broadcom Change of Recommendation);

(ii) by Broadcom pursuant to Section 8.1(b)(i) (Termination Date) (but only if at such time Avago would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i)) without a vote of Broadcom’s shareholders being taken, Avago Shareholder Approval has been obtained, there has been publicly disclosed for the first time after the date of this Agreement and not withdrawn prior to the termination of this Agreement a Broadcom Acquisition Proposal and within twelve (12) months after such termination, either (1) Broadcom enters into a definitive agreement with respect to a Broadcom Qualifying Transaction pursuant to a Broadcom Acquisition Proposal, which Broadcom Qualifying Transaction is later consummated with the Person that made such Broadcom Acquisition Proposal (regardless of whether such consummation occurs within the twelve (12)-month period), or (2) a Broadcom Qualifying Transaction occurs; or

113

(iii) by either Avago or Broadcom pursuant to Section 8.1(b)(iii) (Failure to Obtain Broadcom Shareholder Approval at Broadcom Shareholder Meeting), there has been publicly disclosed for the first time after the date of this Agreement and not withdrawn prior to the time of the Broadcom Shareholder Meeting, a Broadcom Acquisition Proposal and within twelve (12) months after such termination, either (1) Broadcom enters into a definitive agreement with respect to a Broadcom Qualifying Transaction pursuant to a Broadcom Acquisition Proposal, which Broadcom Qualifying Transaction is later consummated with the Person that made such Broadcom Acquisition Proposal (regardless of whether such consummation occurs within the twelve (12)-month period), or (2) a Broadcom Qualifying Transaction;

then Broadcom shall pay to Avago the Broadcom Termination Fee in cash:

(A) concurrently with any termination pursuant to Section 8.1(c)(ii) (Broadcom Superior Proposal);

(B) within two (2) Business Days following any termination pursuant to Section 8.1(d)(iii) (Broadcom Change of Recommendation); and

(C) within five (5) Business Days after the consummation of a Broadcom Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 8.2(c)(ii) or (iii); provided, that the Broadcom No-Vote Fee shall be credited against the Broadcom Termination Fee if the Broadcom No-Vote Fee has previously been paid to Avago;

it being understood that in no event shall Broadcom be required to pay the fee referred to in this Section 8.2(c) on more than one occasion. Upon payment of such fee, Broadcom shall have no further liability to the Avago Parties with respect to this Agreement or the transactions contemplated hereby, provided, that nothing herein shall release any party from liability for fraud or Knowing and Intentional Material Breach of this Agreement. All payments contemplated by this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by Avago and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(d) If, but only if, this Agreement is terminated:

(i) by Avago pursuant to Section 8.1(d)(ii) (Avago Superior Proposal) or by Broadcom pursuant to Section 8.1(c)(iii) (Avago Change of Recommendation);

114

(ii) by Broadcom pursuant to Section 8.1(b)(i) (Termination Date) (but only if at such time (A) Broadcom would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i) without a vote of Avago’s shareholders being taken; (B) there has been publicly disclosed for the first time after the date of this Agreement prior to the termination of this Agreement an Avago Acquisition Proposal; and (C) within twelve (12) months after such termination, either (1) Avago enters into a definitive agreement with respect to an Avago Qualifying Transaction pursuant to an Avago Acquisition Proposal, which Avago Qualifying Transaction is later consummated with the Person that made such Avago Acquisition Proposal (regardless of whether such consummation occurs within the twelve (12)-month period), or (2) an Avago Qualifying Transaction occurs); or

(iii) by either Avago of Broadcom pursuant to Section 8.1(b)(iv) (Failure to Obtain Avago Shareholder Approval at Avago Shareholder Meeting), there has been publicly disclosed for the first time after the date of this Agreement and not withdrawn prior to the time of the Avago Shareholder Meeting, an Avago Acquisition Proposal and within twelve (12) months after such termination, either (1) Avago enters into a definitive written agreement with respect to an Avago Qualifying Transaction pursuant to an Avago Acquisition Proposal, which Broadcom Qualifying Transaction is later consummated with the Person that made such Broadcom Acquisition Proposal (regardless of whether such consummation occurs with such twelve (12)-month period), or (2) an Avago Qualifying Transaction occurs;

then Avago shall pay Broadcom the Avago Termination Fee in cash:

(A) concurrently with any termination pursuant to Section 8.1(d)(ii) (Avago Superior Proposal);

(B) within two (2) Business Days following any termination pursuant to Section 8.1(c)(iii) (Avago Change of Recommendation); and

(C) within five (5) Business Days after the consummation of an Avago Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 8.1(d)(ii) or Section 8.1(d)(iii); provided, that the Avago No-Vote Fee shall be credited against the Avago Termination Fee if the Avago No-Vote Fee has previously been paid to Broadcom;

it being understood that in no event shall Avago be required to pay the fee referred to in this Section 8.2(d) on more than one occasion. Upon payment of such fee, each of the Avago Parties shall have no further liability to Broadcom with respect to this Agreement or the transactions contemplated hereby; provided, that nothing herein shall release any party from liability for fraud or Knowing and Intentional Material Breach of this Agreement. All payments contemplated by this Section 8.2(d) shall be made by wire transfer of immediately available funds to an account designated by Broadcom and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

115

(e) Each of the Avago Parties and Broadcom acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the Avago Parties and Broadcom would not enter into this Agreement and (iii) any amount payable pursuant to this Section 8.2 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Avago Parties and Broadcom in the circumstances in which such amount is payable.

(f) Any amounts payable by Broadcom pursuant to Section 8.2(b) shall be in addition to any amounts payable by Broadcom pursuant to Section 9.13. Any amounts payable by Avago pursuant to Section 8.2(b) or Section 8.2(d) shall be in addition to any amounts payable by Avago pursuant to Section 9.13 and any of Avago’s expense reimbursement and indemnification obligations contained in Section 6.16. If Broadcom or Avago, as applicable, fails to pay when due any amount payable under this Section 8.2, then (i) such party shall reimburse the other party for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.2 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column, plus 350 basis points.

(g) Notwithstanding any provision of this Agreement, Broadcom, on behalf of itself and each of its shareholders, partners, members, Affiliates, directors, officers, employees, controlling persons and other Representatives (each, a “Broadcom Related Party”) agrees that neither any Financing Source under the Debt Commitment Letters nor any of their respective Affiliates, Representatives, successors or assigns shall have any liability or obligation to any Broadcom Related Party in connection with the financing of any portion of the Debt Financing, whether at law, in equity, in contract, in tort or otherwise.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of Broadcom and Avago contemplated hereby, by written agreement signed by each of Broadcom, on the one hand, and Avago, on the other hand, by action taken by each of their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the Broadcom Shareholder Approval, no such amendment, modification or supplement shall reduce or change the Broadcom Merger Consideration or adversely affect the rights of Broadcom’s shareholders hereunder without the approval of such shareholders. This Agreement may be further amended from time to time prior to the Closing solely to add additional Persons as Avago Parties by the execution and delivery by such Person, Avago and Broadcom of a joinder (each, a “Joinder”) in the form attached hereto as Exhibit F. Notwithstanding the foregoing, Sections 8.2(g), 9.6, 9.8,

116

9.9, 9.10, 9.18 and this Section 9.1 (and any provision of this Agreement to the extent a modification, waiver or termination of any such provision would modify the substance of Sections 8.2(g), 9.6, 9.8, 9.9, 9.10, 9.18 or this Section 9.1) may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing or the termination of this Agreement.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

if to any of the Avago Parties, to:

c/o Avago Technologies Limited

1320 Ridder Park Drive

San Jose, California 95131

Email:         buffalo.notices@avagotech.com

Attention:   Patricia McCall

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Email:         christopher.kaufman@lw.com

                    tony.richmond@lw.com

                    luke.bergstrom@lw.com

Attention:    Christopher L. Kaufman

                    Anthony J. Richmond

                    Luke J. Bergstrom

if to Broadcom, to:

Broadcom Corporation

5300 California Avenue

Irvine, California 92617

Attention:    President and Chief Executive Officer

                    General Counsel

117

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Email:         kenton.king@skadden.com

                    leif.king@skadden.com

Attention:    Kenton J. King

                    Leif B. King

or to such other address for a party as shall be specified in a notice given in accordance with this Section 9.3; provided, that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3. Nothing in this Section 9.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance. Information provided in any section of the Broadcom Disclosure Schedule or the Avago Disclosure Schedule shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to any section of Article IV (in the case of the Broadcom Disclosure Schedule) or Article V (in the case of the Avago Disclosure Schedule) calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The inclusion of any item in the Broadcom Disclosure Schedule or the Avago Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

118

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Broadcom Disclosure Schedule, Avago Disclosure Schedule and the exhibits and instruments referred to herein), the California Merger Agreement(s), the Confidentiality Agreement and any Joinder executed by an Avago Party following the date hereof (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of Broadcom’s shareholders to receive the Broadcom Merger Consideration following the Broadcom Effective Times in accordance with Article III, (ii) the right of Broadcom, on behalf of its shareholders, to pursue damages in the event of any Avago Party’s fraud or Knowing and Intentional Material Breach of this Agreement, which right is hereby acknowledged and agreed by each of the Avago Parties including damages based on loss of the economic and bargain benefits of the Transactions to Broadcom’s shareholders based on the consideration that would have otherwise been payable to holders of Broadcom Common Shares, the loss of market value or decline in share price of such Broadcom Common Shares or otherwise (taking into consideration relevant matters, including other combination or other opportunities and the time value of money) and (iii) as provided in Section 6.7 (which is intended for the benefit of the Indemnified Parties and the D&O Indemnitees) are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder. Notwithstanding the foregoing, (x) the Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on, Sections 8.2(g), 9.1, 9.8, 9.9, 9.10, 9.18 and this Section 9.6 and (y) neither Broadcom nor any of its Affiliates nor any of their respective Representatives shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that, notwithstanding the foregoing, nothing in this Section 9.6 shall in any way limit or modify the rights and obligations of Avago under this Agreement or any Financing Source’s obligations to Avago under the Debt Commitment Letter.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement and all litigation, claims, disputes, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or in connection with or relating to any matter which is the subject of this Agreement, any of the transactions contemplated by this Agreement or the actions of the Avago Parties in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California, in each case, except that (a) any provisions of this Agreement which

119

implicate the fiduciary duties of directors or officers of a Singapore limited company, corporation or entity shall be governed by and in accordance with the Laws of Singapore; (b) to the extent the authorization, effectiveness or effect of the Avago Scheme are required by statute or public policy to be governed by the Laws of Singapore, then the internal Laws of Singapore shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Avago Scheme to be effective under the Laws of Singapore. Notwithstanding the foregoing, each party hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in the City of San Jose and County of Santa Clara, California in the event of any dispute arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the City of San Jose and County of Santa Clara; provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court or California state court located in the City of San Jose and County of Santa Clara in any other court or jurisdiction. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (a) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (b) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (c) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) that the laws described in the last sentence of Section 9.8 shall govern any such action and (e) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

120

Section 9.10 Service of Process. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Notwithstanding anything herein to the contrary, each party hereto agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.3 shall be effective service of process against it for any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof.

Section 9.11 Specific Performance. Each party hereto hereby acknowledges and agrees that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party’s obligations, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.12 shall be void.

Section 9.13 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the Transactions, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Transactions or any of the other transactions contemplated hereby is consummated; provided, however, that Avago and Broadcom shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (y) the filing by the parties hereto of the premerger notification and report forms relating to the Transactions under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation and (z) the filing, printing and mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto.

Section 9.14 Section 338 Election. Neither the Avago Parties nor any Affiliate or Subsidiary thereof shall make or file an election under Section 338 of the Code (or any similar provision of the law of any state or other taxing jurisdiction) with respect to Broadcom or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

121

Section 9.15 Obligations of the Avago Parties. Any covenant, agreement or obligation of Avago hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Holdco to cause Avago and each of the other Avago Parties to perform and discharge such covenant, agreement or obligation. Any covenant, agreement or obligation of any Avago Party hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Avago to cause any such Avago Party to perform and discharge such covenant, agreement or obligation. Avago and Holdco shall be jointly and severally liable for the failure by either of them or the other Avago Parties to perform and discharge any of their respective covenants, agreements or obligations hereunder. Avago hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause the other Avago Parties and the Nominee to fully and promptly pay, perform and observe all obligations of the Avago Parties and the Nominee under, with respect to, in connection with or otherwise arising out of or relating to this Agreement (collectively, the “Obligations”), whether according to the present terms hereof, or pursuant to any change in the terms, covenants and conditions hereof at any time hereafter made or granted, including pursuant to any amendments, waivers, extensions or renewals affecting this Agreement and the transactions contemplated hereby. In the event that any Avago Party or the Nominee fails in any manner whatsoever to pay, perform or observe any of the Obligations, Avago will itself duly and promptly pay, perform or observe, as the case may be, such Obligations, or cause the same to be duly and promptly paid, performed or observed, in each case as if Avago were itself any such Avago Party or the Nominee with respect to such Obligations. Broadcom may proceed to enforce this Section against Avago without first pursuing or exhausting any right or remedy that Broadcom or any of its successors or assigns may have against any other such Avago Party, any of its successors or assigns (or any Affiliates thereof) or any other Person.

Section 9.16 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.17 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.18 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE AVAGO PARTIES AND BROADCOM HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RELATING TO ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING ANY SUCH LITIGATION INVOLVING THE FINANCING SOURCES. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR

122

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS Section 9.18.

[Remainder of page intentionally left blank.]

123

IN WITNESS WHEREOF, Broadcom, Avago, Holdco, New LP, Intermediate Holdco, Finance Holdco, Cash/Stock Merger Sub and Unit Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AVAGO TECHNOLOGIES LIMITED		PAVONIA LIMITED

By:	/s/ Anthony E. Maslowski	By:	/s/ Patricia H. McCall
	Name: Anthony E. Maslowski		Name: Patricia H. McCall
	Title: Chief Financial Officer		Title: Director and Nominee Shareholder

AVAGO TECHNOLOGIES CAYMAN HOLDINGS LTD.		BUFFALO CS MERGER SUB, INC.

By:	/s/ Anthony E. Maslowski	By:	/s/ Anthony E. Maslowski
	Name: Anthony E. Maslowski Title: Director		Name: Anthony E. Maslowski Title: Chief Financial Officer

AVAGO TECHNOLOGIES CAYMAN FINANCE LIMITED		BUFFALO UT MERGER SUB, INC.

By:	/s/ Anthony E. Maslowski	By:	/s/ Anthony E. Maslowski
	Name: Anthony E. Maslowski Title: Director		Name: Anthony E. Maslowski Title: Chief Financial Officer

SAFARI CAYMAN L.P.

By: Its:	Pavonia Limited General Partner

By:	/s/ Patricia H. McCall
Name: Patricia H. McCall Title: Director and Nominee Shareholder

[Signature Page to Agreement and Plan of Merger]

BROADCOM CORPORATION

By:	/s/ Eric K. Brandt
Name: Eric K. Brandt Title: Executive Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Support Agreement

(See attached)

Exhibit A

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May 28, 2015, is by and among Pavonia Limited (“Holdco”) and Avago Technologies Limited (“Antelope”), each a limited company organized under the laws of the Republic of Singapore, and the persons set forth on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”) with respect to matters relating to Broadcom Corporation, a California corporation (“Buffalo” or the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, each Shareholder and its respective affiliates are, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and/or Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) of the Company set forth opposite the name of such Shareholder on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by such Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares” of such Shareholder).

WHEREAS, each of Holdco, Antelope, Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Antelope, Holdco, New LP, Intermediate Holdco and Finance Holdco, the “Antelope Parties”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that (i) all of the issued ordinary shares in the capital of Antelope will be transferred to Finance Holdco, as the entity designated by Holdco, to receive such issued Antelope ordinary shares, pursuant to a scheme of arrangement under Singapore law in accordance with Section 210 of the Singapore Companies Act, and all holders of such transferred shares shall receive an equal number of Holdco ordinary shares (the “Antelope Scheme”) and (ii) the merger of Cash/Stock Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Cash/Stock Merger”) and, to the extent applicable, immediately following the Cash/Stock Merger, the merger of Unit Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Unit Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Antelope has required that each Shareholder, and as an inducement and in consideration therefor, each Shareholder (in such Shareholder’s capacity as a holder of any Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective and conditioned upon the execution and delivery of the Merger Agreement by the parties thereto:

ARTICLE I

VOTING AND OTHER SHAREHOLDER COVENANTS

Each Shareholder hereby covenants and agrees that:

1.1 Voting of Subject Shares. At every meeting of the holders of Company Common Stock (the “Company Shareholders”), however convened, called for the purpose of voting upon the approval of the Merger Agreement and the approval of the transactions contemplated thereby, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote such Shareholder’s Subject Shares (a) in favor of (i) approval of the Merger Agreement under California law and the approval of the transactions contemplated thereby, (ii) approval of any proposal by the Company to adjourn or postpone the meeting to a later date (but prior to termination of this Agreement), if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held and (iii) in favor of any other matter contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any meeting of the Company Shareholders; and (b) against any Buffalo Acquisition Proposal. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of such Shareholder to vote (including by proxy or written consent, if applicable) in favor of, or against or to abstain with respect to, any matters presented to the Company Shareholders.

1.2 No Inconsistent Arrangements. Such Shareholder shall not, directly or indirectly, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any of such Shareholder’s Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract agreeing to any Transfer of such Shareholder’s Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shareholder’s Subject Shares that is inconsistent with the terms of this Agreement, (d) deposit or permit the deposit of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Subject Shares that is inconsistent or conflicts with this Agreement or (e) except in connection with any Transfer permitted hereunder, convert any shares of Class B Common Stock into shares of Class A Common Stock. Notwithstanding the foregoing, such Shareholder may make Transfers of such Shareholder’s Subject Shares: (x) in the case of a Shareholder, to any member of such Shareholder’s immediate family, or to trusts solely for the benefit of such Shareholder (or, to the extent that such Shareholder is not a natural person, the ultimate beneficial owner of the Subject Shares held by such Shareholder) or any member of such Shareholder’s (or such beneficial owner’s) immediate family (or to trusts solely for the benefit of such Shareholder or ultimate beneficial owner), by will or otherwise upon the death of such Shareholder or otherwise for estate planning purposes, by operation of law, to any other Shareholder, or for charitable purposes or as charitable gifts or donations; and (y) to any person who is a “Permitted Transferee” of such Shareholder as defined in Article III, Section B of the Company’s Articles of Incorporation (other than paragraph 3(b) thereof), provided that in all of which cases set forth in clauses (x) and (y) such Shareholder’s Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in addition to the Transfers contemplated by the preceding sentence, each of the Shareholders identified on Exhibit A may, in the aggregate for all of such Shareholders (collectively, the “Shareholder Group”), Transfer to one or more third parties up to 2,000,000 of the Subject Shares without any requirement that the transferee of such Subject Shares agree to be bound by the terms and conditions of this Agreement.

1.3 No Exercise of Appraisal Rights. Such Shareholder agrees not to exercise any appraisal rights or dissenter’s rights that may arise with respect to the Cash/Stock Merger or the Unit Merger pursuant to Chapter 13 of the California Corporations Code in respect of such Shareholder’s Subject Shares.

1.4 Documentation and Information. Such Shareholder shall permit and hereby authorizes Holdco, Antelope and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Holdco, Antelope or the Company reasonably determines to be necessary in connection with the Cash/Stock Merger or the Unit Merger and any other transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of such Shareholder’s Subject Shares and the nature of such Shareholder’s commitments and obligations under this Agreement; provided, that the Company shall give each Shareholder and its or his legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public.

1.5 No Obligation to Exercise Options or Other Securities. Nothing contained in this Article I shall require any Shareholder (or shall entitle any proxy of such Shareholder) to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (ii) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

1.6 Solicitation. Such Shareholder shall, and such Shareholder shall use its reasonable best efforts to cause its respective Representatives not to, take any action that the Company and its Representatives would then be prohibited from taking under Section 6.3(a) of the Merger Agreement. Such Shareholder shall, and shall use its reasonable best efforts to cause its respective Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Buffalo Acquisition Proposal. Such Shareholder shall be responsible for any breach by such Shareholder’s Representatives of this Section 1.6.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby severally, as to itself only, represents and warrants to Holdco and Antelope that:

2.1 Authorization; Binding Agreement. Such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. Such Shareholder has full entity or individual power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder, and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (the “Enforceability Exceptions”).

2.2 Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner of such Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Shareholder under an employee benefit plan of the Company, and (d) as set forth in the Company’s Articles of Incorporation. The Subject Shares listed on Schedule A opposite such Shareholder’s name constitute all of the shares of Common Stock of the Company owned of record or beneficially by such Shareholder as of the date hereof. Except pursuant to this Agreement or the Merger Agreement or as set forth in the Company’s Articles of Incorporation, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.3 Voting Power. Such Shareholder has full voting power with respect to such Shareholder’s Subject Shares, and full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, and except as set forth on Schedule A, full power of disposition, in each case with respect to all of such Shareholder’s Subject Shares. None of such Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided in the Company’s Articles of Incorporation and hereunder.

2.4 Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing. Such Shareholder understands and acknowledges that Antelope is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.5 Absence of Litigation. With respect to such Shareholder, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Shareholder, threatened against, such Shareholder or any of such Shareholder’s properties or assets (including the Subject Shares of such Shareholder) that could reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDCO, ANTELOPE AND THE COMPANY

Each of Holdco, Antelope and the Company (collectively, the “Corporate Parties”) severally (in the case of the Company) and jointly and severally (in the case of Holdco and Antelope) represents and warrants to the Shareholders that:

3.1 Organization; Authorization. Each such Corporate Party is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. The execution and delivery of this Agreement by such Corporate Party, and the performance of its respective obligations hereunder are within such Corporate Party’s corporate powers and have been duly authorized by all necessary corporate actions on the part of such Corporate Party. Such Corporate Party has full power and authority to execute, deliver and perform its obligations under this Agreement.

3.2 Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Corporate Party, and constitutes a valid and binding obligation of such Corporate Party enforceable against such Corporate Party in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Absence of Litigation. With respect to each Corporate Party, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Corporate Party, threatened against, such Corporate Party or any of its properties or assets that could reasonably be expected to prevent, delay or impair the ability of such Corporate Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.4 Reliance. Each Corporate Party understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution, delivery and performance of this Agreement (including the provisions of Article IV hereof) by the Corporate Parties.

3.5 No Other Representations. Each Corporate Party acknowledges and agrees that other than the representations set forth in Article II, the Shareholders have not made and are not making any representations or warranties with respect to the Company, the Shareholder’s ownership of Class A Common Stock or Class B Common Stock, the Merger Agreement or any other matter.

ARTICLE IV

INDEMNITY AND EXPENSE REIMBURSEMENT

4.1 Indemnification.

(a) The Company hereby agrees to hold harmless and indemnify each Shareholder and each of such Shareholder’s trustees and beneficiaries and their respective directors, officers, managers, employees, consultants, controlling persons, advisors and successors and assigns of each of the foregoing in their capacity of such relationship to such Shareholder (collectively, “Indemnitees” with respect to such Shareholder) to the fullest extent authorized or permitted by applicable law against any and all costs and expenses (including reasonable attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred by any Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action, suit or proceeding by or in the right of the Company) to which such Indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, to the extent arising from the related Shareholder’s entry into, or performance under, this Agreement and that otherwise involves or relates directly or indirectly to any facts, circumstances, events or other matters arising out of, or related to, the Merger Agreement or this Agreement.

(b) Not later than twenty (20) days after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding described in Section 4.1(a), such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability hereunder unless such omission materially prejudices the Company, or from any liability which it may have to any Indemnitee other than under this Agreement.

(c) With respect to any such action, suit or proceeding as to which an Indemnitee notifies the Company of the commencement or threat thereof, such Indemnitee shall have the right to choose counsel reasonably acceptable to the Company (it being understood that Morrison & Foerster LLP and McDermott Will & Emery LLP are deemed acceptable) to defend any such pending or threatened action, suit or proceeding, and such Indemnitee shall be entitled to conduct the defense of such action, suit or proceeding; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel). Such Indemnitee will consider in good faith joint representation with other defendants in such action, suit or proceeding but shall not be obligated to agree to such joint representation or accept any other representation recommended by the Company. Such Indemnitee shall not be permitted to settle any such action, suit or proceeding without the written consent of the Company, such consent not to be unreasonably withheld or delayed. The Company will be entitled to participate in any such action, suit or proceeding at its own expense.

(d) Solely in the event of the written request of such Indemnitee, the Company may at its election assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and following notice from the Company to such Indemnitee of the Company’s assumption of the defense thereof, the Company will not be liable to such Indemnitee under this Agreement for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below (but shall remain liable for judgments, fines and amounts paid in settlement in connection therewith to the extent that indemnification therefor was otherwise required under this Agreement). In such event, such Indemnitee shall have the right to employ counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of the Company’s assumption of the defense thereof shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been authorized by the Company in writing, (ii) such Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and such Indemnitee in the conduct of the defense of such action, suit or proceeding (in which event Section 4.1(c) shall apply) or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit or proceeding in each of which cases the fees and expenses of Indemnitee’s separate counsel shall be at the expense of the Company; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel).

(e) The Company shall not be required to indemnify any Indemnitee pursuant hereto (i) in connection with any action, suit or proceeding that is initiated by such Indemnitee against the Company, Holdco or Antelope (unless such action, suit or proceeding was authorized in the specific case by action of the Board of Directors of the subject company, or is to enforce or obtain a declaration of such Indemnitee’s rights under the terms of any provision of this Agreement), or (ii) if it shall be determined by a final adjudication of a court of competent jurisdiction (from which there is no right of appeal) that such indemnification is not lawful (in which case the Company shall remain obligated for the contribution obligations under clause (j) below).

(f) The Company shall not be liable to indemnify an Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent, such consent not to be unreasonably withheld or delayed. The Company shall be permitted to settle any action for which the Indemnitee is fully indemnified by the Company or a third party except that (i) the Company shall not settle any action or claim in any manner which would impose any expense, payment, penalty or limitation on Shareholder without Shareholder’s written consent and (ii) the Company shall not settle any action, claim or proceeding without obtaining a full and complete release of such Indemnitee with respect thereto. Neither the Company nor any Indemnitee shall unreasonably withhold or delay its consent to any proposed settlement.

(g) In the event that an Indemnitee employs the Indemnitee’s own counsel at the expense of the Company pursuant to the provisions of this Section 4.1, the Company shall, to the fullest extent possible and except as prohibited by law, advance to such Indemnitee, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal, expert and consultant fees and expenses) incurred in investigating or defending any such action, suit or proceeding within thirty (30) calendar days after delivery to the Company of copies of invoices for such expenses.

(h) In the event an Indemnitee is required to bring any action, suit or proceeding to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse such Indemnitee for all of such Indemnitee’s reasonable legal fees and other expenses in bringing and pursuing such action.

(i) The obligations of the Company contained herein shall continue during the period the Agreement is in effect, and shall continue thereafter so long as any Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, that is subject to indemnification hereunder.

(j) If the indemnification provided hereby is unavailable with respect to any Shareholder by reason of a court decision, the Company shall contribute to the amount of expenses (including attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred and paid or payable by an Indemnitee to the fullest extent permitted by applicable Law.

(k) From and after the consummation of the transactions contemplated by the Merger Agreement, Holdco and Antelope shall cause the Company to honor its obligations hereunder and Holdco and Antelope will be jointly and severally responsible, together with the Company, for such obligations.

4.2 Expenses of Shareholders. In addition to and without limiting the rights of each Shareholder and other Indemnitees pursuant to Section 4.1, and whether or not the transactions contemplated by the Merger Agreement are consummated, the Company will promptly pay or reimburse, upon submission, the Shareholder Group’s out-of-pocket expenses pertaining to the Merger Agreement and this Agreement or any of the transactions or other matters contemplated by any of such agreements, in an amount not to exceed $1,200,000 for the Shareholder Group in the aggregate. No Shareholder will be deemed to have waived any attorney-client or other privilege by reason of submitting for payment or reimbursement any statements or invoices from its legal advisors.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Corporate Parties, in accordance with the provisions of the Merger Agreement and (b) if to any Shareholder, to such Shareholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such Shareholder may hereafter specify in writing to the Corporate Parties for the purpose by notice to such parties.

5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Buffalo Effective Times, (c) the entry without the prior written consent of the Shareholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under, or conditions to closing, the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration, (d) an extension of the End Date by more than 60 days, (e) the addition of any new material additional condition to the consummation of the Merger in favor of Antelope and (f) the mutual written agreement of each of the parties hereto to terminate this Agreement. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any Knowing and Intentional Breach of this Agreement prior to termination hereof, and (y) the provisions of Section 1.6 and this Article V shall survive any termination of this Agreement. For purposes of this Agreement, the term “Knowing and Intentional Material Breach” shall (y) with respect to the Corporate Parties, have the meaning set forth in the Merger Agreement, and (z) with respect to a Shareholder, shall mean a material breach of this Agreement that is a consequence of an act or omission to act undertaken by such Shareholder with the actual knowledge that the taking of such act, or such failure to act, would cause a material breach of this Agreement. Each Shareholder that is a natural person acknowledges that such Shareholder has read this Agreement with the assistance of counsel. The provisions of Article IV shall survive (x) any termination of the Merger Agreement or this Agreement, and (y) the consummation of the transactions contemplated by the Merger Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Prior to the Buffalo Effective Times, neither the Antelope Parties nor the Company shall agree to any amendment to the form of the Partnership Agreement which adversely affects in any material respect the rights of the holders of Units thereunder without the prior written consent of the Shareholder first identified on the signature page hereof.

5.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. None of the parties hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Antelope and Holdco may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one of more of their respective Affiliates at any time; provided, that such transfer or assignment shall not relieve Antelope or Holdco, as the case may be, of any of its obligations hereunder.

5.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws. Each of Holdco, Antelope, the Company and the Shareholders hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of California state court located in the City of San Jose and County of Santa Clara, California, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of California, and appellate courts therefrom, (collectively, the “California Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim in any California Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of California, to appoint and maintain an agent in the State of California as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of California. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Counterparts. The parties hereto may execute this Agreement in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.

5.7 Entire Agreement. Without limiting any of the Shareholders’ rights, if any, under the Merger Agreement, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to its subject matter.

5.8 Severability. No provision of this Agreement shall be deemed unenforceable if it is subject to an interpretation that would render it enforceable. If a court of competent jurisdiction finds that any provision of this Agreement is unenforceable, in whole or in part, (a) such a finding will not disturb the validity and enforceability of the remaining provisions of this Agreement, and (b) the court shall have the authority to modify and/or “blue pencil” this Agreement in order to render it enforceable and to effect the original intent of the parties to the fullest extent permitted by law

5.9 Specific Performance. The parties hereto agree that (a) The Corporate Parties would be irreparably damaged if for any reason any Shareholder fails to perform any of its obligations under this Agreement and that the Corporate Parties may not have an adequate remedy at law for money damages in such event and (b) the Shareholders would be irreparably damaged if for any reason any Corporate Party fails to perform any of its obligations under this Agreement and the Shareholders may not have an adequate remedy at law for money damages in such event. Accordingly, each of the parties hereto shall be entitled to seek specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any California Court, in addition to any other remedy to which it is entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

5.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

5.13 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.14 Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary and no such action or omission shall be deemed a breach of this Agreement.

5.15 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

5.16 Obligations of Shareholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Shareholder are several and not joint and several, and in no event shall any Shareholder have any obligation or liability for any of the representations, warranties, covenants or agreements of any other Shareholder.

5.17 No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in any Corporate Party any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders and none of the Corporate Parties shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares except as provided in this Agreement.

5.18 No Effect on Class B Common Stock. Notwithstanding anything to the contrary in this Agreement or in the Company’s Articles of Incorporation, the Company agrees that neither the execution and delivery by the Shareholders of this Agreement nor the performance by the Shareholders of any of the obligations hereunder will have any adverse effect on the Shareholders’ ownership of Class B Common Stock of the Company. Without limiting the foregoing, in no event shall the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of any of their obligations hereunder be deemed to constitute a change in the beneficial ownership of (or transfer or confer to any other Person beneficial ownership of) any Subject Shares or result in the conversion of any Subject Shares constituting Class B Common Stock held by the Shareholders into shares of Class A Common Stock, and the Company agrees to refrain from taking (and to prohibit any of its officers from taking) any position inconsistent with the provisions of this Section 5.18, whether in connection with the transactions contemplated by the Merger Agreement or otherwise. In the event that any provision(s) of this Agreement would constitute a change or transfer of or confer any beneficial ownership interest with respect to any of the Subject Shares for purposes of Section B.3(a) or Section B.4(b) of Article III of the Company’s Articles of Incorporation, such provision(s) shall be void and of no force and effect.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PAVONIA LIMITED

By:
Name:
Title:

AVAGO TECHNOLOGIES LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BROADCOM CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[SHAREHOLDER]

By:
Name:
Title:

Address:

Facsimile No.: ( ) - -

[SHAREHOLDER]

By:
Name:
Title:

Address:

Facsimile No.: ( ) - -

Schedule A

Name of Shareholder	No. of Shares

EXHIBIT B

Form of Cash/Stock California Merger Agreement

(See attached)

Exhibit B

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [•] (this “Agreement of Merger”), is made and entered into by and among Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of Holdco (“Merger Sub”), and Broadcom Corporation, a California corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations.”

RECITALS

A. Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Antelope”), Holdco, Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), [Lower Holdco], a [•] organized under the laws of [•] and a direct wholly-owned subsidiary of Finance Holdco (“Lower Holdco”), Merger Sub, Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Lower Holdco, and the Company have entered into an Agreement and Plan of Merger, dated as of May [•], 2015 (the “Merger Agreement”), providing for, among other things, the execution and filing of this Agreement of Merger and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and this Agreement of Merger (the “Merger”).

B. The respective Boards of Directors of each of the Constituent Corporations and Holdco deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into the Company and have approved the Merger Agreement and the Merger.

C. The principal terms of the Merger have been approved by the required vote of the holders of the outstanding capital stock of the Company and by the sole shareholder of each of Merger Sub and Holdco in accordance with Section 1201 of the California Corporations Code (the “CCC”).

D. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement of Merger, the Constituent Corporations hereby agree that Merger Sub shall be merged with and into the Company in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

ARTICLE 1

THE CONSTITUENT CORPORATIONS

Section 1.1 The Company. The Company was incorporated under the laws of the State of California. The authorized capital stock of the Company consists of 2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Stock”), 400,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Company Class B Common Stock” and, together with Company Class A Common Stock, “Company Common Stock”) and 6,432,161 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”). As of the date of this Agreement of Merger, there are outstanding [•] shares of Company Class A Common Stock, [•] shares of Company Class B Common Stock and 0 shares of Company Preferred Stock.

Section 1.2 Merger Sub. Merger Sub was incorporated under the laws of the State of California. The authorized capital stock of Merger Sub consists of 12,000,000,000 shares Class A Common Stock, par value $0.0001 per share (“Merger Sub Class A Common Stock”), 2,000,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Merger Sub Class B Common Stock” and, together with the Merger Sub Class A Common Stock, “Merger Sub Common Stock”) and 6,432,161 shares of Preferred Stock, par value $0.0001 per share (“Merger Sub Preferred Stock”). As of the date of this Agreement of Merger, there are outstanding 9,000,000,000 shares of Merger Sub Class A Common Stock, 1,000,000,000 shares of Merger Sub Class B Common Stock and 0 shares of Merger Sub Preferred Stock.

ARTICLE 2

THE MERGER

Section 2.1 Effectiveness. The Merger shall become effective at such date and time (the “Effective Time”) as this Agreement of Merger, together with an officers’ certificate of each Constituent Corporation, is duly filed with and accepted by the Secretary of State of the State of California in accordance with Section 1103 of the CCC.

Section 2.2 Merger. At the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement of Merger, the Merger Agreement and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Corporation with the full right, title and possession to all property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

Section 2.5 Articles of Incorporation. The Company’s articles of incorporation shall be amended and restated as of the Effective Time in accordance with the relevant provisions of the CCC to read in their entirety as set forth on Exhibit A hereto (the “Amended and Restated Articles of Incorporation”) and, as so amended, such Amended and Restated Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the terms and conditions stated therein or under applicable law.

ARTICLE 3

CORPORATE GOVERNANCE MATTERS

Section 3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

Section 3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

ARTICLE 4

EFFECT ON CAPITAL STOCK OF THE COMPANY

Section 4.1 Cancellation of Certain Shares. Each share of capital stock of the Company held in the Company’s treasury immediately prior to the Effective Time, if any, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 4.2 Conversion of Company Common Stock other than Unit Electing Shares. Subject to Section 4.3 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time that is not a Unit Electing Share shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement; and

(b) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time that is not a Unit Electing Share shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement.

Section 4.3 Fractional Shares of Holdco Ordinary Shares. No fractional ordinary share in the capital of Holdco (each share, a “Holdco Ordinary Share”) shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fractional Holdco Ordinary Share (after aggregating all fractional Holdco Ordinary Shares that otherwise would be received by such holder) will be entitled to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction of a Holdco Ordinary Share and (y) the Antelope Measurement Price.

Section 4.4 Certificates. From and after the Effective Time, all shares of Company Common Stock that are not Unit Electing Shares shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such Company Common Shares or Company Common Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of the Merger Agreement.

Section 4.5 Unit Electing Shares not Affected. The shares of Company Class A Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the Effective Time that are Unit Electing Shares shall remain outstanding and are not affected by the Merger.

ARTICLE 5

EFFECT ON CAPITAL STOCK OF MERGER SUB

Section 5.1 Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Merger Sub Class A Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Company Class A Common Stock; and

(b) each share of Merger Sub Class B Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Company Class B Common Stock.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. Prior to the Effective Time, notwithstanding the approval of this Agreement of Merger by the holders of a majority of the outstanding shares of each of the Constituent Corporations, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided.

Section 6.2 Amendment. Prior to the Effective Time, this Agreement of Merger may be amended by the parties hereto at any time; provided, that there shall be made no amendment that by applicable law requires further approval by the shareholders of either or both of the Constituent Corporations unless such amendment is approved by (i) the holders of a majority of the outstanding shares of Company Class A Common Stock voting as a separate class, (ii) the holders of a majority of the outstanding shares of Company Class B Common Stock voting as a separate class, (iii) the holders of a majority of the outstanding shares of Merger Sub Class A Common Stock voting as a separate class and (iv) the holders of a majority of the outstanding shares of Merger Sub Class B Common Stock voting as a separate class. Upon and after the Effective Time, no amendment shall be made to this Agreement of Merger. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.3 Counterparts. This Agreement of Merger may be signed in two or more counterparts, each of which may be delivered by facsimile or other digital imaging device (e.g., PDF) and which shall be deemed an original and all of which shall constitute one instrument.

Section 6.4 Governing Law. This Agreement of Merger will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Pavonia Limited
a limited company incorporated under the laws of the Republic of Singapore

By:
Name:
Title:

By:
Name:
Title:

Buffalo CS Merger Sub, Inc. a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Cash/Stock Merger Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Broadcom Corporation
a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Cash/Stock Merger Agreement]

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BROADCOM CORPORATION

[Attached]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BROADCOM CORPORATION

a California corporation

[•] and [•] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Broadcom Corporation, a California corporation (the “Corporation”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the shareholders of the Corporation by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Buffalo CS Merger Sub, Inc., a California corporation, with and into the Corporation, with the Corporation to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	[•]
Class B Common Stock	[•]
Preferred Stock	0

4. The principal terms of the Agreement of Merger in the form attached were approved by the Corporation by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [•], 2015
[•], [Vice] President

[•], [Assistant] Secretary

[Signature Page to Broadcom Corporation Officers’ Certificate of Approval of Cash/Stock Merger]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BUFFALO CS MERGER SUB, INC.,

a California corporation

[•] and [•] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Buffalo CS Merger Sub, Inc., a California corporation (the “Merger Sub”) and an indirect wholly-owned subsidiary of Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the sole shareholder of Merger Sub by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Merger Sub, with and into Broadcom Corporation, a California corporation (“Broadcom”), with Broadcom to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	9,000,000,000
Class B Common Stock	1,000,000,000
Preferred Stock	0

4. The principal terms of the Agreement of Merger in the form attached were approved by Merger Sub by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

5. The required vote of the shareholders of Holdco was obtained.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [•], 2015
[•], [Vice] President

[•], [Assistant] Secretary

[Signature Page to [Buffalo CS Merger Sub, Inc.] Officers’ Certificate of Approval of Merger]

EXHIBIT C-1

Form of Unit California Merger Agreement

(See attached)

C-1-1

Exhibit C-1

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [•] (this “Agreement of Merger”), is made and entered into by and among Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Buffalo UT Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of New LP (“Merger Sub”), and Broadcom Corporation, a California corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations.”

RECITALS

A. Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Antelope”), Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), New LP, Avago Technologies Cayman Holdings Ltd., an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), [Lower Holdco], a [•] organized under the laws of [•] and a direct wholly-owned subsidiary of Finance Holdco (“Lower Holdco”), Merger Sub, Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Lower Holdco, and the Company have entered into an Agreement and Plan of Merger, dated as of May [•], 2015 (the “Merger Agreement”), providing for, among other things, the execution and filing of this Agreement of Merger and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and this Agreement of Merger (the “Merger”).

B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into the Company and have approved the Merger Agreement and the Merger.

C. The general partner of New LP deems it advisable and in the best interest of New LP and its equityholders that Merger Sub be merged with and into the Company and has approved the Merger Agreement and the Merger.

D. The principal terms of the Merger have been approved by the required vote of the holders of the outstanding capital stock of the Company and by the sole shareholder of Merger Sub in accordance with Section 1201 of the California Corporations Code (the “CCC”).

E. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement of Merger, the Constituent Corporations hereby agree that Merger Sub shall be merged with and into the Company in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

C - 1 - 2

ARTICLE 1

THE CONSTITUENT CORPORATIONS

Section 1.1 The Company. The Company was incorporated under the laws of the State of California. The authorized capital stock of the Company consists of 12,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Stock”), 2,000,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Company Class B Common Stock” and, together with Company Class A Common Stock, “Company Common Stock”) and 6,432,161 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”). As of the date of this Agreement of Merger, there are outstanding [•] shares of Company Class A Common Stock, [•] shares of Company Class B Common Stock and 0 shares of Company Preferred Stock.

Section 1.2 Merger Sub. Merger Sub was incorporated under the laws of the State of California. The authorized capital stock of Merger Sub consists of 24,000,000,000 shares Class A Common Stock, par value $0.0001 per share (“Merger Sub Class A Common Stock”), and 4,000,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Merger Sub Class B Common Stock” and, together with the Merger Sub Class A Common Stock, “Merger Sub Common Stock”). As of the date of this Agreement of Merger, there are outstanding 9,000,000,000 shares of Merger Sub Class A Common Stock and 1,000,000,000 shares of Merger Sub Class B Common Stock.

ARTICLE 2

THE MERGER

Section 2.1 Effectiveness. The Merger shall become effective at such date and time (the “Effective Time”) as this Agreement of Merger, together with an officers’ certificate of each Constituent Corporation, is duly filed with and accepted by the Secretary of State of the State of California in accordance with Section 1103 of the CCC.

Section 2.2 Merger. At the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement of Merger, the Merger Agreement and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

C - 1 - 3

Section 2.4 Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Corporation with the full right, title and possession to all property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

Section 2.5 Articles of Incorporation. The Company’s articles of incorporation shall be amended and restated as of the Effective Time in accordance with the relevant provisions of the CCC to read in their entirety as set forth on Exhibit A hereto (the “Amended and Restated Articles of Incorporation”) and, as so amended, such Amended and Restated Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the terms and conditions stated therein or under applicable law.

ARTICLE 3

CORPORATE GOVERNANCE MATTERS

Section 3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

Section 3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

ARTICLE 4

EFFECT ON CAPITAL STOCK OF THE COMPANY

Section 4.1 Conversion of Company Common Stock. Subject to Section 4.2 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement; and

(b) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement.

C - 1 - 4

Section 4.2 Fractional Units in New LP. Interests of New LP are represented by partnership units having the rights and privileges set forth in the Partnership Agreement (each interest, a “Unit”). No fractional Units shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fractional Unit (after aggregating all fractional Units that otherwise would be received by such holder) will be entitled to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction of a Unit and (y) the Antelope Measurement Price.

Section 4.3 Certificates. From and after the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such Company Common Shares or Company Common Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of the Merger Agreement.

ARTICLE 5

EFFECT ON CAPITAL STOCK OF MERGER SUB

Section 5.1 Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Merger Sub Class A Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of the Surviving Corporation; and

(b) each share of Merger Sub Class B Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Class B common stock, par value $0.0001 per share, of the Surviving Corporation.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. Prior to the Effective Time, notwithstanding the approval of this Agreement of Merger by the holders of a majority of the outstanding shares of each of the Constituent Corporations, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided.

Section 6.2 Amendment. Prior to the Effective Time, this Agreement of Merger may be amended by the parties hereto at any time; provided, that there shall be made no amendment that by applicable law requires further approval by the shareholders of either or both of the Constituent Corporations unless such amendment is approved by (i) the holders of a majority of the outstanding shares of Company Class A Common Stock voting as a separate class, (ii) the holders of a majority of the outstanding shares of Company Class B Common Stock voting as a separate class, (iii) the holders of a majority of the outstanding shares of Merger Sub Class A Common Stock voting as a separate class and (iv) the holders of a majority of the outstanding

C - 1 - 5

shares of Merger Sub Class B Common Stock voting as a separate class. Upon and after the Effective Time, no amendment shall be made to this Agreement of Merger. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.3 Counterparts. This Agreement of Merger may be signed in two or more counterparts, each of which may be delivered by facsimile or other digital imaging device (e.g., PDF) and which shall be deemed an original and all of which shall constitute one instrument.

Section 6.4 Governing Law. This Agreement of Merger will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflicts of laws.

[Signature Page Follows]

C - 1 - 6

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Safari Cayman L.P.
an exempted limited partnership organized under the laws of the Cayman Islands

By:
Name:
Title:

By:
Name:
Title:

Buffalo UT Merger Sub, Inc. a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Unit Merger Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Broadcom Corporation
a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Unit Merger Agreement]

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BROADCOM CORPORATION

[Attached]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BROADCOM CORPORATION

a California corporation

[•] and [•] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Broadcom Corporation, a California corporation (the “Corporation”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the shareholders of the Corporation by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Buffalo UT Merger Sub, Inc., a California corporation, with and into the Corporation, with the Corporation to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	[•]
Class B Common Stock	[•]
Preferred Stock	0

4. The principal terms of the Agreement of Merger in the form attached were approved by the Corporation by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [•], 2015

[•], [Vice] President

[•], [Assistant] Secretary

[Signature Page to Broadcom Corporation Officers’ Certificate of Approval of Unit Merger]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BUFFALO UT MERGER SUB, INC.,

a California corporation

[•] and [•] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Buffalo UT Merger Sub, Inc., a California corporation (the “Merger Sub”) and an indirect wholly-owned subsidiary of Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“New LP”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the sole shareholder of Merger Sub by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Merger Sub, with and into Broadcom Corporation, a California corporation (“Broadcom”), with Broadcom to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	9,000,000,000
Class B Common Stock	1,000,000,000

4. The principal terms of the Agreement of Merger in the form attached were approved by Merger Sub by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

5. The approval of the general partner of New LP for the issuance of interests of New LP in the Merger was obtained. No other vote was required.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [•], 2015

[•], [Vice] President

[•], [Assistant] Secretary

[Signature Page to [Buffalo UT Merger Sub, Inc.] Officers’ Certificate of Approval of Unit Merger]

EXHIBIT C-2

Form of Unit California Merger Agreement

(See attached)

C-2-1

Exhibit C-2

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [•] (this “Agreement of Merger”), is made and entered into by and among Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Buffalo UT Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of New LP (“Merger Sub”), and Broadcom Corporation, a California corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations.”

RECITALS

A. Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Antelope”), Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), New LP, Avago Technologies Cayman Holdings Ltd., an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), [Lower Holdco], a [•] organized under the laws of [•] and a direct wholly-owned subsidiary of Finance Holdco (“Lower Holdco”), Merger Sub, Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Lower Holdco, and the Company have entered into an Agreement and Plan of Merger, dated as of May [•], 2015 (the “Merger Agreement”), providing for, among other things, the execution and filing of this Agreement of Merger and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and this Agreement of Merger (the “Merger”).

B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into the Company and have approved the Merger Agreement and the Merger.

C. The general partner of New LP deems it advisable and in the best interest of New LP and its equityholders that Merger Sub be merged with and into the Company and has approved the Merger Agreement and the Merger.

D. The principal terms of the Merger have been approved by the required vote of the holders of the outstanding capital stock of the Company and by the sole shareholder of Merger Sub in accordance with Section 1201 of the California Corporations Code (the “CCC”).

E. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement of Merger, the Constituent Corporations hereby agree that Merger Sub shall be merged with and into the Company in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

C - 2 - 2

ARTICLE 1

THE CONSTITUENT CORPORATIONS

Section 1.1 The Company. The Company was incorporated under the laws of the State of California. The authorized capital stock of the Company consists of 2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Stock”), 400,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Company Class B Common Stock” and, together with Company Class A Common Stock, the “Company Common Stock”) and 6,432,161 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”). As of the date of this Agreement of Merger, there are outstanding [•] shares of Company Class A Common Stock, [•] shares of Company Class B Common Stock and 0 shares of Company Preferred Stock.

Section 1.2 Merger Sub. Merger Sub was incorporated under the laws of the State of California. The authorized capital stock of Merger Sub consists of 24,000,000,000 shares Class A Common Stock, par value $0.0001 per share (“Merger Sub Class A Common Stock”), and 4,000,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Merger Sub Class B Common Stock” and, together with the Merger Sub Class A Common Stock, “Merger Sub Common Stock”). As of the date of this Agreement of Merger, there are outstanding 9,000,000,000 shares of Merger Sub Class A Common Stock and 1,000,000,000 shares of Merger Sub Class B Common Stock.

ARTICLE 2

THE MERGER

Section 2.1 Effectiveness. The Merger shall become effective at such date and time (the “Effective Time”) as this Agreement of Merger, together with an officers’ certificate of each Constituent Corporation, is duly filed with and accepted by the Secretary of State of the State of California in accordance with Section 1103 of the CCC.

Section 2.2 Merger. At the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement of Merger, the Merger Agreement and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

C - 2 - 3

Section 2.4 Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Corporation with the full right, title and possession to all property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

Section 2.5 Articles of Incorporation. The Company’s articles of incorporation shall be amended and restated as of the Effective Time in accordance with the relevant provisions of the CCC to read in their entirety as set forth on Exhibit A hereto (the “Amended and Restated Articles of Incorporation”) and, as so amended, such Amended and Restated Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the terms and conditions stated therein or under applicable law.

ARTICLE 3

CORPORATE GOVERNANCE MATTERS

Section 3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

Section 3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

ARTICLE 4

EFFECT ON CAPITAL STOCK OF THE COMPANY

Section 4.1 Cancellation of Certain Shares. Each share of capital stock of the Company held in the Company’s treasury immediately prior to the Effective Time, if any, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 4.2 Conversion of Company Common Stock. Subject to Section 4.3 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement; and

C - 2 - 4

(b) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement.

Section 4.3 Fractional Units in New LP. Interests of New LP are represented by partnership units having the rights and privileges set forth in the Partnership Agreement (each interest, a “Unit”). No fractional Units shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fractional Unit (after aggregating all fractional Units that otherwise would be received by such holder) will be entitled to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction of a Unit and (y) the Antelope Measurement Price.

Section 4.4 Certificates. From and after the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such Company Common Shares or Company Common Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of the Merger Agreement.

ARTICLE 5

EFFECT ON CAPITAL STOCK OF MERGER SUB

Section 5.1 Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Merger Sub Class A Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share per share, of the Surviving Corporation; and

(b) each share of Merger Sub Class B Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Class B common stock, par value $0.0001 per share per share, of the Surviving Corporation.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. Prior to the Effective Time, notwithstanding the approval of this Agreement of Merger by the holders of a majority of the outstanding shares of each of the Constituent Corporations, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided.

C - 2 - 5

Section 6.2 Amendment. Prior to the Effective Time, this Agreement of Merger may be amended by the parties hereto at any time; provided, that there shall be made no amendment that by applicable law requires further approval by the shareholders of either or both of the Constituent Corporations unless such amendment is approved by (i) the holders of a majority of the outstanding shares of Company Class A Common Stock voting as a separate class, (ii) the holders of a majority of the outstanding shares of Company Class B Common Stock voting as a separate class, (iii) the holders of a majority of the outstanding shares of Merger Sub Class A Common Stock voting as a separate class and (iv) the holders of a majority of the outstanding shares of Merger Sub Class B Common Stock voting as a separate class. Upon and after the Effective Time, no amendment shall be made to this Agreement of Merger. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.3 Counterparts. This Agreement of Merger may be signed in two or more counterparts, each of which may be delivered by facsimile or other digital imaging device (e.g., PDF) and which shall be deemed an original and all of which shall constitute one instrument.

Section 6.4 Governing Law. This Agreement of Merger will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflicts of laws.

[Signature Page Follows]

C - 2 - 6

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Safari Cayman L.P.
an exempted limited partnership organized under the laws of the Cayman Islands

By:
Name:
Title:

By:
Name:
Title:

Buffalo UT Merger Sub, Inc.a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Unit Merger Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Broadcom Corporation
a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Unit Merger Agreement]

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BROADCOM CORPORATION

[Attached]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BROADCOM CORPORATION

a California corporation

[•] and [•] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Broadcom Corporation, a California corporation (the “Corporation”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the shareholders of the Corporation by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Buffalo UT Merger Sub, Inc., a California corporation, with and into the Corporation, with the Corporation to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	[•]
Class B Common Stock	[•]
Preferred Stock	0

4. The principal terms of the Agreement of Merger in the form attached were approved by the Corporation by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [•], 2015

[•], [Vice] President

[•], [Assistant] Secretary

[Signature Page to Broadcom Corporation Officers’ Certificate of Approval of Unit Merger]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BUFFALO UT MERGER SUB, INC.,

a California corporation

[•] and [•] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Buffalo UT Merger Sub, Inc., a California corporation (the “Merger Sub”) and an indirect wholly-owned subsidiary of Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“New LP”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the sole shareholder of Merger Sub by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Merger Sub, with and into Broadcom Corporation, a California corporation (“Broadcom”), with Broadcom to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	9,000,000,000
Class B Common Stock	1,000,000,000

4. The principal terms of the Agreement of Merger in the form attached were approved by Merger Sub by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

5. The approval of the general partner of New LP for the issuance of interests of New LP in the Merger was obtained. No other vote was required.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [•], 2015

[•], [Vice] President

[•], [Assistant] Secretary

[Signature Page to [Buffalo UT Merger Sub, Inc.] Officers’ Certificate of Approval of Unit Merger]

EXHIBIT D

Form of Partnership Agreement

(See attached)

Exhibit D

[  ● ]

AMENDED AND RESTATED

EXEMPTED LIMITED PARTNERSHIP

AGREEMENT

Dated [ ● ]

i

3.16	Notice of Change to General Partner	D-22
3.17	Inspection of Record	D-23
3.18	Amendment of Record	D-23
3.19	Non-Recognition of Nominees	D-23
3.20	Incapacity, Death, Insolvency or Bankruptcy	D-23
3.21	No Transfer upon Dissolution	D-23
3.22	Form of Units	D-24
3.23	Record Holders	D-24
3.24	Offers for Units	D-25
3.25	Ordinary Market Purchases	D-25

ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1	General Partner Contribution	D-25
4.2	[RESERVED]	D-26
4.3	Maintenance of Capital Accounts	D-26

ARTICLE 5
PARTICIPATION IN PROFITS AND LOSSES

5.1	[RESERVED]	D-27
5.2	Allocation for Capital Account Purposes	D-27
5.3	Allocation of Net Income and Losses for Tax Purposes	D-30
5.4	Distributions	D-31
5.5	Repayments	D-33

ARTICLE 6
WITHDRAWAL OF CAPITAL CONTRIBUTIONS

6.1	Withdrawal	D-33

ARTICLE 7
POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

7.1	Duties and Obligations	D-33
7.2	Specific Powers and Duties	D-34
7.3	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.	D-37
7.4	Title to Property	D-38
7.5	Exercise of Duties; Restriction on Authority of the General Partner	D-38
7.6	Limitation of Liability	D-38
7.7	Indemnity of General Partner	D-39
7.8	Other Matters Concerning the General Partner	D-40
7.9	Employment of an Affiliate	D-41
7.10	Removal of the General Partner	D-41
7.11	Voluntary Withdrawal of the General Partner	D-41

7.12	Condition Precedent	D-41
7.13	Transfer to New General Partner	D-41
7.14	Transfer of Title to New General Partner	D-42
7.15	Release By Partnership	D-42
7.16	New General Partner	D-42
7.17	Transfer of General Partner Interest	D-42
7.18	Duties of the General Partner;	D-42

ARTICLE 8
FINANCIAL INFORMATION

8.1	Books and Records	D-43
8.2	Reports	D-44
8.3	Right to Inspect Partnership Books and Records	D-44
8.4	Accounting Policies	D-44
8.5	Appointment of Auditor	D-44

ARTICLE 9
TAX MATTERS

9.1	Tax Returns and Information	D-45
9.2	Tax Elections	D-45
9.3	Tax Controversies	D-45
9.4	Treatment as a Partnership	D-45

ARTICLE 10
MEETINGS OF THE LIMITED PARTNERS

10.1	Meetings	D-46
10.2	Place of Meeting	D-46
10.3	Notice of Meeting	D-46
10.4	Record Dates	D-46
10.5	Proxies	D-47
10.6	Validity of Proxies	D-47
10.7	Form of Proxy	D-47
10.8	Revocation of Proxy	D-47
10.9	Corporations	D-48
10.10	Attendance of Others	D-48
10.11	Chairperson	D-48
10.12	Quorum	D-48
10.13	Voting	D-48
10.14	Powers of Limited Partners; Resolutions Binding	D-48
10.15	Conditions to Action by Limited Partners	D-49
10.16	Minutes	D-49
10.17	Additional Rules and Procedures	D-49

ARTICLE 11
HOLDINGS SUCCESSORS

11.1	Certain Requirements in Respect of Combination, etc.	D-49
11.2	Vesting of Powers in Successor	D-50
11.3	Wholly-Owned Subsidiaries	D-50

ARTICLE 12
NOTICES

12.1	Address	D-51
12.2	Change of Address	D-51
12.3	Accidental Failure	D-51
12.4	Receipt of Notice	D-51
12.5	Undelivered Notices	D-51

ARTICLE 13
DISSOLUTION AND LIQUIDATION

13.1	Events of Dissolution	D-52
13.2	No Dissolution	D-52
13.3	Procedure on Dissolution	D-52
13.4	Agreement Continues	D-53
13.5	Capital Account Restoration	D-53

ARTICLE 14
AMENDMENT

14.1	Power to Amend	D-53
14.2	Amendment by General Partner	D-53
14.3	Notice of Amendments	D-55

ARTICLE 15
MISCELLANEOUS

15.1	Binding Agreement	D-55
15.2	Time	D-55
15.3	Right to Offset	D-55
15.4	Counterparts	D-55
15.5	Governing Law; Venue	D-55
15.6	Severability	D-56
15.7	Further Acts	D-56
15.8	Entire Agreement	D-56
15.9	Limited Partner Not a General Partner	D-56
15.10	Electronic Transactions Law	D-56

AMENDED AND RESTATED

EXEMPTED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT is on the [ • ] day of [ • ], among [Antelope Holdings] as General Partner, [ • ], a [ • ], as Initial Limited Partner, and each person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement. Certain capitalized terms used herein shall have the meanings set forth in Section 1.1.

WHEREAS, the Partnership was registered as an exempted limited partnership on [ • ], 2015 pursuant to an Exempted Limited Partnership Agreement dated [ • ] (the “Original Agreement”) between the General Partner and the Initial Limited Partner, with the Registrar of Exempted Limited Partnerships in the Cayman Islands in accordance with the Act;

WHEREAS, the Partnership was formed to effect the indirect acquisition of [Buffalo] and [Antelope] pursuant to a series of transactions to be effective as of the date hereof; and

WHEREAS, the parties hereto now wish to amend and restate the Original Agreement in its entirety as of the date hereof and as hereinafter set forth, in order to set out the terms and conditions applicable to the relationship among the Partners and the conduct of the business of the Partnership and to reflect the withdrawal of the Initial Limited Partner.

NOW THEREFORE, in consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Partners agree with each other that the Original Agreement shall be amended and restated in its entirety as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement the following words have the following meanings:

“Act” means the Exempted Limited Partnership Law (2014 Revision) of the Cayman Islands, as amended, and any successor to such statute;

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year of the Partnership (or other taxable period), (a) increased by any amounts that such Partner is obligated to restore under the standards set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and U.S. Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.2(b)(i) or Section 5.2(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith;

“Affiliate” has the meaning set out in Section 1.2(a);

“Agreement” means this Amended and Restated Exempted Limited Partnership Agreement (including the Schedules attached hereto), as from time to time amended, supplemented or restated in accordance with the terms hereof;

“Auditor” means a nationally recognized independent public accounting firm appointed pursuant to Section 8.5;

“Buffalo” means Buffalo Corporation, a California corporation;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in the Cayman Islands or New York, New York are authorized by Law to be closed;

“Capital Account” has the meaning set out in Section 4.3;

“Capital Contribution” of a Partner means the total amount of cash and the Carrying Value of any property other than cash contributed, including any property deemed to be contributed, to the Partnership by that Partner (or such Partner’s predecessor in interest) in respect of Units held, purchased or issued to such Partner; provided, that, in the case of the Units to be issued pursuant to the Transaction Agreement and the Unit Merger, the amount of the contribution to the Partnership in respect of the issuance of such Unit shall be the amount determined in accordance with Section 4.2;

“Carrying Value” means with respect to any Property of the Partnership (other than money), such Property’s adjusted basis for United States federal income tax purposes, except as follows:

(i)	The initial Carrying Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property, as reasonably determined by the General Partner;

(ii)	The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (in accordance with the rules set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 4.3(c);

(iii)	The Carrying Value of any Property distributed to any Partner shall be adjusted immediately prior to such distribution to equal the gross fair market value (without regard to Section 7701(g) of the Code) of such Property on the date of distribution as reasonably determined by the General Partner;

(iv)	The Carrying Values of any such Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.2(b)(viii); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv); and

(v)	If the Carrying Value of any such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property for purposes of computing Net Income and Net Loss;

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law;

“Combination” means any combination of shares or units, as the case may be, by reverse split, reclassification, recapitalization or otherwise;

“Common Units” has the meaning set out in Section 3.1;

“Controlled by” has the meaning set out in Section 1.2(b) and “Control”, “Controlling” and similar words have corresponding meanings;

“Current Market Price” has the meaning set out in Schedule A;

“Departing Partner” means any former General Partner;

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for U.S. federal income tax purposes for such Fiscal Year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such

Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other Period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner;

“Direct Exchange” has the meaning set out in Schedule A;

“Economic Risk of Loss” has the meaning set forth in U.S. Treasury Regulations Section 1.752-2(a);

“Entity” means any of a partnership, limited partnership, joint venture, limited liability company, company or corporation with share capital, unincorporated association, or trust;

“Exchangeable Units” has the meaning set out in Section 3.1;

“Exchange Notice” has the meaning set out in Schedule A;

“Exchange Right” has the meaning set out in Schedule A;

“Exchanged Shares” has the meaning set out in Schedule A;

“Fiscal Year” has the meaning set out in Section 2.4;

“General Partner” means the general partner of the Partnership and any Person who is admitted to the Partnership as a successor to or permitted assign of the General Partner in accordance with Section 7.11 and the other provisions of this Agreement; as of the date hereof, the initial General Partner will be Holdings;

“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Group Member” means a member of the Partnership Group;

“Hedging Transaction” has the meaning set out in Section 3.2(b);

“holder” means, when used with reference to Units, a holder of Units as shown from time to time in the Record;

“Holdings” means [ • ] Holdings Limited], a [ • ];

“Holdings Control Transaction” has the meaning set out in Schedule A;

“Holdings Offer” has the meaning set out in Section 3.24(a);

“Holdings Shares” means the ordinary shares of Holdings;

“Holdings Successor” has the meaning set out in Section 11.1(a);

“Indemnitee” has the meaning set out in Section 7.7(a);

“Initial Limited Partner” means [ • ], a wholly owned Subsidiary of Holdings;

“Law” or “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Limited Partner” means any person who is a limited partner of the Partnership;

“Net Income” and “Net Loss” mean, for U.S. federal income tax purposes, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)	Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii)	Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(iii)	In the event the Carrying Value of any Property of the Partnership is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(iv)	Gain or loss resulting from any disposition of any Property of the Partnership with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(vi)	To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss; and (vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.2(b) shall not be taken into account in computing Net Income and Net Loss;

Notwithstanding any other provision of this definition of Net Income and Net Loss, any items that are specially allocated pursuant to Section 5.2(b) hereof will not be taken into account in computing Net Income and Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.2(b) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above;

“New Interests” has the meaning ascribed to such term in Section 3.4(b)(ii);

“New Shares” has the meaning ascribed to such term in Section 3.4(b)(ii);

“Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c);

“Nonrecourse Liability” has the meaning set forth in U.S. Treasury Regulations Section 1.752-1(a)(2) and 1.704-2(b)(3);

“Original Agreement” has the meaning set out in the recitals to this Agreement;

“Partner Nonrecourse Debt” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(4);

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(i)(2);

“Partner Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2);

“Partners” means the General Partner and the Limited Partners and “Partner” means any one of them;

“Partnership” means [ • ], an exempted limited partnership registered in and under the laws of the Cayman Islands;

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity;

“Partnership Interest” means any equity interest in the Partnership, including any Unit;

“Partnership Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d). A Partner’s share of Partnership Minimum Gain shall be computed in accordance with the provisions of U.S. Treasury Regulations Section 1.704-2(g);

“Percentage Interest” means, as of any date of determination, (i) as to any Exchangeable Units held by a Limited Partner, the product obtained by multiplying (a) 100 by (b) the quotient obtained by dividing (x) the number of such Exchangeable Units by (y) the Total Common Base, and (ii) as to the Common Units held by the General Partner, the product obtained by multiplying (a) 100 by (b) the quotient obtained by dividing the number of outstanding Holdings Shares by the Total Common Base;

“Permitted Transfer” has the meaning set out in Section 3.15(b);

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation or other Entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, or other Governmental Authority;

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property;

“Record” means the record of the Partners required by the Act to be kept by the General Partner;

“Record Holder” means, as of any particular Business Day, the Person in whose name a Unit is registered on the books of the Registrar and Transfer Agent as of the opening of business on such Business Day, or with respect to other Partnership Interests (if any), the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day;

“Registrar and Transfer Agent” means the registrar and transfer agent of the Units appointed from time to time by the General Partner, or, if no registrar and transfer agent is appointed, the General Partner;

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Sections 5.2(b)(i) through (vii);

“Restricted Period” means the period ending on the second anniversary of the Unit Effective Time; provided, however, that, in the event holders elect to receive Exchangeable Units pursuant to the Transaction Agreement with respect to fifteen percent (15%) or less of the outstanding shares of Buffalo common stock as of the Election Deadline (as defined in the Transaction Agreement), then the Restricted Period will end on the first anniversary of the Unit Effective Time;

“Revaluation” has the meaning set out in Section 4.3(c);

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Subdivision” means any subdivision of shares or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization or otherwise;

“Subsidiary” has the meaning set out in Section 1.2(c);

“Tax Matters Partner” means the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code;

“Total Common Base” at any time means the total of the outstanding Exchangeable Units plus the number of Holdings Shares outstanding as at that time;

“Transaction Agreement” means the [Agreement and Plan of Merger], dated as of [—], 2015, among Holdings, Partnership, [Antelope], [Intermediate Holdco], [Finance Holdco], [Lower Holdco], [Cash/Stock Merger Sub], [Unit Merger Sub] and [Buffalo] (including the Schedules attached thereto) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, conveyance, assignment, pledge, grant of a security interest or other lien, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) of (a) any Partnership Interest or (b) any equity or other interest (legal or beneficial) in any Partner if substantially all of the assets of such Partner consist solely of Partnership Interests, subject in all cases to Section 3.15(a);

“Unit” means the Exchangeable Units and Common Units;

“Unit Effective Time” has the meaning set out in the Transaction Agreement;

“Unit Merger” has the meaning set out in the Transaction Agreement;

“Unitholder” means a holder of one or more Units as shown from time to time in the Record; and

“Units Offer” has the meaning set out in Section 3.24(b).

1.2	Determination of Affiliate, Control and Subsidiary Status

(a)	Affiliate. In determining the “Affiliate” status of two entities, an Entity will be deemed to be an affiliate of another Entity if:

(i)	one of them is the direct or indirect Subsidiary of, or is directly or indirectly Controlled by, or directly indirectly Controls, the other; or

(ii)	both are directly or indirectly under common Control.

(b)	Control. An Entity will be deemed to be “Controlled by” one or more Persons if:

(i)	in the case of an Entity which is governed by trustees, a board of directors, or similar governing body composed of individuals:

(A)	voting securities or other interests of the Entity carrying more than 50% of the votes for the governing body of the Entity are held, otherwise than by way of security only, by or for the benefit of the Person or Persons; and

(B)	the votes carried by those securities or other interests are entitled, if exercised, to elect a majority of the individuals of the governing body of the Entity;

(ii)	in the case of an Entity (other than a limited partnership) which does not have trustees, a board of directors, or similar governing body composed of individuals, securities or other interests of the Entity, representing more than 50% of the outstanding securities or other interests, are held, otherwise than by way of security only, by or for the benefit of the Person or Persons, in circumstances where it can reasonably be expected that the Person or Persons directs the affairs of the Entity; or

(iii)	in the case of an Entity which is a limited partnership, each general partner of the limited partnership either is the Person or is Controlled by the Person.

Notwithstanding the foregoing, “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall also mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c)	Subsidiary. An Entity will be deemed to be a “Subsidiary” of another Entity if:

(i)	it is Controlled by:

(A)	that other,

(B)	that other and one or more Entities each of which is Controlled by that other, or

(C)	two or more Entities, each of which is Controlled by that other; or (ii) it is a Subsidiary of an Entity that is that other’s Subsidiary.

(d)	Beneficial Ownership.

(i)	A Person will be deemed to own beneficially securities beneficially owned by a Person Controlled by such first Person or by an Affiliate of either Person.

(ii)	A Person will be deemed to own beneficially securities beneficially owned by the Person’s Affiliates.

1.3	Headings

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.

1.4	Interpretation

In this Agreement,

(a)	words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;

(b)	the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)	all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(d)	all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, generally accepted accounting principles in the United States from time to time;

(e)	any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;

(f)	any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person; and

(g)	“hereof”, hereto”, herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.

1.5	Currency

All references to currency in this Agreement are references to lawful money of the United States, unless otherwise indicated.

1.6	Schedules

The following are the schedules to this Agreement:

Schedule A – Rights and Preferences of Exchangeable Units of the Partnership

Schedule B – Definition of Permitted Transferee

ARTICLE 2

RELATIONSHIP BETWEEN PARTNERS

2.1	Formation and Name of the Partnership

The Partnership was formed as an exempted limited partnership pursuant to and in accordance with the Act on [—], 2015, and the rights and liabilities of the Partners shall be as provided in the Act except as herein otherwise expressly provided. The name of the Partnership shall be “[—]” or such other name or names as the General Partner may from time to time designate.

2.2	Purposes of the Partnership

The purpose of the Partnership shall be to: (i) acquire and hold interests in the shares of the corporations acquired pursuant to the transactions contemplated in the Transaction Agreement and, subject to the approval of the General Partner, interests in any other Persons; (ii) engage in any activity related to the capitalization and financing of the Partnership’s interests in such corporations and such other Persons; and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by the General Partner and that lawfully may be conducted by a limited partnership formed under the Act and this Agreement; provided, however, that, the Partnership shall not undertake business with the public in the Cayman Islands (other than so far as may be necessary to carry on the activities of the Partnership exterior to the Cayman Islands); provided, further, that, for so long as Exchangeable Units remain outstanding (not including Exchangeable Units held by Holdings and its Subsidiaries) and except pursuant to Section 9.4, the Partnership shall not engage, directly or indirectly, in any business activity that the General Partner determines in good faith would cause the Partnership to be treated as an association taxable as a corporation under Treasury Regulations Section 301.7701-3 or Section 7704 of the Code, or would cause the Partnership to become subject to the provisions of the U.S. Investment Company Act of 1940, as amended.

2.3	Office of the Partnership

The registered office of the Partnership will be P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and/or any other address or addresses as the General Partner may designate in writing from time to time to the Limited Partners.

2.4	Fiscal Year

Subject to the General Partner determining otherwise or as otherwise may be required under the Code or applicable U.S. Treasury Regulation, the first fiscal period of the Partnership will end on the final day of the fiscal year of Holdings in which the Unit Effective Time occurs. Thereafter, each fiscal period commences on the date the fiscal period begins for Holdings and ends on the earlier of the date such fiscal period ends for Holdings or on the date of dissolution or other termination of the Partnership. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.

2.5	Status of General Partner

The General Partner represents, warrants, covenants and agrees with each Limited Partner that it:

(a)	is a limited company incorporated under the Laws of the Republic of Singapore and is validly subsisting under those laws;

(b)	has the capacity and corporate authority to act as a general partner and to perform its obligations under this Agreement, and those obligations do not conflict with nor do they result in a breach of any of its organizational documents or any material agreement by which it is bound;

(c)	holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all material licenses and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the Partnership require that licensing or other form of registration of the General Partner; and

(d)	will devote as much time as is reasonably necessary for the conduct and management of the business and affairs of the Partnership in accordance with this Agreement.

2.6	Limitation on Authority of Limited Partners

No Limited Partner will:

(a)	take part in the administration, control, management or operation of the business of the Partnership or exercise any power in connection with that control or management or transact business on behalf of the Partnership;

(b)	execute any document which binds or purports to bind any other Partner or the Partnership;

(c)	hold itself out as having the power or authority to bind any other Partner or the Partnership;

(d)	have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(e)	bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or

(f)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.

2.7	[RESERVED]

2.8	Limited Liability of Limited Partners

Subject to the provisions of the Act, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner’s Capital Contribution, plus the Limited Partner’s share of any undistributed income of the Partnership. Following payment of a Limited Partner’s initial Capital Contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership.

2.9	[RESERVED]

2.10	Other Activities of Partners

Limited Partners and their respective Affiliates and Affiliates of the General Partner may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and those Persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for its own account.

2.11	Withdrawal of the Initial Limited Partner

Immediately following the consummation of the Unit Merger and the execution of this Agreement, the Initial Limited Partner shall (a) receive a return of any Capital Contribution made by the Initial Limited Partner to the Partnership, (b) withdraw as the Initial Limited Partner of the Partnership, and (c) have no further right, interest or obligation of any kind whatsoever as a Partner in the Partnership.

ARTICLE 3

PARTNERSHIP UNITS

3.1	Authorized Units

The interests in the Partnership of the Partners will be divided into and represented, as of the date hereof, by an unlimited number of only each of two classes of Units as follows: (i) interests of the General Partner will be represented by common partnership units (“Common Units”); and (ii) interests of Limited Partners will be represented by exchangeable limited partnership units (“Exchangeable Units”). Except in accordance with this Agreement, no other Partnership Interests, Units or other interests in the Partnership shall be issued other than as specified by the preceding sentence. Each of the Units will represent an interest in the Partnership having the preferences, rights, restrictions, conditions and limitations provided in this Agreement including:

(a)	the holders of Units will have the right to receive allocations of Net Income, Net Loss (and any items of income, gain, loss, or deduction that are specially allocated pursuant to Section 5.2(b)), taxable income and tax loss as provided in this Agreement;

(b)	the holders of the Units will have the right to share in returns of capital and to share in cash and any other distributions to Partners and to receive the remaining assets of the Partnership on dissolution or winding up in accordance with the terms of this Agreement; and

(c)	the holders of Units will have the right to receive notice of and to attend any meetings of Partners of the Partnership.

Except as otherwise specified in this Agreement, no Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the Units held by each. For greater certainty, the General Partner’s interest in the Partnership is a single interest defined by reference to the Common Units held by it and any other Units that it might acquire in accordance with this Agreement.

3.2	Rights, Privileges, Restrictions and Conditions of Exchangeable Units

(a)	In addition to the preferences, rights, restrictions, conditions and limitations set out in Section 3.1 and this Section 3.2, each Exchangeable Unit will have the rights and preferences set out with respect to such Exchangeable Unit in Schedule A hereto.

(b)	Unless otherwise approved in writing by the General Partner in its sole discretion, until the end of the Restricted Period, no holder of Exchangeable Units (beneficial or of record) shall be a party to or otherwise participate, directly or indirectly, in any short sale, forward contract to sell, option or forward contract to purchase, swap or other hedging, synthetic, “put” equivalent or similar derivative instrument or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Exchangeable Units or any Holdings Shares, whether settled in cash or securities (any of the foregoing transactions, a “Hedging Transaction”).

(c)	Each Limited Partner acknowledges that, although as of the date of this Agreement the Exchangeable Units have been registered under the Securities Exchange Act, the General Partner is under no obligation to continue such registration and the General Partner shall be authorized to deregister the Exchangeable Units at any time that such registration is not legally required.

3.3	Issuance of Additional Units

(a)	Except for issuances of Units to Holdings pursuant to Section 3.4(b)(ii), from and after the issuance of the Exchangeable Units issued in connection with the Units Merger, the Partnership shall not issue any Units to Holdings nor any Units to any other Person.

(b)	The General Partner may, in its discretion, either retain the net proceeds from such issuance for use by the Partnership, or may cause the Partnership to distribute the net proceeds from any issuance of Units to Holdings for the purposes of funding redemption, repurchase or acquisition of Holdings Shares in accordance with Section 3.4(d).

(c)	No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interests, whether unissued, held in the treasury or hereafter created.

(d)	All Partnership Interests issued by the Partnership shall be fully paid and non-assessable Partnership Interests.

3.4	Capital Structure of the Partnership and Holdings

So long as any Exchangeable Units are outstanding:

(a)	The General Partner shall, and shall cause the Partnership to, take all actions reasonably necessary so that, at all times for as long as this Agreement is in effect, the economic rights of the holders of the Exchangeable Units and the economic rights of the General Partner as holder of the Common Units shall be proportionate to their respective Percentage Interests (for the avoidance of doubt, not taking into account Section 3.4(d), Section 5.4(a), Section 5.4(b), Section 5.4(f) or any other provision of this Agreement the effect of which is to cause the economic rights of the holders of the Exchangeable Units and the economic rights of the General Partner as holder of the Common Units to not be proportionate to their respective Percentage Interests).

(b)	Without limiting the generality of Section 3.4(a):

(i)	upon the issuance by the General Partner of any Holdings Shares (other than pursuant to the exercise of an Exchange Right or an issuance described in Section 3.5), including any issuance in connection with a business acquisition by Holdings, an equity incentive program or upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for Holdings Shares, which, in each case, will result in a corresponding change in the Percentage Interests of the Partners in accordance with the definition of “Percentage Interests”, the General Partner shall contribute the proceeds of such issuance (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.4(f) and such reimbursement proceeds shall be deemed to be contributed by the General Partner to the Partnership) to the Partnership as a capital contribution on account of its Common Units; and

(ii)

if a new class of shares in the capital of Holdings is created and issued by Holdings (“New Shares”), the General Partner shall (either immediately before or after such issuance) (A) cause the Partnership to create a corresponding new class of Partnership Interests (“New Interests”) that has corresponding distribution rights to such New Shares, (B) cause the Partnership to issue one or more New Interests in exchange for the contribution by Holdings of the proceeds from the issuance of such New Shares (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.4(f) and such reimbursement proceeds shall be deemed to be contributed by the General Partner to the Partnership) to the Partnership, and (C) effect such amendments to this Agreement as are necessary in order to provide that the distributions and allocations on the New Interests to Holdings pursuant to this Agreement are made on terms that allow Holdings to fund distributions on such New Shares in accordance with their terms and such other amendments as are necessary such that the capital of Holdings in the Partnership continues to correspond with the outstanding capital of Holdings.

(c)	Other than in connection with any Direct Exchange, upon the exchange of any Exchangeable Units for Exchanged Shares pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each Exchanged Share issued in exchange for an Exchangeable Unit shall be deemed (i) to have been first contributed by Holdings to the Partnership as a capital contribution in respect of its Common Units and (ii) then immediately thereafter to have been delivered by the Partnership to the holder exercising the Exchange Right and the Exchangeable Unit shall be cancelled and shall cease to exist. Upon the exchange of any Exchangeable Units for the Cash Amount (as defined in Schedule A) pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each such Exchangeable Unit automatically shall be deemed cancelled concurrently with such payment, without any action on the part of any Person, including Holdings or the Partnership.

(d)	If Holdings proposes to redeem, repurchase or otherwise acquire any Holdings Shares for cash, the Partnership shall, immediately prior to such redemption, repurchase or acquisition, make a distribution to Holdings on its Common Units in an amount sufficient for Holdings to fund such redemption, repurchase or acquisition, as the case may be.

3.5	Reciprocal Changes

So long as any Exchangeable Units not owned by Holdings or its Subsidiaries are outstanding:

(a)	Holdings will not:

(i)	issue, dividend or otherwise distribute Holdings Shares (or securities exchangeable or exercisable for or convertible into or carrying rights to acquire Holdings Shares) to the holders of the then outstanding Holdings Shares (as such) by way of stock dividend or other distribution; or

(ii)	issue, dividend or otherwise distribute rights, options or warrants to the holders of the then outstanding Holdings Shares (as such) entitling them to subscribe for or to purchase Holdings Shares (or securities exchangeable or exercisable for or convertible into or carrying rights to acquire Holdings Shares); or

(iii)	issue, dividend or otherwise distribute to the holders of the then outstanding Holdings Shares (as such) (A) shares or securities of Holdings other than Holdings Shares (other than shares convertible into or exchangeable or exercisable for or carrying rights to acquire Holdings Shares), (B) rights, options or warrants other than those referred to in Section 3.5(a)(ii) hereof, (C) evidences of indebtedness of Holdings or (D) assets of Holdings, unless, in each case, the equitably equivalent on a per Exchangeable Unit basis of such Holdings Shares, rights, options, securities, warrants, shares, evidences of indebtedness or other assets is issued or distributed substantially simultaneously to holders of the Exchangeable Units; provided, that for greater certainty, the above restrictions shall not apply (A) to dividends or distributions on Holdings Shares where an equal distribution is substantially simultaneously made on each Exchangeable Unit in accordance with Section 5.4(a) or (B) to any securities issued or distributed by Holdings in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Transaction Agreement.

(b)	Holdings will not:

(i)	subdivide, redivide or change the then outstanding Holdings Shares into a greater number of Holdings Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Holdings Shares into a lesser number of Holdings Shares; or

(iii)	reclassify or otherwise change Holdings Shares or effect an amalgamation, merger, reorganization or other transaction affecting Holdings Shares (other than an amalgamation, merger, reorganization or other transaction affecting Holdings Shares where such Holdings Shares are used as consideration in an acquisition by the Partnership or any Subsidiary of the Partnership),

unless, in each case, the same or an equitably equivalent change shall substantially simultaneously be made to, or in the rights of the holders of, the Exchangeable Units.

(c)	Holdings will ensure that the record date for any event referred to in Section 3.5(a) or 3.5(b) hereof or (if no record date is applicable for such event) the effective date for any such event, will be the same with respect to both the Exchangeable Units and the Holdings Shares, and that such record date or effective date is not less than five Business Days after the date on which such event is declared or announced by Holdings (with contemporaneous notification thereof by Holdings to the Partnership and thereafter by the Partnership to the Limited Partners).

(d)	The General Partner shall determine reasonably and in good faith, with the assistance of a reputable and qualified independent financial advisor selected by the General Partner and such other experts as the General Partner may require, equitable and economic equivalence for the purposes of any event referred to in Section 3.5(a) or 3.5(b) hereof and each such determination shall be conclusive and binding on Holdings.

(e)	The General Partner agrees to use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate distributions are paid or other distributions are made by the Partnership, or subdivisions, redivisions or changes are made to the Exchangeable Units, in order to implement the required equitable equivalence with respect to distributions on the Holdings Shares and Exchangeable Units as provided for in this Section 3.5.

(f)	The Partnership shall not effect any Subdivision or Combination of Exchangeable Units other than in accordance with this Section 3.5

3.6	Segregation of Funds

Holdings will cause the Partnership to deposit a sufficient amount of funds in a separate account of the Partnership and segregate a sufficient amount of such other assets and property as is necessary to enable the Partnership to pay distributions and other amounts when due under Section 5.4(a) and to pay or otherwise satisfy its obligations under Article 2 of Schedule A hereto, as applicable.

3.7	Reservation of Holdings Shares

Holdings hereby represents, warrants and covenants in favor of the Partnership that Holdings has reserved for issuance and will, at all times while any Exchangeable Units (other than Exchangeable Units held by Holdings or its Subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital at least such number of Holdings Shares (or other shares or securities into which Holdings Shares may be reclassified or changed as contemplated by Section 3.4) without duplication (a) as is equal to the sum of (i) the number of Exchangeable Units issued and outstanding from time to time and (ii) the number of Exchangeable Units issuable upon the exercise of all rights to acquire Exchangeable Units outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Holdings to meet its obligations under any other security or commitment pursuant to which Holdings may now or hereafter be required to issue Holdings Shares, and to enable and permit the Partnership to meet its obligations hereunder.

3.8	Notification of Certain Events

In order to assist Holdings to comply with its obligations hereunder, the General Partner will notify Holdings of each of the following events at the time set forth below:

(a)	immediately, upon receipt by the Partnership of an Exchange Notice;

(b)	on the same date on which the Partnership gives written notice to holders of Exchangeable Units of a mandatory exchange in accordance with Article 2 of Schedule A hereto; and

(c)	as soon as practicable upon the issuance by the Partnership of any Exchangeable Units or rights to acquire Exchangeable Units.

3.9	Delivery of Holdings Shares to the Partnership

Other than in connection with any Direct Exchange, upon notice from the Partnership of any event that requires the Partnership to cause Holdings Shares to be delivered to any holder of Exchangeable Units, Holdings shall forthwith issue and deliver or cause to be delivered, for and on behalf of the Partnership, the requisite number of Holdings Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Units. All such Holdings Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Holdings Share, Holdings shall be deemed to have made a capital contribution to the Partnership as provided in Section 3.4(c).

3.10	Qualification of Holdings Shares

If any Holdings Shares (or other shares or securities into which Holdings Shares may be reclassified or changed as contemplated by Section 3.4) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United States federal or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States legal requirement before such shares (or such other shares or securities) may be issued and delivered by Holdings to the holder of surrendered Exchangeable Units or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on Transfer by reason of a holder being an “affiliate” of Holdings for purposes of United States federal or state securities law), Holdings will use it reasonable best efforts to expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause such Holdings Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States law. Holdings will use its reasonable best efforts to expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Holdings Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Holdings Shares (or such other shares or securities) have been listed by Holdings and remain listed and are quoted or posted for trading at such time.

3.11	Subscription for Units

No subscription may be made or will be accepted for a fraction of a Unit.

3.12	Admittance as Limited Partner

Upon the issuance of Units to any new Limited Partner, all Partners will be deemed to consent to the admission of such Limited Partner, the General Partner will be deemed to have executed this Agreement on behalf of the new Limited Partner and to have caused the Record to be amended, and any other documents as may be required by the Act or under similar legislation of other jurisdictions to be filed or amended, specifying the prescribed information and causing the foregoing information in respect of the new Limited Partner to be included in other Partnership books and records.

3.13	Payment of Expenses

The Partnership will pay, to the extent contemplated by any agreement, indenture, prospectus or other offering document, all costs, disbursements and other fees and expenses incurred, by the Partnership or on its behalf, in connection with:

(a)	the organization of the Partnership;

(b)	the Unit Merger;

(c)	the registration of the Partnership under the Act and under similar legislation of other jurisdictions; and

(d)	the issuance and sale of any additional Units.

3.14	Record of Limited Partners

The General Partner shall keep or cause to be kept at its principal place of business a current Record stating for each Limited Partner the Limited Partner’s name, address, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Partnership, the number of Units held by each Limited Partner and any other information required under the Act. Registration of interests in, and as provided in Section 3.15 Transfers of, Units will be made only in the Record.

3.15	Restriction on Transfers

(a)	Unless otherwise approved in writing by the General Partner in its sole discretion, no holder of Units may Transfer any interest in any Units, except Transfers (i) pursuant to and in accordance with Section 3.15(b) or (ii) following the end of the Restricted Period. Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Partner for income tax purposes (including, without limitation, a change in entity classification of a Partner under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Code Section 708(b)(1)(B), a sale of assets by, or liquidation of, a Partner pursuant to an election under Code Section 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Partner), but that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Partnership Interests of such trust that is a Partner).

(b)

The restrictions contained in Section 3.15(a) shall not apply to any Transfer (each, a “Permitted Transfer”) (i) (A) pursuant to a Holdings Control Transaction, (B) pursuant to the exercise of an Exchange Right in accordance with the terms of this

Agreement or (C) by a Partner to Holdings or any of its Subsidiaries, (ii) by any Partner, to any member of such Partner’s immediate family, or to trusts solely for the benefit of such Partner (or, to the extent that such Partner is not a natural person, the ultimate beneficial owner of the Units held by such Partner) or any member of such Partner’s (or such beneficial owner’s) immediate family, by will or otherwise upon the death of such Partner or otherwise for estate planning purposes, by operation of law, to any other Partner, or for charitable purposes or as charitable gifts or donations, and (iii) to any Person who is a Permitted Transferee as defined on Schedule B; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (B) in the case of the foregoing clauses (ii) and (iii), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement.

(c)	By acceptance of the Transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Partnership as a Partner with respect to the Units so transferred to such transferee when any such Transfer or admission is reflected in the Record, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred, (iv) grants powers of attorney to the General Partner, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The Transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

(d)	No change of name or address of a Limited Partner, no Transfer of a Unit and no admission of a substituted Limited Partner in the Partnership will be effective for the purposes of this Agreement until the requirements set out in this Article 3 have been satisfied, and until that change, Transfer, substitution or addition is duly reflected in an amendment to the Record as may be required by the Act. The names and addresses of the Limited Partners as reflected from time to time in the Record, as from time to time amended, will be conclusive as to those facts for all purposes of the Partnership.

(e)	Where the transferee complies with all applicable provisions and is entitled to become a Limited Partner pursuant to the provisions of this Agreement, the General Partner shall admit the transferee to the Partnership as a substituted Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by law).

3.16	Notice of Change to General Partner

No name or address of a Limited Partner will be changed and no Transfer of a Unit or substitution or addition of a Limited Partner in the Partnership will be recorded on the Record except pursuant to a notice in writing received by the General Partner.

3.17	Inspection of Record

A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the Record during normal business hours.

3.18	Amendment of Record

The General Partner, on behalf of the Partnership, may effect such filings, recordings, registrations and amendments to the Record and to any other documents and at any places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, Transfers of Units and dissolution of the Partnership as provided in this Agreement and to constitute a transferee as a Limited Partner.

3.19	Non-Recognition of Nominees

Units may be held by nominees on behalf of the beneficial owners of the Units. Notwithstanding the foregoing, except as provided in this Agreement, as required by Law or as recognized by the General Partner in its sole discretion, no Person will be recognized (including in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code) by the Partnership or any Limited Partner as holding any Unit on behalf of another Person with the beneficial interest in that other Person, and the Partnership and Limited Partners will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any Unit or in any fractional part of a Unit or any other rights in respect of any Unit except an absolute right to the entirety of the Unit in the Limited Partner shown on the Record as holder of that Unit.

3.20	Incapacity, Death, Insolvency or Bankruptcy

Where a Person becomes entitled to Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of Law, in addition to the requirements of Section 3.15, that entitlement will not be recognized or entered into the Record until that Person:

(a)	has produced evidence satisfactory to the Registrar and Transfer Agent of that Person’s entitlement; and

(b)	has delivered any other evidence, approvals and consents in respect to that entitlement as the Registrar and Transfer Agent may require and as may be required by Law or by this Agreement.

3.21	No Transfer upon Dissolution

No Transfer of Units may be made or will be accepted or entered into the Record after the occurrence of any of the events set out in Section 13.1.

3.22	Form of Units

(a)	Units shall not be certificated unless otherwise determined by the General Partner in its sole discretion. If the Partnership determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Partnership, by the Chief Executive Officer and any other officer designated by the General Partner, representing the number of Units held by such holder. Such certificate shall be in such form as the General Partner may determine and shall contain such legends as required by Law or as deemed appropriate by the General Partner to alert third parties to the terms, conditions and restrictions contained in this Agreement. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law.

(b)	If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)	Upon surrender to the Partnership or the Registrar and Transfer Agent of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to Transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

3.23	Record Holders

In accordance with Section 3.15, the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by applicable Law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person shall be the Record Holder of such Units. A Person may become a Record Holder without the consent or approval of any Partner.

3.24	Offers for Units

For so long as Exchangeable Units remain outstanding (not including Exchangeable Units held by Holdings and its Subsidiaries):

(a)	no tender offer, share exchange offer, merger, amalgamation, consolidation, recapitalization, reorganization or similar transaction with respect to Holdings Shares (a “Holdings Offer”) will be proposed or recommended by Holdings or the Holdings Board of Directors or otherwise effected with the consent or approval of the Holdings Board of Directors unless the holders of Exchangeable Units (other than Holdings and its Subsidiaries) are entitled to participate in such Holdings Offer to the same extent and on an equitably and economically equivalent basis as the holders of Holdings Shares, without discrimination. Without limiting the generality of the foregoing, except in order to permit the Holdings Board of Directors to fulfill its fiduciary duties under applicable law, neither Holdings nor the Holdings Board of Directors will approve or recommend any Holdings Offer or take any action in furtherance of a Holdings Offer unless, and Holdings will act in good faith to put in place procedures or to cause the Transfer Agent to put in place procedures to ensure that, the holders of Exchangeable Units may participate in such Holdings Offer and any exchange required thereby shall be conditional upon and shall only be effective if the Holdings Shares tendered or deposited under such Holdings Offer are taken up); and

(b)	no tender offer, share exchange offer, merger, amalgamation, consolidation, recapitalization, reorganization or similar transaction with respect to Exchangeable Units (a “Units Offer”) will be proposed or recommended by Holdings or the Holdings Board of Directors or otherwise effected with the consent or approval of the Holdings Board of Directors unless the holders of Holdings Shares (other than Holdings and its Subsidiaries) are entitled to participate in such Units Offer to the same extent and on an equitably and economically equivalent basis as the holders of Exchangeable Units, without discrimination.

3.25	Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement, including the obligations of Holdings contained in Section 3.24, shall limit the ability of Holdings to make a “Rule l0b-18 Purchase” of Holdings Shares pursuant to Rule 10b-18 of the Securities Exchange Act.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1	General Partner Contribution

The General Partner has made an initial contribution of $[—] to the capital of the Partnership.

4.2	[RESERVED]

4.3	Maintenance of Capital Accounts

(a)	There shall be established for each Partner on the books of the Partnership as of the date such Partner becomes a Partner a capital account (each being a “Capital Account”). Each Capital Contribution by any Partner, if any, shall be credited to the Capital Account of such Partner on the date such Capital Contribution is made to the Partnership. In addition, each Partner’s Capital Account shall be (a) credited with (i) such Partner’s allocable share of any Net Income of the Partnership and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.2(b), and (ii) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner, (b) debited with (i) the amount of distributions (and deemed distributions) to such Partner of cash or the Carrying Value of other property so distributed, (ii) such Partner’s allocable share of Net Loss of the Partnership and any items in the nature of deduction or loss that are specially allocated to such Partner pursuant to Section 5.2(b), and (iii) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership and (c) otherwise maintained in accordance with the provisions of the Code and the U.S. Treasury Regulations promulgated thereunder. Any other item which is required to be reflected in a Partner’s Capital Account under Section 704(b) of the Code and the U.S. Treasury Regulations promulgated thereunder or otherwise under this Agreement shall be so reflected. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in Section 704(b) of the Code and the U.S. Treasury Regulations promulgated thereunder.

(b)	A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor based on the number of Units so Transferred.

(c)	The Partnership shall revalue the Capital Accounts of the Partners in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

(d)	Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to give economic effect to the manner in which distributions are made to the Partners pursuant to the provisions of Sections 5.4 and 13.3, the General Partner may make such modification.

ARTICLE 5

PARTICIPATION IN PROFITS AND LOSSES

5.1	[RESERVED]

5.2	Allocation for Capital Account Purposes

(a)	After giving effect to the special allocations set forth in Section 5.2(b), Net Income (Net Loss) of the Partnership for each Fiscal Year or other taxable period shall be allocated among the Capital Accounts of the Partners in a manner that as closely as possible gives economic effect to the manner in which distributions are made to the Partners pursuant to the provisions of Sections 5.4(a)(ii).

(b)	Special Allocations. Notwithstanding any other provision of this Section 5.2, the following special allocations shall be made for each Fiscal Year or other taxable period:

(i)	Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.2, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.2(b)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.2(b)(iii) and (iv)). This Section 5.2(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in U.S. Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)	Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.2 (other than Section 5.2(b)(i)), except as provided in U.S. Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.2(b)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2(b), other than Section 5.2(b)(i) and other than an allocation pursuant to Sections 5.2(b)(v) and (vi), with respect to such taxable period. This Section 5.2(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in U.S. Treasury Regulations Section 1.704-2(i) (4) and shall be interpreted consistently therewith.

(iii)	Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 5.2(b)(i) or (ii). This Section 5.2(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)	Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.2 have been tentatively made as if this Section 5.2(b)(iv) were not in this Agreement.

(v)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the holders of the Common Units and the Exchangeable Units in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)	Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in U.S. Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in a manner chosen by the General Partner and consistent with such Treasury Regulation.

(viii)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the U.S. Treasury Regulations.

(ix)	Curative Allocation.

(A)

The Required Allocations are intended to comply with certain requirements of the U.S. Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.2(b)(ix). Therefore, notwithstanding any other provision of this Article 5 (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate (taking into account required future allocations) so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(B)	The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 5.2(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.2(b)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

5.3	Allocation of Net Income and Losses for Tax Purposes

(a)	Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.2(a).

(b)	In accordance with Section 704(c) of the Code and the U.S. Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership and with respect to reverse Code Section 704(c) allocations described in U.S. Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any allocation method under U.S. Treasury Regulations Section 1.704-3 as the General Partner may decide. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.3, Section 704(c) of the Code (and the principles thereof), and U.S. Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c)

The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Partnership and for the preservation of uniformity of Units (or any portion or class or classes thereof), the General Partner may (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of U.S. Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Units (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the General Partner determines in its sole discretion to be appropriate for (A) the determination for U.S. federal income tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Partners and between transferors and transferees under this Agreement and pursuant to the Code and the U.S. Treasury Regulations promulgated thereunder, (B) the determination of the identities and tax classification of Partners, (C) the valuation of Partnership assets and the determination of tax basis, (D) the allocation of asset values and tax basis, and (E) the adoption and maintenance of accounting methods.

(d)	For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner for U.S. federal income tax purposes with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole discretion, using any permissible method under Section 706 of the Code and the U.S. Treasury Regulations promulgated thereunder.

(e)	Allocations that would otherwise be made to a Partner under the provisions of this Article 5 shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner in its sole discretion.

5.4	Distributions

(a)	Subject to Sections 5.4(c) and 5.4(f), if a dividend or distribution shall have been declared and be payable in respect of a Holdings Share (excluding where a dividend or distribution is effected in accordance with Section 3.5), the General Partner shall cause the Partnership to:

(i)	make a distribution in respect of each Exchangeable Unit in an amount equal to the dividend or distribution payable in respect of a Holdings Share; and

(ii)	make a distribution in respect of the outstanding Common Units in an amount equal to the aggregate amount of the dividends or distributions payable in respect of the Holdings Shares;

(b)

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership or any of its Affiliates to comply with any withholding requirements established under the Code (including pursuant to Sections 1441, 1442, 1445, 1446 and 3406), or any other federal, state, local or foreign law. To the extent that the Partnership is required to or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code) or to the extent that any payments made to the Partnership are subject to withholding as a result of such payments being attributable to any particular Partner, the General Partner may treat the amount withheld as a distribution of cash to such Partner pursuant to Sections 5.4 and 13.3 in the amount of such withholding from or in respect of such Partner. The General Partner may treat taxes paid by the Partnership on behalf of, or amounts previously withheld with respect to, all or less than all of the Partners, as a distribution of cash to such Partners. In any such case, unless such amount was withheld from amounts otherwise distributable to such Partner hereunder, it shall be treated as an advance to such Partner which shall be repayable on demand and if not repaid may be set off against subsequent distributions to such Partner.

(c)	Notwithstanding Section 5.4(a), in the event of the dissolution of the Partnership, all receipts received during or after the Fiscal Year quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 13.3.

(d)	Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Registrar and Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e)	Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or a Record Holder if such distribution would violate the Act or other applicable Law.

(f)

Notwithstanding the provisions of Section 5.4(a), the General Partner, in its sole discretion, may authorize that to the extent that the General Partner determines in good faith that expenses or other obligations of Holdings are related to its role as the General Partner or the business and affairs of Holdings that are conducted through the Partnership or any of the Partnership’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to Holdings (which distributions shall be made without pro rata distributions to the other Partners) in amounts required for Holdings to pay: (i) any tax liabilities of Holdings, (ii) any operating, administrative and other similar costs incurred by Holdings (including (w) payments in respect of indebtedness and equity securities of Holdings to the extent the proceeds are used or will be used by Holdings to pay expenses or other obligations described in this Section 5.4(f) (in either case only to the extent economically equivalent indebtedness or equity securities of the Partnership were not issued to Holdings), (x) indemnification obligations of Holdings owing to directors, officers, employees or other persons under Holdings’ articles, charter, by-laws or other governing documents or pursuant to written agreements with any such person, (y) obligations of Holdings in respect of director and officer insurance (including premiums therefor) and (z) payments pursuant to any legal, tax, accounting and other professional fees and expenses); (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Holdings; (iv) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of Holdings, including any fees and expenses incurred in connection the registration, qualification or listing of any Holdings Shares (or other shares or securities into which Holdings Shares may be reclassified or changed as contemplated by Section 3.4) as contemplated by Section 3.10; and (v) other fees and expenses in connection with the maintenance of the existence of Holdings (including any costs or expenses associated with being a public company listed on any national securities exchange and compliance with applicable Laws or the requirements of a Governmental Authority). For the avoidance of doubt, distributions made under this Section 5.4(f) may not be used to pay or facilitate dividends or distributions on the Holdings Shares and must be used solely for one of the express purposes set forth pursuant to the immediately preceding sentence. All distributions under this Section 5.4(f) shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.

5.5	Repayments

If, as determined in good faith by the General Partner, it appears that any Partner has received an amount under this Article 5 which is in excess of that Partner’s entitlement, the Partner will, promptly upon notice from the General Partner, reimburse the Partnership to the extent of the excess, and failing immediate reimbursement, the General Partner may withhold the amount of the excess (with interest at the rate of ten percent (10%) from time to time calculated and compounded monthly) from further distributions otherwise due to the Partner.

ARTICLE 6

WITHDRAWAL OF CAPITAL CONTRIBUTIONS

6.1	Withdrawal

No Limited Partner has the right to withdraw any of the Limited Partner’s Capital Contribution or other amount or to receive any cash or other distribution from the Partnership except as provided for in this Agreement and except as permitted by Law.

ARTICLE 7

POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

7.1	Duties and Obligations

(a)	The General Partner has:

(i)	unlimited liability for the debts, liabilities and obligations of the Partnership;

(ii)	subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in other jurisdictions, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and

(iii)	subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in other jurisdictions, the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership.

(b)	An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

(c)	In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.

7.2	Specific Powers and Duties

(a)	Without limiting the generality of Section 7.1 but subject to the terms of this Agreement, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, including without limitation the following:

(i)	negotiate, execute and perform all agreements, conveyances or other instruments which require execution by or on behalf of the Partnership involving matters or transactions with respect to the Partnership’s business (and those agreements may limit the liability of the Partnership to the assets of the Partnership, with the other party to have no recourse to the assets of the General Partner, even if the same results in the terms of the agreement being less favorable to the Partnership);

(ii)	open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner under this Agreement;

(iii)	mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership and its Subsidiaries now owned or later acquired, to secure any present and future borrowings and related expenses of the Partnership and its Subsidiaries and to sell all or any of that property pursuant to a foreclosure or other realization upon the foregoing encumbrances;

(iv)	manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary to the business and may, from time to time, in its sole discretion propose combinations with any Person, which proposal(s) will be subject to requisite approval by the Partners;

(v)	incur all costs and expenses in connection with the Partnership;

(vi)	employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals or other investment participants with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the business of the Partnership;

(vii)	engage agents, including, subject to Section 7.8, any Affiliate of the General Partner, to assist it to carry out its management obligations to the Partnership or subcontract administrative functions to the General Partner or, subject to Section 7.8, any Affiliate of the General Partner, including, without limitation, the Registrar and Transfer Agent;

(viii)	invest cash assets of the Partnership that are not immediately required for the business of the Partnership in short term investments;

(ix)	act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(x)	commence or defend any action or proceeding in connection with the Partnership and otherwise engage in the conduct of litigation, arbitration or mediation and incur legal expense and the settlement of claims and litigation:

(xi)	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, and the incurring of any other obligations;

(xii)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of the Partnership;

(xiii)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

(xiv)	the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member and the making of capital contributions to any Group Member;

(xv)	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Partnership’s Subsidiaries from time to time);

(xvi)	retain legal counsel, experts, advisors or consultants as the General Partner consider appropriate and rely upon the advice of those Persons;

(xvii)	appoint the Registrar and Transfer Agent;

(xviii)	do anything that is in furtherance of or incidental to the business of the Partnership or that is provided for in this Agreement;

(xix)	obtain any insurance coverage for the benefit of the Partnership, the Partners and Indemnitees;

(xx)	the indemnification of any Person against liabilities and contingencies to the extent permitted by Law;

(xxi)	the purchase, sale or other acquisition or disposition of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests;

(xxii)	the undertaking of any action in connection with the Partnership’s participation in the management of the Partnership Group through its directors, officers or employees or the Partnership’s direct or indirect ownership of the Group Members;

(xxiii)	cause to be registered for resale under securities Laws, any securities of, or any securities convertible or exchangeable into securities of, the Partnership held by any Person, including the General Partner or any Affiliate of the General Partner;

(xxiv)	carry out the objects, purposes and business of the Partnership; and

(xxv)	execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the business of the Partnership.

(b)	No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership.

7.3	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a)	The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine, in its sole discretion.

(b)	Any Group Member (including the Partnership) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Partnership), funds on terms and conditions determined by the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)	The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the Partnership in the discharge of its duties as general partner of the Partnership. The provisions of Section 5.4(f) shall apply to the rendering of services described in this Section 7.3(c).

(d)	The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable Law.

(e)

The General Partner or any of its Affiliates may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.3(e) conclusively shall be deemed to be satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to (i) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (ii) any transaction that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). With respect to any contribution of assets to the Partnership in exchange for Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, the General Partner, in determining whether the appropriate Partnership Interest or options, rights, warrants or appreciation rights relating to Partnership Interests are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the General Partner deems relevant under the circumstances.

7.4	Title to Property

The General Partner may hold legal title to any of the assets or property of the Partnership in its name as bare trustee for the benefit of the Partnership.

7.5	Exercise of Duties; Restriction on Authority of the General Partner

The General Partner covenants that it will exercise its powers and discharge its duties under this Agreement in good faith, and that it will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Further, notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Limited Partner, if any, adversely affected thereby in any material respect, if such amendment or action would (i) convert a Limited Partner into a general partner of the Partnership (except as a result of the Limited Partner becoming the General Partner in accordance with the provisions hereof), (ii) modify the limited liability of a Limited Partner, or (ii) amend this Section 7.5.

7.6	Limitation of Liability

The General Partner is not personally liable for the return of any Capital Contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, neither the General Partner nor its officers, directors, shareholders, employees or agents are or will be liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership unless the General Partner’s act or omission (a) was outside the scope of the authority conferred on the General Partner by this Agreement or by Law, (b) was in breach of, or was performed or omitted fraudulently or in bad faith or constituted gross negligence, willful or reckless disregard of the General Partner’s obligations under, this Agreement or (c) was in breach of the General Partner’s fiduciary duty under Section 7.18(c).

7.7	Indemnity of General Partner

(a)	To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the General Partner, the Tax Matters Partner, a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate as a director, officer, employee, agent or trustee of another Person (collectively, an “Indemnitee”), will be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities joint or several expenses (including, without limitation, legal fees and expenses on a solicitor/client basis), judgments, fines, settlements and other amounts (collectively, “Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:

(i)	the General Partner, the Tax Matters Partner, a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner;

(ii)	any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any Affiliate; or

(iii)	any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate as a director, officer, employee, agent or trustee of another Person,

except to the extent such Damages resulted or arose from any act or omission of the General Partner or any other Indemnitee that (a) was outside the scope of the authority conferred on the General Partner by this Agreement or by Law, (b) was in breach of, or was performed or omitted fraudulently or in bad faith or constituted gross negligence or willful or reckless disregard of the General Partner’s obligations under, this Agreement or (c) was in breach of the General Partner’s fiduciary duty under Section 7.18(c). The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not create a presumption that the Indemnitee acted in a manner contrary to that specified above.

Any indemnification pursuant to this Section 7.7(a) will be made only out of the assets of the Partnership.

(b)	To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Partnership prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay that amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)	The indemnification provided by this Section 7.7 will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of Law or otherwise, and will continue as to an Indemnitee who has ceased to serve in the capacity that entitled it to such indemnification.

(d)	The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of those Indemnitees (other than the General Partner itself) as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by that Indemnitee in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Indemnitees against those liabilities under the provisions of this Agreement.

7.8	Other Matters Concerning the General Partner

(a)	The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)	The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

(c)	The General Partner has the right, in respect of any of its power, authority or obligations under this Agreement, to act through any of its duly authorized officers.

(d)	Notwithstanding anything to the contrary in this Agreement, (i) it shall be deemed not to be a breach of the General Partner’s or any other Indemnitee’s duties or any other obligation of any type whatsoever of the General Partner or any other Indemnitee for the Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of any Group Member, (iii) the General Partner and the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at Law or otherwise to present business opportunities to any Group Member and (iv) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnitee.

7.9	Employment of an Affiliate

The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.9 conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at Law or otherwise as to any transaction (i) the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (ii) that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The provisions of Section shall apply to the rendering of services described in this Section 7.9.

7.10	Removal of the General Partner

To the greatest extent permitted under applicable Law, the General Partner may not be removed as general partner of the Partnership without the General Partner’s prior written consent. For the avoidance of doubt, the General Partner may not under any circumstance be removed by the holders of the Exchangeable Units.

7.11	Voluntary Withdrawal of the General Partner

Holdings covenants and agrees in favor of the Partnership that, as long as any outstanding Exchangeable Units are owned by any Person other than Holdings or any of its Subsidiaries, Holdings will not voluntarily cease to be the sole general partner of the Partnership other than in favor of a legal successor to Holdings or a wholly-owned Subsidiary of Holdings or any such successor.

7.12	Condition Precedent

As a condition precedent to the resignation or removal of the General Partner, the Partnership will pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement accrued to the date of resignation or removal subject to any claims or liabilities of the General Partner to the Partnership.

7.13	Transfer to New General Partner

On the admission of a new general partner to the Partnership on the resignation or removal of the General Partner, the resigning or retiring General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

7.14	Transfer of Title to New General Partner

On the resignation, removal or withdrawal of the General Partner and the admission of a new general partner, the resigning or retiring General Partner will, at the cost of the Partnership, transfer title to the Partnership’s property to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

7.15	Release By Partnership

On the resignation or removal of the General Partner, the Partnership will release and hold harmless the General Partner resigning or being removed, from any costs, expenses, damages or liabilities suffered or incurred by the General Partner as a result of or arising out of events which occur in relation to the Partnership after that resignation or removal.

7.16	New General Partner

A new general partner will become a party to this Agreement by signing a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.

7.17	Transfer of General Partner Interest

Subject to Sections 7.11 and 7.16, the General Partner may, without the approval of the Limited Partners transfer all, but not less than all, of the General Partner’s Partnership Interests:

(a)	to a Subsidiary of the General Partner;

(b)	in connection with the General Partner’s merger or amalgamation with or into another entity; or

(c)	to the purchaser of all or substantially all of the General Partner’s assets,

provided, that in all cases, the transferee assumes the rights and duties of the General Partner and agrees to be bound by the provisions of this Agreement.

7.18	Duties of the General Partner;

(a)	Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by Law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any Record Holder or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other Law.

(b)	Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(c)	Notwithstanding any standard of care or duty imposed under the Act or any applicable Law, in the performance of its duties and obligations under this Agreement, the General Partner agrees and acknowledges that it will owe to the Limited Partners the same fiduciary duties that would be owed to the shareholders of a limited company formed under the laws of the Republic of Singapore if the General Partner were a member of the board of directors of such company, except where another standard is expressly set forth in this Agreement (e.g., “sole discretion” or “good faith”), in which event such other standard shall apply.

(d)	The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.18.

(e)	The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

ARTICLE 8

FINANCIAL INFORMATION

8.1	Books and Records

The General Partner will keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business including the Record. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape, or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

8.2	Reports

The General Partner will forward to the Limited Partners all reports and financial statements which the General Partner determines to be necessary or appropriate which shall, at a minimum, include all reports and financial statements that Holdco transmits to its shareholders (as such).

8.3	Right to Inspect Partnership Books and Records

(a)	In addition to other rights provided by this Agreement or by applicable Law, and except as limited by Section 8.3(b), each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in the Partnership, upon reasonable demand and at that Limited Partner’s own expense, to receive:

(i)	a current list of the name and last known address of each Limited Partner;

(ii)	copies of this Agreement, the Record and amendments to those documents; and

(iii)	copies of minutes of meetings of the Partners.

(b)	Notwithstanding Section 8.3(a), the General Partner may keep confidential from the Limited Partners for any period of time as the General Partner deems reasonable, any information of the Partnership (other than information referred to in Section 8.3(a)(ii) or 8.3(a)(iii)) which, in the reasonable opinion of the General Partner, should be kept confidential in the interests of the Partnership or that the Partnership is required by Law or by agreements with third parties to keep confidential.

8.4	Accounting Policies

The General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any policy that has been so established so long as those policies are consistent with the provisions of this Agreement and with generally accepted accounting principles in the United States.

8.5	Appointment of Auditor

The General Partner will, on behalf of the Partnership, select the Auditor for the Partnership to review and report to the Partners upon the financial statements of the Partnership for, and as at the end of each Fiscal Year, and to advise upon and make determinations with regard to financial questions relating to the Partnership or required by this Agreement to be determined by the Auditor.

ARTICLE 9

TAX MATTERS

9.1	Tax Returns and Information

The General Partner shall use commercially reasonable efforts to timely file all tax returns of the Partnership that are required to be filed under applicable law (including any U.S. federal, state, or local tax returns). The General Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year of the Partnership.

Each Partner agrees to file all U.S. federal, state and local income tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership, unless otherwise required by applicable Law.

9.2	Tax Elections

The General Partner shall determine whether to make or refrain from making the election provided for in Section 754 of the Code, and any and all other elections permitted by the Code or under the tax laws of any other relevant jurisdiction.

9.3	Tax Controversies

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner and is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partners and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.4	Treatment as a Partnership

(a)	Notwithstanding anything to the contrary contained herein, for so long as Exchangeable Units remain outstanding (not including Exchangeable Units held by Holdings and its Subsidiaries), the Partnership will undertake all necessary steps to preserve its status as a partnership for U.S. federal tax purposes and will not undertake any activity or make any investment or fail to take any action that will (i) cause the Partnership to earn or to be allocated income other than qualifying income as defined in Section 7704(d) of the Code, except to the extent permitted under Section 7704(c)(2) of the Code or (ii) jeopardize its status as a partnership for U.S. federal income tax purposes.

(b)	In the event that the General Partner determines the Partnership should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Partnership as a partnership for U.S. federal (and applicable state and local) income tax purposes, the Partnership and each Partner shall agree to adjustments required by the tax authorities, and the Partnership shall pay such amounts as required by the tax authorities, to preserve the status of the Partnership as a partnership.

ARTICLE 10

MEETINGS OF THE LIMITED PARTNERS

10.1	Meetings

The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its sole discretion for the purpose of considering any matter set out in the notice of meeting.

10.2	Place of Meeting

Every meeting of Partners will be in the Cayman Islands or at any other place within or outside of the Cayman Islands as the General Partner may designate.

10.3	Notice of Meeting

Notice of any meeting of Partners will be given to each Limited Partner not less than 21 days (but not more than 60 days) prior to the meeting, and will state:

(a)	the time, date and place of the meeting; and

(b)	in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Partner to make a reasoned decision on that business.

Notice of an adjourned meeting of Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 10.13, notice of adjourned meetings will be given not less than 10 days in advance of the adjourned meeting and otherwise in accordance with this section, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.

10.4	Record Dates

(a)	For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting of Partners or any adjournment of a meeting, or for the purpose of any other action, the General Partner may from time to time cause the transfer books to be closed for a period, not exceeding 30 days, as the General Partner may determine or, without causing the transfer books to be closed, the General Partner may fix a date not more than 60 days prior to the date of any meeting of Partners or other action as a record date for the determination of Limited Partners entitled to vote at that meeting or any adjournment of the meeting or to be treated as Limited Partners of record for purposes of any other action, and any Limited Partner who was a Limited Partner at the time so fixed will be entitled to vote at the meeting or any adjournment of the meeting even though that Limited Partner has since that date disposed of the Limited Partner’s Units, and no Limited Partner becoming a Limited Partner after that fixed date will be a Limited Partner of record for purposes of that action. A Person will be a Limited Partner of record at the relevant time if the Person’s name appears in the Record, as amended and supplemented, at that time.

(b)	The record date for the determination of the holders of Exchangeable Units entitled to receive payment of, and the payment date for, any distribution declared on the Exchangeable Units under Section 5.4(a) shall be the same dates as the record date and payment date, respectively, for the dividend declared on the Holdings Shares.

10.5	Proxies

Subject to compliance with Applicable Law, any Limited Partner entitled to vote at a meeting of Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairperson of the meeting for verification prior to the time fixed by the General Partner, which time will not exceed 48 hours, excluding Saturdays, Sundays and holidays, preceding the meeting, or any adjournment of the meeting.

10.6	Validity of Proxies

A proxy purporting to be executed by or on behalf of a Limited Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairperson of the meeting that the proxy is invalid and any decision of the chairperson concerning the validity of a proxy will be final. Proxies will be valid only at the meeting with respect to which they were solicited, or any adjournment of the meeting, but in any event will cease to be valid one year from their date. A proxy given on behalf of joint holders must be executed by all of them and may be revoked by any of them, and if more than one of several joint holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled, they will, for the purposes of voting, be deemed not to be present. A proxy holder need not be a holder of a Unit.

10.7	Form of Proxy

Every proxy will be substantially in the form as may be approved by the General Partner or as may be satisfactory to the chairperson of the meeting at which it is sought to be exercised.

10.8	Revocation of Proxy

A vote cast in accordance with the terms of an instrument of proxy will be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Limited Partner giving the proxy or the revocation of the proxy unless written notice of that death, incapacity, insolvency, bankruptcy or revocation has been received by the chairperson of the meeting prior to the commencement of the meeting.

10.9	Corporations

A Limited Partner which is an Entity may appoint an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of Partners.

10.10	Attendance of Others

Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership and representatives of the Auditor will be entitled to attend any meeting of Partners. The General Partner has the right to authorize the presence of any Person at a meeting regardless of whether the Person is a Partner. With the approval of the General Partner that Person is entitled to address the meeting.

10.11	Chairperson

The General Partner may nominate a Person, including, without limitation, an officer or director of the General Partner, (who need not be a Limited Partner) to be chairperson of a meeting of Partners and the person nominated by the General Partner will be chairperson of that meeting.

10.12	Quorum

A quorum at any meeting of Partners will consist of one or more Partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting. If, within half an hour after the time fixed for the holding of the meeting, a quorum for the meeting is not present, the meeting will be held at the same time and place on the day which is 14 days later (or if that date is not a Business Day, the first Business Day prior to that date). The General Partner will give three days’ notice to Limited Partners of the date of the reconvening of the adjourned meeting and at the reconvened meeting the quorum will consist of the Partners then present in person or represented by proxy.

10.13	Voting

(a)	Unless otherwise specifically provided in this Agreement, the Exchangeable Units shall not be given a vote on any matter.

(b)	Every question submitted to a meeting of Partners will be decided by the holders of more than 50% of the Units entitled to vote thereon, unless otherwise required by this Agreement. On any vote at a meeting of Partners, a declaration of the chairperson concerning the result of the vote will be conclusive.

10.14	Powers of Limited Partners; Resolutions Binding

The Limited Partners will have only the powers set out in this Agreement and any additional powers provided by Law. Subject to the foregoing sentence, any resolution passed in accordance with this Agreement will be binding on each Partner and that Partner’s respective heirs, executors, administrators, successors and assigns, whether or not that Partner was present in person or voted against any resolution so passed.

10.15	Conditions to Action by Limited Partners

The right of the Limited Partners to vote to amend this Agreement or to approve or initiate the taking of, or take, any other action at any meeting of Partners will not come into existence or be effective in any manner unless and until, prior to the exercise of any right or the taking of any action, the Partnership has received an opinion of counsel advising the Limited Partners (at the expense of the Partnership) as to the effect that the exercise of those rights or the taking of those actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated that action, each of whom expressly acknowledges that the exercise of the right or the taking of the action may subject each of those Limited Partners to liability as a general partner under the Act.

10.16	Minutes

The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all minutes and all resolutions of the Partners consented to in writing to be made and entered in books to be kept for that purpose. Any minutes of a meeting signed by the chairperson of the meeting will be deemed evidence of the matters stated in them and the meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

10.17	Additional Rules and Procedures

To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.

ARTICLE 11

HOLDINGS SUCCESSORS

11.1	Certain Requirements in Respect of Combination, etc.

As long as any Exchangeable Units (other than those owned by Holdings or its Subsidiaries) are outstanding, Holdings shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom, unless:

(a)

such other Person or continuing corporation (such other Person or continuing corporation (or, in the event of a merger, amalgamation or similar transaction pursuant to which holders of shares in the capital of Holdings are entitled to receive shares or other ownership interests in the capital of any corporation or other legal entity other than such other Person or continuing corporation, then such corporation or other legal entity in which holders of shares in the capital of Holdings are entitled to receive an interest) is herein called the “Holdings Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Holdings Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Holdings Successor to pay or cause to be paid and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Holdings under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

Where the foregoing conditions are satisfied, all references herein to Holdings Shares shall be deemed to be references to the shares of the Holdings Successor which has assumed the obligations of Holdings and all references to Holdings shall be to Holdings Successor, without amendment hereto or any further action whatsoever. For the avoidance of doubt, if a transaction described in this Section 11.1 results in holders of Exchangeable Units being entitled to exchange their Exchangeable Units for shares of a Holdings Successor in a different ratio than that set out herein, then this Agreement shall be deemed to be amended to refer to such different ratio(s).

11.2	Vesting of Powers in Successor

Whenever the conditions of Section 11.1 have been duly observed and performed, the parties, if required by Section 11.1, shall execute and deliver the supplemental agreement provided for in Section 11.1(a) and thereupon the Holdings Successor shall possess and from time to time may exercise each and every right and power of Holdings under this Agreement in the name of Holdings or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Holdings Board of Directors or any officers of Holdings may be done and performed with like force and effect by the directors or officers of such Holdings Successor.

11.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect Subsidiary of Holdings (other than the Partnership) with or into Holdings or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect Subsidiary of Holdings (other than the Partnership) provided that all of the assets of such Subsidiary are transferred to Holdings or another wholly-owned direct or indirect Subsidiary of Holdings or any other distribution of the assets of any wholly-owned direct or indirect Subsidiary of Holdings among the shareholders of such Subsidiary, and any such transactions are expressly permitted by this Article 11.

ARTICLE 12

NOTICES

12.1	Address

Any notice or other written communication which must be given or sent under this Agreement will be either personally delivered, or received by first class mail, certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the address of the General Partner and the Limited Partners as follows:

(a)	in the case of the General Partner, [ • ]; and

(b)	in the case of Limited Partners, to the postal address inscribed in the Record, or any other new address following a change of address in conformity with Section 12.2.

12.2	Change of Address

A Limited Partner may, at any time, change the Limited Partner’s address for the purposes of service by written notice to the General Partner which will promptly notify the Registrar and Transfer Agent, if different from the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.

12.3	Accidental Failure

An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.

12.4	Receipt of Notice

Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received) or electronic mail (provided confirmation of transmission is received), five (5) days after deposit in first class mail, three (3) days after deposit in certified mail and one (1) day after deposit with a reputable overnight courier service.

12.5	Undelivered Notices

If the General Partner sends a notice or document to a Limited Partner in accordance with Section 12.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.

ARTICLE 13

DISSOLUTION AND LIQUIDATION

13.1	Events of Dissolution

The Partnership will follow the procedure for dissolution established in Section 13.3 upon the occurrence of any of the following events or dates:

(a)	the removal or deemed removal of the General Partner without the admission of a successor in accordance with this Agreement;

(b)	the sale, exchange or other disposition of all or substantially all of the property of the Partnership, if approved in accordance with this Agreement; or

(c)	subject to Section 13.2, a decision of the General Partner to dissolve the Partnership.

13.2	No Dissolution

The Partnership will not come to an end by reason of the death, bankruptcy, insolvency, mental incompetency or other disability of any Limited Partner or upon Transfer of any Units. No Limited Partner has the right to ask for the dissolution of the Partnership, for the winding-up of its affairs or for the distribution of its assets. Except as required by Law, for so long as any Exchangeable Units are outstanding (other than any Exchangeable Units held by Holdings or any of its Subsidiaries), the General Partner shall not dissolve the Partnership without the approval of the holders of at least ninety percent (90%) of the then-outstanding Exchangeable Units (excluding any Exchangeable Units held by Holdings or any of its Subsidiaries).

13.3	Procedure on Dissolution

Upon the occurrence of any of the events set out in Section 13.1, the General Partner will act as a receiver and liquidator of the assets of the Partnership and will:

(a)	sell or otherwise dispose of that part of the Partnership’s assets as the receiver considers appropriate;

(b)	pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;

(c)	if there are any assets of the Partnership remaining, distribute all property and cash, (i) first, to Holdings to the extent permitted under Section 5.4(f) until sufficient amounts have been provided to Holdings to ensure that any property and cash distributed to Holdings as holder of the Common Units pursuant to Section 13.3(c)(ii) will be available for distribution to holders of Holdings Shares in an amount per share equal to distributions in respect of each Exchangeable Unit pursuant to Section 13.3(c)(ii), and (ii) second, to the holders of the Common Units and Exchangeable Units pro rata in accordance with their respective Percentage Interests; and

(d)	file the notice of dissolution prescribed by the Act and satisfy all applicable formalities in those circumstances as may be prescribed by the laws of other jurisdictions where the Partnership is registered.

13.4	Agreement Continues

Notwithstanding the dissolution of the Partnership, this Agreement will not terminate until the provisions of Section 13.3 have been satisfied.

13.5	Capital Account Restoration.

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership or otherwise.

ARTICLE 14

AMENDMENT

14.1	Power to Amend

Subject to Section 14.2 and the rights of Exchangeable Units set forth in Section 3.1 of Schedule A, this Agreement may be amended only in writing and only with the approval of the General Partner; provided, that no amendment will be made to this Agreement which would have the effect of changing the Partnership from a limited partnership to a general partnership without the unanimous written consent of the Partners (including the holders of the Exchangeable Units).

14.2	Amendment by General Partner

Each Limited Partner agrees that the General Partner, without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect (i) any amendment duly approved by the General Partner in accordance with Section 14.1 and, if applicable, the requisite holders of Exchangeable Units under Section 3.1 of Schedule A, or (ii):

(a)	a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership;

(b)	admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

(c)	a change that, in the discretion of the General Partner acting in good faith, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership in respect of which the Limited Partners have limited liability under the applicable laws;

(d)	a change that, in the sole discretion of the General Partner acting in good faith, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to any of the Code, Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, or other taxation laws, provided that such change does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares;

(e)	a change that the General Partner determines (i) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Governmental Authority or contained in any Law, (ii) necessary or appropriate to waive any restriction applicable to the Exchangeable Units (it being understood that any such waiver under this subsection (if any) must be applicable to all holders of Exchangeable Units), or (iii) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement, provided that such change does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares;

(f)	a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership;

(g)	an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, provided that such change does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares;

(h)	an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests pursuant to Section 3.4, provided that such amendment does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares;

(i)	any amendment for the purpose of maintaining the economic equivalency of the Exchangeable Units and the Holdings Shares; and

(j)	an amendment that the General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Sections 2.2, provided that such change does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares.

14.3	Notice of Amendments

The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 20 days of the effective date of the amendment.

ARTICLE 15

MISCELLANEOUS

15.1	Binding Agreement

Subject to the restrictions on assignment and transfer contained in this Agreement, this Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

15.2	Time

Time will be of the essence of this Agreement.

15.3	Right to Offset

Whenever the Partnership is to pay any sum to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment.

15.4	Counterparts

This Agreement, or any amendment to it, may be executed in multiple counterparts (including via telecopier), each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any instrument signed by a Limited Partner with the same effect as if the Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments will be construed together and will constitute one and the same agreement.

15.5	Governing Law; Venue

(a)	NOTWITHSTANDING THE JURISDICTION IN WHICH THIS AGREEMENT MAY BE EXECUTED, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE CAYMAN ISLANDS.

(b)

The courts of the Cayman Islands shall have non-exclusive jurisdiction over any action, suit or proceeding against any party with respect to this Agreement and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.

15.6	Severability

If any part of this Agreement is declared invalid or unenforceable, then that part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.

15.7	Further Acts

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

15.8	Entire Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

15.9	Limited Partner Not a General Partner

If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, that provision will be of no force and effect.

15.10	Electronic Transactions Law

Sections 8 and 19 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply.

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as a deed as of the date set out above.

[HOLDINGS]

By
Name:
Title:

in the presence of:

Signature of Witness
Name:

[ • ] as Initial Limited Partner

By
Name:
Title:

in the presence of:

Signature of Witness
Name:

[HOLDINGS] as General Partner of the Partnership and agent and attorney for the Limited Partners

By
Name:
Title:

in the presence of:

Signature of Witness
Name:

SCHEDULE A

EXCHANGEABLE UNITS OF THE PARTNERSHIP

ARTICLE 1

DEFINITIONS

For the purposes of this Schedule A, unless the context otherwise requires, each term denoted herein by initial capital letters and not otherwise defined herein shall have the meanings ascribed thereto in Section 1.1 of the Agreement. The following definitions are applicable to the terms of the Exchangeable Units:

[”Attached Voting Shares” means the [insert description of Singapore non-economic voting shares of Holdings, if applicable under the Merger Agreement]];

“Cash Amount” in respect of an Exchangeable Unit, means a cash amount equal to the Current Market Price of a Holdings Share on the Exchange Date, as applicable;

“Current Market Price” means, in respect of a Holdings Share on any date on which an Exchange Notice is properly delivered, the volume weighted average trading price of the Holdings Shares on NASDAQ, calculated to four decimal places as reported by Bloomberg, L.P. (or any successor service); and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the immediately preceding full trading date (i.e., a full trading session not reduced for a holiday or a market interruption) prior to the date such Exchange Notice is properly delivered to the Partnership hereunder;

“Direct Exchange” has the meaning set out in Section 2.8 of this Schedule A;

“Direct Exchange Notice” has the meaning set out in Section 2.8 of this Schedule A;

“Exchange Date” has the meaning set out in Section 2.1(b) of this Schedule A;

“Exchange Notice” means the notice in the form of Exhibit A hereto or in such other form as may be acceptable to the Partnership;

“Exchange Right” has the meaning set out in Section 2.1 of this Schedule A;

“Exchanged Shares” in respect of one Exchangeable Unit, means one Holdings Share, subject to adjustment as provided in the Agreement;

“Holdings Control Transaction” shall be deemed to have occurred if:

(a)	any Person, firm or corporation acquires directly or indirectly any voting security of Holdings and immediately after such acquisition, the acquirer has voting securities representing more than 50 percent of the total voting power of all the then outstanding voting securities of Holdings on a fully-diluted basis;

(b)	the shareholders of Holdings shall approve a merger, consolidation, recapitalization or reorganization of Holdings, other than any transaction which would result in the holders of outstanding voting securities of Holdings immediately prior to such transaction having at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other continuing holders not being altered substantially in the transaction; or

(c)	the shareholders of Holdings shall approve a plan of complete liquidation of Holdings or an agreement for the sale or disposition by Holdings of all or substantially all of Holdings’ assets;

“Holdings Dividend Declaration Date” means the date on which the board of directors of Holdings declares any dividend or distribution on the Holdings Shares;

“Holdings Shares” means the common shares in the capital of Holdings;

“NASDAQ” means the Nasdaq Global Select Market or in the event that the Nasdaq Global Select Market is no longer the principal U.S. trading market for Holdings Shares, such other principal securities exchange or quotation service on which Holdings Shares are then traded; and

“Subject Units” has the meaning set out in Section 2.1(b) of this Schedule A.

ARTICLE 2

EXCHANGE OF EXCHANGEABLE UNITS BY HOLDER

2.1	Exchange Right

(a)	From and after the end of the Restricted Period, a holder of such series of Exchangeable Units shall, from time to time in accordance with this Article 2, have the right to require the Partnership to repurchase (the “Exchange Right”) any or all of the Exchangeable Units of such series held by such holder for either (A) the Exchanged Shares or (B) the Cash Amount, the form of consideration to be determined by the General Partner for and on behalf of the Partnership in its sole discretion. Written notice of the determination of the form of consideration shall be given to the holder of the Exchangeable Units exercising the Exchange Right no later than 5 Business Days after receipt of a given Exchange Notice.

(b)

To exercise the Exchange Right, the holder shall present and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership by notice to the holders of Exchangeable Units) (i) a duly executed Exchange Notice and (ii) the certificate or certificates, if any, representing the Exchangeable Units which the holder desires to have exchanged, together with (iii) such additional documents and instruments as the Registrar and Transfer Agent may reasonably require pursuant to its standard and customary practices (but, in any event, excluding any representations and warranties other than as to ownership and authority) or as required by law (e.g., Internal Revenue Service Forms W-8 or W-9); provided, however, that, with respect to any exercise of the Exchange Right prior to the third anniversary of the Unit Effective Time, unless waived by Holdings, it shall be a further condition precedent to the obligation of the Partnership to repurchase such Units, and the Holder of such Units shall not be permitted to exercise an Exchange Right, unless: (x) Holdings has received a written opinion (a “7874 Opinion”) of Ernst & Young LLP (or if Ernst & Young LLP is unwilling or unable to perform, another independent nationally recognized law or accounting firm) (the “Tax Firm”) to the effect that the exercise of such Exchange Right should not cause Holdings to be treated as (1) a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code) or (2) a “domestic corporation” (within the meaning of Section 7874(b) of the Code) (including, for the avoidance of doubt, any successor sections of the Code with respect to (1) and (2) above following any change in law) and (y) Holdings’ independent auditor has determined (an “Auditor Determination”) that no reserve shall be required for financial accounting purposes (pursuant to Financial Accounting Standards Board Interpretation No. 48, as such guidance may be modified by future FASB interpretations, statements, or other FASB guidance) relating to Code Section 7874 of the Code as a result of the exercise of such Exchange Right. The Exchange Notice shall (A) specify the number of Exchangeable Units in respect of which the holder is exercising the Exchange Right (the “Subject Units”) and (B) state the Business Day on which the holder desires to have the Partnership exchange the Subject Units (the “Exchange Date”); provided, that (x) the Exchange Date must be within 10 Business Days of the date on which the Exchange Notice is received by the Partnership (unless otherwise extended by Holdings in connection with obtaining the 7874 Opinion and Auditor Determination as provided herein) and (y) each holder of Exchangeable Units, together with its Affiliates, may submit only one Exchange Notice per calendar month.

(c)

Holdings shall act in good faith and use commercially reasonable efforts to obtain the 7874 Opinion and the Auditor Determination as soon as reasonably practical following the exercise by a holder of an Exchange Right. In furtherance of the foregoing, to better ensure that the analysis necessary to obtain the 7874 Opinion and the Auditor Determination can be completed as soon as practicable following the date on which a holder exercises an Exchange Right, prior to the end of the Restricted Period, Holdings shall (i) retain the Tax Firm to (a) deliver to Holdings a 7874 Opinion (based on the assumption that the Exchange Date is the day immediately following the last day of the Restricted Period), or to do all work necessary to render such an opinion and (b) “bring down” or otherwise render such an opinion (assuming no change in law or fact would prevent it from doing so) at each such time that a holder exercises an Exchange Right (unless Holdings intends to waive the 7874 Opinion condition) and (ii) retain its independent auditor to complete the work that would be required for the auditor to make the Auditor Determination (based on the assumption that the Exchange Date is the day immediately following the last day of the Restricted Period). At the request of any holder of Exchangeable Units, Holdings (after consulting with its auditor and the Tax Firm) will promptly notify such holder (x) whether the 7874 Opinion or the Auditor Determination can reasonably be expected to be obtained based on the facts and law in effect at the time of such request or (y) whether or not the Partnership would be prepared to waive the requirement that the 7874 Opinion or the Auditor Determination would be required in connection with a given Exchange Notice.

2.2	Share Settlement Option

If the General Partner elects to repurchase the Subject Units for Holdings Shares, and provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.5 of this Schedule A, effective at the close of business on the Exchange Date:

(a)	the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the transfer to such holder of the applicable number of Exchanged Shares and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units;

(b)	Holdings shall deliver (or cause to be delivered) to such holder, for and on behalf of the Partnership and in the manner provided for in Section 2.4 of this Schedule A, the applicable number of Exchanged Shares; and

(c)	the Partnership shall issue to Holdings a number of Common Units equal to the number of Exchanged Shares delivered to such holder pursuant to Section 3.2(b), in consideration for Holdings delivering such Exchanged Shares to such holder.

2.3	Cash Settlement Option

If the General Partner elects to repurchase the Subject Units for the Cash Amount, and provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.5 of this Schedule A, effective at the close of business on the Exchange Date:

(a)	the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the payment to such holder of the aggregate Cash Amount and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units; and

(b)	the Partnership shall deliver (or cause to be delivered) to such holder the applicable Cash Amount.

2.4	Effect of Exchange

(a)

Subject to compliance by the applicable holder of the Subject Units with the terms of this Schedule A, the Partnership (or Holdings for and on behalf of the Partnership) shall deliver or cause the Registrar and Transfer Agent to deliver to the relevant holder, as applicable (i) the applicable Exchanged Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance), or (ii) a check representing the applicable Cash Amount, in each case, less any amounts withheld on account of tax pursuant to Section 5.4 of this Agreement, and such delivery by or on behalf of the Partnership or by the Registrar and Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total consideration payable or issuable.

(b)	On and after the close of business on the Exchange Date, the holders of the Subject Units shall cease to be holders of such Subject Units and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the applicable consideration, unless payment of the consideration is not made in accordance with the provisions of this Article 2. On and after the close of business on the Exchange Date, provided that presentation and surrender of certificates (if applicable) and payment of the applicable consideration has been made in accordance with the foregoing provisions, the holder of the Subject Units exchanged for Holdings Shares shall thereafter be considered and deemed for all purposes to be a holder of the Holdings Shares delivered to it.

(c)	As a condition to delivery of the consideration, the Partnership and the Registrar and Transfer Agent may require presentation and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership) of such documents and instruments as are contemplated by Section 2.1(b).

(d)	Notwithstanding Section 2.4(b) of this Schedule A, where a record date in respect of a distribution occurs prior to the Exchange Date and there is any declared and unpaid distribution on any Exchangeable Unit exchanged hereunder, subject to Section 4.1 of this Schedule A, such distribution shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Exchangeable Unit so exchanged hereunder.

(e)	If only a part of the Exchangeable Units represented by any certificate is exchanged, a new certificate for the balance of such Exchangeable Units shall be issued to the holder at the expense of the Partnership.

(f)	All filing fees, transfer taxes, sales taxes, document stamps or other similar charges levied by any Governmental Authority in connection with the repurchase of the Exchangeable Units pursuant to this Agreement shall be paid by the Partnership; provided, however, that the holder of such Exchangeable Units shall pay any such fees, taxes, stamps or similar charges that may be payable as a result of any transfer of the consideration payable in respect of such Exchangeable Units to a Person other than such holder. Except as otherwise provided in this Agreement, each party will bear its own costs in connection with the performance of its obligations under this Agreement.

2.5	Revocation Right

A holder of Subject Units may, by notice in writing given by the holder to the Partnership before the close of business on the 5th Business Day immediately preceding the Exchange Date, withdraw its Exchange Notice, in which event such Exchange Notice shall be null and void.

2.6	Mandatory Exchange

In the event that:

(a)	at any time there remain outstanding fewer than five percent (5%) of the Exchangeable Units outstanding as of the Unit Effective Time (other than Exchangeable Units held by Holdings and as such number of Units may be adjusted in accordance with the Agreement to give effect to a Combination or Subdivision of, or unit distribution on, the Exchangeable Units, or any issue or distribution of rights to acquire Exchangeable Units or securities exchangeable for or convertible into Exchangeable Units following the Unit Effective Time); or

(b)	a Holdings Control Transaction occurs with respect to which the General Partner has determined in good faith that such Holdings Control Transaction involves a bona fide third party and is not for the primary purpose of causing the exchange of the Exchangeable Units in connection with such Holdings Control Transaction, then on prior written notice given by the Partnership to the holders of Exchangeable Units at least fifteen days prior to such mandatory exchange, in the case of the foregoing Sections 2.6(a) and 2.6(b), and on the Business Day following the day on which the holders of the Exchangeable Units failed to take such action in the case of the foregoing Section 2.6(c), the Partnership may cause a mandatory exchange of all of the outstanding Exchangeable Units (which shall be deemed to be the Subject Units), on such date as is specified by the Partnership in such notice (which shall be deemed to be the Exchange Date), pursuant to Section 2.2 of this Schedule A, and for greater certainty, the holders of Exchangeable Units shall not have the right to revoke such mandatory exchange pursuant to Section 2.5 of this Schedule A.

2.7	Attached Voting Shares

In the event that Attached Voting Shares are issued in conjunction with the Exchangeable Units, then for all purposes of this Agreement (including for all purposes of this Schedule A) each and every reference to an Exchangeable Unit shall be deemed also to refer to a corresponding number of Attached Voting Shares, and no Exchangeable Unit may be transferred, presented for exchange, or otherwise conveyed in any manner whatsoever unless accompanied by a corresponding number of Attached Voting Shares.

2.8	Direct Exchange Right of Holdings

Notwithstanding anything to the contrary in Article 2 of this Schedule A or Section 3.4(c) of the Agreement, Holdings may to the extent required by Law or otherwise in its sole discretion, elect to effect the exchange of Subject Units for Exchanged Shares or the Cash Amount through a direct exchange of such Units and consideration between the holders of such Units and

Holdings (a “Direct Exchange”). Holdings may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Notice”) to the Partnership and the holder of any Subject Units setting forth its election to exercise its right to consummate a Direct Exchange. A Direct Exchange Notice may be revoked by Holdings at any time; provided, that any such revocation does not prejudice the ability of the holders of Subject Units to consummate their Exchange Right on the Exchange Date. Upon Direct Exchange pursuant to this Section 2.8, Holdings shall acquire the Subject Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that in the hands of Holdings such Units shall be Common Units. Except as otherwise provided by this Section 2.8, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant exchange would have been consummated if Holdings had not delivered a Direct Exchange Notice.

ARTICLE 3

GENERAL

3.1	Amendments

The rights, privileges, restrictions and conditions attaching to the Exchangeable Units may be added to, changed or removed by the General Partner in good faith; provided, that the approval of the holders of at least eighty five percent (85%) of the outstanding Exchangeable Units (excluding any Exchangeable Units held by Holdings or any of its Subsidiaries) shall be required in the case of any amendment that would adversely affect the rights, privileges, restrictions or conditions attaching to the Exchangeable Units relative to the Holdings Shares.

3.2	Fractional Shares

A holder of Exchangeable Units shall not be entitled to any fraction of a Holdings Share and no certificates representing any such fractional interest shall be issued, and such holder otherwise entitled to a fractional interest shall only be entitled to receive the nearest whole number of Holdings Shares, rounded down.

3.3	Tax Treatment

This Schedule A shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder.

EXHIBIT A

EXCHANGE NOTICE

To [Partnership] (the “Partnership”)

This notice is given pursuant to Section 2.1(a) of Schedule A of the Amended and Restated Exempted Limited Partnership Agreement, and all capitalized words and expressions used in this notice that are defined in the Amended and Restated Exempted Limited Partnership Agreement have the meanings ascribed to such words and expressions in such Amended and Restated Exempted Limited Partnership Agreement.

The undersigned hereby notifies the Partnership that the undersigned desires to have the Partnership exchange in accordance with the terms of the Amended and Restated Exempted Limited Partnership Agreement:

☐ all Exchangeable Unit(s) held by the undersigned; or

☐             Exchangeable Unit(s) held by the Undersigned

The undersigned hereby notifies the Partnership that the Exchange Date shall be:

NOTE:	The Exchange Date must be within 10 Business Days of the date on which this notice is received by the Partnership (unless otherwise extended by Holdings in connection with obtaining the 7874 Opinion and Auditor Determination as provided in the Amended and Restated Exempted Limited Partnership Agreement) and each holder of Exchangeable Units, together with its Affiliates, may submit only one such notice per calendar month.

This Exchange Notice may be revoked and withdrawn by the undersigned only by notice in writing given to the Partnership at any time before the close of business on the 5th Business Day preceding the Exchange Date.

The undersigned hereby represents and warrants to the Partnership that the undersigned has good title to, and owns, the Exchangeable Units subject to this notice to be acquired by the Partnership free and clear of all liens, claims and encumbrances, and that the undersigned is not a party to or a participant, directly or indirectly, in any Hedging Transaction.

(Date)	(Signature of Unitholder)	(Guarantee of Signature)

☐ Please check box if the securities and any check(s) resulting from the exchange of the Exchangeable Units are to be held for pick-up by the holder from the Registrar and Transfer Agent, failing which the securities and any check(s) will be mailed to the last address of the holder as it appears on the register.

NOTE:	This notice, together with (i) any certificate or certificates (if applicable) evidencing the Exchangeable Units and (ii) such additional documents and instruments as the Registrar and Transfer Agent may reasonably require pursuant to its standard and customary practices (but, in any event, excluding any representations and warranties other than as to ownership and authority) or as required by law (e.g., Internal Revenue Service Forms W-8 or W-9), must be deposited with the Registrar and Transfer Agent. The securities and any check(s) resulting from the exchange of the Exchangeable Units will be issued and registered in, and made payable to, respectively, the name of the unitholder as it appears on the register of the Partnership and the securities and any check(s) resulting from such exchange will be delivered to such unitholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Check(s) Are to be Registered, Issued or

Delivered (please print):

Street Address or P.O. Box:

Signature of Holder:

City, Province and Postal Code:

Signature Guaranteed by:

NOTE:	If this Exchange Notice is for less than all of the Exchangeable Units held by the unitholder, if certificated a certificate representing the remaining Exchangeable Unit(s) represented by this certificate will be issued and registered in the name of the unitholder as it appears on the register of the Partnership, unless the Transfer Power on the unit certificate is duly completed in respect of such unit(s).

SCHEDULE B

DEFINITION OF PERMITTED TRANSFEREE

a.	The term “Permitted Transferee” of a Partner shall have the following additional meanings in the following cases:

(i) In the case of a Partner who is a natural person holding record and beneficial ownership of the Units in question, “Permitted Transferee” means: (a) the spouse of such Partner (the “Spouse”); (b) a lineal descendant, or the spouse of such lineal descendant (collectively, “Descendants”), of such Partner or of the Spouse; (c) the trustee of a trust (including a voting trust) for the benefit of such Partner, the Spouse, other Descendants, or an organization contributions to which are deductible for federal income, estate or gift tax purposes (a “Charitable Organization”), and for the benefit of no other Person; provided that such trust may grant a general or special power of appointment to the Spouse or to the Descendants and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estate of such Partner payable by reason of the death of such Partner or the death of the Spouse or a Descendant, and that such trust (subject to the grant of a power of appointment as provided above) must prohibit transfer of Units or a beneficial interest therein to Persons other than Permitted Transferees as defined in subparagraph (ii) of this Schedule B (a “Trust”); (d) a Charitable Organization established by such Partner or a Descendant; (e) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, of which such Partner is a participant or beneficiary, provided that such Partner is vested with the power to direct the investment of funds deposited into such Individual Retirement Account and to control the voting of securities held by such Individual Retirement Account (an “IRA”); (f) a pension, profit sharing, stock bonus or other type of plan or trust of which such Partner is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, provided that such Partner is vested with the power to direct the investment of funds deposited into such plan or trust and to control the voting of securities held by such plan or trust, (a “Plan”); (g) a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, such Partner, his or her Spouse, his or her Descendants, any Permitted Transferee of the Partner and/or any other Partner or its Permitted Transferee determined pursuant to this subparagraph (i) of this Schedule B, provided that if any share (or any interest in any share) of capital stock of such a corporation (or of any survivor of a merger or consolidation of such corporation), or any partnership interest in such a partnership, is acquired by any Person who is not within such class of Persons, such corporation of partnership shall cease to be a Permitted Transferee; (h) another Partner or such Partner’s Permitted Transferee determined pursuant to this subparagraph (i) of this Schedule B; and (i) in the event of the death of such Partner, such Partner’s estate.

(ii) In the case of a Partner holding the Units in question as trustee of an IRA, a Plan or a Trust other than a Trust described in subparagraph (iii) of this Schedule B, “Permitted Transferee” means: (a) any participant in or beneficiary of such IRA, such Plan or such Trust, or the Person who transferred such Units to such IRA, such Plan or such Trust, and (b) a Permitted Transferee of any such Person or Persons determined pursuant to subparagraph (i) of this Schedule B.

(iii) In the case of a Partner holding the Units in question as trustee pursuant to a Trust which was irrevocable on the Record Date (as defined below), “Permitted Transferee” means any Person as of the Record Date to whom or for whose benefit principal may be distributed either during or at the end of the term of such Trust whether by power of appointment or otherwise. For purposes of this Schedule B, there shall be one “Record Date,” which date shall be the date that is the record date for determining the Persons to whom the shared of Class B Common Stock were first distributed by Buffalo.

(iv) In the case of a Partner holding record (but not beneficial) ownership of the Units in question as nominee for the Person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to subparagraph (i), (ii), (iii), (v) or (vi) of this Schedule B, as the case may be.

(v) In the case of a Partner that is a partnership holding record and beneficial ownership of the Units in question, “Permitted Transferee” means any partner of such partnership, provided that such partner was a partner in the partnership at the time it first became a Partner, or any Permitted Transferee of such partner determined pursuant to subparagraph (i) of this Schedule B.

(vi) In the case of a Partner that is a corporation, other than a Charitable Organization described in clause (d) of subparagraph (i) of this Schedule B, holding record and beneficial ownership of the Units in question (a “Corporate Holder”), “Permitted Transferee” means (a) any shareholder of such Corporate Holder, provided that such shareholder was a shareholder of the Corporate Holder at the time it first became a Partner, or any Permitted Transferee of any such shareholder determined pursuant to subparagraph (i) of this Schedule B; and (b) the survivor (the “Survivor”) of a merger or consolidation of such Corporate Holder, so long as such Survivor is controlled, directly or indirectly, by those shareholders of the Corporate Holder who were shareholders of the Corporate Holder at the time the Corporate Holder first became a Partner or any Permitted Transferees of such shareholders determined pursuant to subparagraph (i) of this Schedule B.

(vii) In the case of a Partner that is the estate of a deceased Partner, or that is the estate of a bankrupt or insolvent Partner, and provided such deceased, bankrupt or insolvent Partner, as the case may be, held record and beneficial ownership of the Units in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Partner as determined pursuant to subparagraphs (i), (v) or (vi) of this Schedule B, as the case may be.

(viii) In the case of any Partner who desires to make a bona fide gift, “Permitted Transferee” means any other Partner or its Permitted Transferee determined pursuant to subparagraph (i) of this Schedule B.

(ix) In the case of any Partner, “Permitted Transferee” means any Person or entity that will hold record (but not beneficial) ownership of the Units in question as nominee for the Partner or its Permitted Transferee determined pursuant to subparagraph (i), (ii), (iii), (v) or (vi) of this Schedule B, as the case may be.

b.	For purposes of this Schedule B:

(i) The relationship of any Person that is derived by or through legal adoption shall be considered a natural relationship.

(ii) Each joint owner of Units (if a Permitted Transferee) or owner of a community property interest in (if a Permitted Transferee) Units shall be considered a “Partner” with respect to such Units.

(iii) A minor for whom Units are held pursuant to a Uniform Transfer to Minors Act or similar law shall be considered a “Partner” with respect to such Units.

EXHIBIT E

Form of Tax Representations Certificate

(See attached)

EXHIBIT E – TAX REPRESENTATIONS CERTIFICATE

[    ], 2015

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of May 28, 2015 (the “Merger Agreement”),1 by and among (i) Broadcom Corporation, a California corporation (“Broadcom”); (ii) Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore and classified as a foreign corporation for U.S. federal income tax purposes (“Holdco”); (iii) Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Avago”); (iv) Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”); (v) Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”); (vi) Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”); (vii) Lower Holdco, a [                    ] and a direct wholly-owned subsidiary of Finance Holdco (“Lower Holdco”); (viii) Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Lower Holdco (“Cash/Stock Merger Sub”); and (ix) Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, and together with Cash/Stock Merger Sub, Avago, Holdco, New LP,

[1]

Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement. Unless otherwise noted, all Section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”) or to the Treasury regulations (“Treasury Regulations”) promulgated thereunder.

Intermediate Holdco, Finance Holdco and Lower Holdco, the “Antelope Parties”). Pursuant to the Merger Agreement, (i) Avago shareholders will exchange Avago ordinary shares for Holdco ordinary shares pursuant to a scheme of arrangement (the “Avago Exchange”), (ii) following the Avago Exchange, Cash/Stock Merger Sub will merge with and into Broadcom, resulting in certain Broadcom shareholders (the “Non-Electing Shareholders”) exchanging Broadcom common stock for a mix of Holdco ordinary shares and cash (the “Cash/Stock Exchange”); and (iii) following the Cash/Stock Exchange, Unit Merger Sub will merge with and into Broadcom, resulting in certain Broadcom shareholders (the “Electing Shareholders”) exchanging Broadcom common stock for a mix of units (“Units”) of New LP and cash (the “Unit Exchange”, and together with the Avago Exchange and the Cash/Stock Exchange, the “Exchanges”), each as described in more detail in the Merger Agreement.

In connection with the opinions (the “Opinion”) described in Section 6.19(a)(ii) and (iv) of the Merger Agreement to be delivered by Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and recognizing that (i) Skadden will rely on this certificate in delivering the Opinion and (ii) the Opinion may not accurately describe the consequences of the Exchanges if any of the following facts, representations and covenants are not accurate in all respects, the undersigned officer hereby certifies, on behalf of the Antelope Parties, after due inquiry and investigation, that to the best of the undersigned’s knowledge and belief the following facts, representations and covenants are true, correct and complete in all respects. The undersigned officer is familiar with the transactions contemplated by, and the terms and provisions of, the Merger Agreement, makes the representations and covenants covered by the following facts, representations and covenants to the best of his knowledge and belief, and is authorized to make the following representations and covenants on behalf of the Antelope Parties.

General Representations

1.	The Exchanges will be consummated in accordance with (i) the material terms and conditions of the Merger Agreement, and none of the material terms and conditions thereof have been or will be waived or modified by Avago, (ii) the descriptions contained in [the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and (iii) the related Proxy Statement/Prospectus of [ ] (the “Proxy Statement/Prospectus”)]. The facts relating to the Exchanges as described in the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, and the documents referenced therein (collectively, the “Transaction Documents”) are, insofar as such facts relate to the Antelope Parties, true, correct and complete in all material respects, and there are no other material agreements or arrangements, written or oral, that relate to, or change, the Exchanges as set forth therein.

2.	The undersigned officer is familiar with the applicable documents pursuant to which the Exchanges will be effected, and the Exchanges will be executed pursuant to, and in accordance with, such applicable documents.

3.	The Exchanges will be reported by the Antelope Parties pursuant to the relevant U.S. federal, state and local tax reporting rules (to the extent such rules are applicable to the Antelope Parties) in a manner consistent with the Opinion.

4.	Unless otherwise required by a final determination, within the meaning of Section 1313(a), none of the Antelope Parties will take any position on any U.S. federal income tax return, or take any other U.S. tax reporting position, that is inconsistent with the representations herein or the treatment of the Exchanges described in the Opinion.

5.	Each of the Antelope Parties is and will be validly organized under applicable local law, and will validly exist throughout the time of the transactions described herein (other than the Antelope Merger Sub, Cash/Stock Merger Sub and Unit Merger Sub which shall each be merged out of existence in accordance with the terms of the Merger Agreement).

6.	The Antelope Parties will have all requisite corporate and other powers and authority to undertake and consummate the Exchanges.

7.	The Antelope Parties will comply in all material respects with all requirements under the applicable documents and local law to effect the Exchanges.

8.	The equity interests in each of the Antelope Parties are collectively referred to herein as the “Equity Interests” and are as described in the Merger Agreement.

9.	With respect to each of the Antelope Parties, other than its Equity Interests , there are no other instruments or arrangements treated as its equity interests for U.S. federal income tax purposes.

10.	Each of the Exchanges was negotiated at arm’s length.

11.	The Exchanges will be undertaken for the corporate business purposes described in the Proxy Statement/Prospectus.

12.	At the time of the Exchanges, there will be no current plan or intention to (a) voluntarily merge, liquidate, or dissolve Holdco or New LP, (b) convert Holdco or New LP into another entity or change its classification for U.S. federal income tax purposes (except pursuant to the Exchanges), or (c) take any action that would result in the involuntary merger, liquidation, bankruptcy, dissolution, or winding up of the affairs of Holdco or New LP.

Representations relating to the Cash/Stock Exchange

13.	At the time of the Cash/Stock Exchange, the aggregate fair market value of the shares of Broadcom common stock transferred pursuant to the Cash/Stock Exchange will exceed the sum of the cash consideration paid in the aggregate pursuant to the Cash/Stock Exchange and the total amount of liabilities assumed with respect to such shares.

14.	Immediately after the Cash/Stock Exchange, the aggregate fair market value of the assets of Holdco will exceed the sum of the liabilities of Holdco (whether indebtedness or other forms of obligations, including contingent obligations), plus the other liabilities, if any, to which the assets of Holdco are subject.

15.	The principal purpose in forming or using Holdco will not be for the avoidance of U.S. federal income tax or to obtain a U.S. federal income tax benefit that would have been otherwise unavailable.

16.	At the time of the Cash/Stock Exchange, Holdco will have no current plan or intention to reacquire, convert, or cancel, in whole or in part, any of its equity interests, except for purchases on the open market as part of a repurchase program, which purchases and program satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701, or purchases made in connection with the termination of employees in the ordinary course of business.

17.	At the time of the Cash/Stock Exchange, Holdco will have no current plan or intention to issue additional equity interests following the Cash/Stock Exchange, except pursuant to section [ ] of the [Partnership Agreement] or pursuant to compensatory stock issuances to employees of Holdco, Avago, Broadcom or their respective subsidiaries.

18.	Non-Electing Shareholders and Avago Shareholders will be in control (within the meaning of Section 368(c)) of Holdco immediately after the Cash/Stock Exchange.

19.	No stock (or equity interests treated as stock for U.S. federal income tax purposes) or securities will be issued in connection with the Cash/Stock Exchange for (i) services rendered to or for the benefit of Holdco, (ii) indebtedness of Holdco that is not evidenced by a security or (iii) interest on indebtedness of Holdco which accrued on or after the beginning of the holding period of the holder of such indebtedness. For the avoidance of doubt, the transactions undertaken pursuant to Section 3.8 of the Merger Agreement shall not be deemed to be a violation of the foregoing.

20.	The Antelope Parties shall pay the expenses incurred by the Antelope Parties in connection with the Cash/Stock Exchange.

21.	At the time of the Cash/Stock Exchange, none of the Antelope Parties will be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) or the subject of an insolvency proceeding under applicable local law or before regulatory authorities, or a receivership, foreclosure, or similar proceeding in a local court. No stock (or equity interests treated as stock for U.S. federal income tax purposes) or securities received in the Cash/Stock Exchange will be used to satisfy the indebtedness of any of the Antelope Parties in connection with the Cash/Stock Exchange.

22.	Immediately after the Cash/Stock Exchange, less than 80% of the value of Holdco’s assets either will be held for investment or will be stock or securities (as those terms are used in Section 351(e)(1)(B), which includes money, any foreign currency, interests in regulated investment companies or real estate investment trusts), and Holdco will not be a regulated investment company or real estate investment trust.[2]

23.	After the Cash/Stock Exchange, Non-Electing Shareholders will not retain any beneficial rights in the shares of Broadcom common stock transferred pursuant to the Cash/Stock Exchange.

24.	At the time of the Cash/Stock Exchange, there will be no current plan or intention for any of the Antelope Parties to transfer any cash or other property to Non-Electing Shareholders in respect of their Non-Electing Shares, apart from cash or other property transferred pursuant to the Transaction Documents.

25.	There is no current plan or intention by any of the Antelope Parties to, directly or indirectly, sell, exchange or otherwise dispose of any interest in Broadcom or Avago.

26.	[In the Exchanges, Holdco will not transfer to Electing Shareholders and Non-Electing Shareholders, in the aggregate, more than fifty percent of the total voting power and total value of ordinary shares of Holdco (treating Units as constituting ordinary shares of Holdco for purposes of this representation).][3]

[2]	For purposes of this representation, (a) stock and securities of subsidiary corporations are disregarded and Holdco is deemed to own its ratable share of its subsidiaries’ assets, (b) a corporation is considered a subsidiary if Holdco owns 50% or more of (i) the combined voting power of all classes of stock entitled to vote, or (ii) the total value of shares of all classes of stock outstanding, (c) stock or securities used in the trade or business of banking, insurance, brokerage, or similar trade or business are not considered to be held for investment, and (d) an interest in a non-traded partnership is treated as an investment asset if substantially all of the assets of such partnership are investment assets.
[3]	Accuracy to be confirmed based upon final exchange ratios/elections

27.	At the time of the Cash/Stock Exchange, Holdco (or any qualified subsidiary or qualified partnership as defined under Treasury Regulation Sections 1.367(a)-3(c)(5)(vii) and (viii)), will have been engaged in the active conduct of a trade or business outside the United States within the meaning of Treasury Regulation Sections 1.367(a)-2T(b)(2) and (3) for the entire thirty-six month period immediately preceding the Cash/Stock Exchange, and will not have the intention of substantially disposing or discontinuing such active trade or business.

28.	During the 3-year period ending on the date of the Cash/Stock Exchange, Avago will not have acquired any assets outside of the ordinary course of business (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B)(1)) in excess of $[ ] million apart from those acquisitions set forth on Schedule 1, attached hereto.

29.	No acquisition set forth on Schedule 1 was undertaken with a principal purpose of satisfying the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)).

30.	No assets acquired pursuant to an acquisition set forth on Schedule 1 produced or were held for the production of passive income (within the meaning of Section 1297(b)) at the time of such acquisition.

Representations relating to the Unit Exchange

31.	There is no current plan or intention to amend, restate or otherwise alter the limited partnership agreement of New LP following the Closing (the “Partnership Agreement”), disregarding for these purposes changes automatically occurring pursuant to the terms of the Partnership Agreement.

32.	The Antelope Parties will comply in all material respects with the terms of the Partnership Agreement, including the provisions set forth in Sections [reference to exchange rights, notice period, etc. to come] thereof.

33.	If the Unit Merger occurs, the Antelope Parties will prepare (or cause to be prepared) all applicable U.S. tax returns (together with any related schedules, exhibits or informational statements) and non-tax financial statements (together with any related reports, book entries or work papers) consistent with the position that (i) the Units are equity interests in New LP, and (ii) New LP is properly characterized as a partnership for U.S. federal income tax purposes.

34.	If the Unit Merger occurs, following the Closing and upon a call for an exchange of Units by a holder of such Units, (i) the determination by New LP as to whether to satisfy such call for exchange with cash or with Holdco ordinary shares will be based upon the situation at such time, and (ii) there will be more than a remote possibility that New LP will not elect to settle such exchange in Holdco ordinary shares.

35.	Immediately after the Unit Exchange, less than 80% of the value of New LP’s assets either will be held for investment or will be stock or securities (as those terms are used in Section 351(e)(1)(B)), which includes money, any foreign currency, interests in regulated investment companies or real estate investment trusts).[4]

36.	As of immediately following the Closing, New LP’s only assets will be all of the outstanding equity interests in [Intermediate Holdco] There is no current plan or intention to make capital contributions to New LP other than as necessary to fund acquisitions, debt repayment, capital expenditures or operating expenses of Broadcom and Avago. The Antelope Parties have no current plan or intention to cause New LP to directly or indirectly acquire additional assets following the Closing that would be treated as stocks or securities for purposes of Section 351(e) and the Treasury Regulations thereunder.

***

[4]	For purposes of this representation, (a) stock and securities of subsidiary corporations are disregarded and New LP is deemed to own its ratable share of its subsidiaries’ assets, (b) a corporation is considered a subsidiary if New LP owns 50% or more of (i) the combined voting power of all classes of stock entitled to vote, or (ii) the total value of shares of all classes of stock outstanding, (c) stock or securities used in the trade or business of banking, insurance, brokerage, or similar trade or business are not considered to be held for investment, and (d) an interest in a non-traded partnership is treated as an investment asset if substantially all of the assets of such partnership are investment assets.

The undersigned recognizes that the Opinion will not address any tax consequences of the Exchanges or any action taken in connection therewith except as expressly set forth in the Opinion.

The undersigned acknowledges that it will promptly and timely notify Skadden in writing if the undersigned should believe or have any reason to believe that any of the facts or representations herein ceases to be true, correct or complete at any time, or that any of the covenants herein have not been or will not be complied with.

Very truly yours,

Avago Technologies Limited

by:
Name:
Title:

Schedule 1.1

Terms of Restricted Ordinary Shares

Issuer:	Holdco

Liquidation Preference:	None

Dividends	Same as ordinary shares, except for a stock dividend which will be payable in additional Restricted Ordinary Shares at the same rate as such stock dividend is paid on the ordinary shares, and shall be non-cumulative.

Voting:	One vote per share. Votes with the ordinary shares as a single class on all matters except to the extent a separate class vote is required under Singapore law. Restricted Ordinary Shares shall only be issued pursuant to the merger of Avago and Broadcom through (i) the implementation of a scheme of arrangement by Avago pursuant to Section 210 of the Act, and (ii) the merger of the Cash/Stock Merger Sub with and into Broadcom with Broadcom as the surviving corporation; and/or (iii) the merger of the Unit Merger Sub with and into Broadcom with Broadcom as the surviving corporation.

Ranking:	Rank pari passu with ordinary shares as regards participation in profits and upon any dissolution or winding up.

Treatment on Sale/Merger:	Same as ordinary shares.

Automatic Redesignation:	At the end of the Restricted Period, each Restricted Ordinary Share will be automatically redesignated into one ordinary share without the requirement to obtain approvals from any class of shareholders or the board of directors of Holdco. Such redesignation shall not be subject to the completion of any corporate action by Holdco. Upon any holder of a Restricted Ordinary Share producing a share certificate evidencing his holding of Restricted Ordinary Share(s) to Holdco at or after the Restricted Period, Holdco shall issue a share certificate to such holder for such number of Holdco ordinary shares which the holder is entitled to receive pursuant to the automatic redesignation.

In the event of any stock splits and similar structural events in respect of the ordinary shares, the number of Restricted Ordinary Share in issue will be adjusted in the same manner as the other ordinary shares.

The rights attached to the Restricted Ordinary Shares may not be varied without the sanction of a resolution passed by a majority of not less than three-fourths of the holders of the Restricted Ordinary Shares at a separate General Meeting of the holders of the Restricted Ordinary Shares.

Restricted Period:	Two years from closing, except that, in the event holders electing to receive Restricted Ordinary Shares represent 15% or less of the outstanding shares of Buffalo common stock as of the Election Deadline, then the restricted period will automatically be reduced to one year.

Transferability:	Not permitted during the Restricted Period, except Permitted Transfers (as defined in the Limited Partnership Agreement), or unless waived by the board of directors of Holdco.

Short Sales / Hedging:	Not permitted during the Restricted Period in the same manner as contemplated by the Limited Partnership Agreement, unless waived by the board of directors of Holdco.

Grant of Liens:	Not permitted during the Restricted Period in the same manner as contemplated by the Limited Partnership Agreement, unless waived by the board of directors of Holdco.

Waiver:	The board of directors may waive any term or restriction of the Restricted Ordinary Shares (other than those relating to Liquidation Preference, Voting, Dividends and Ranking). Any such waiver shall benefit all holders.

Stock Exchange Listing:	None

1934 Act Registration:	No requirement to maintain unless required by law.

2

Constitution:	All rights of holders of Restricted Ordinary Shares set out herein are to be reproduced in the constitution of Holdco.

* * * * * * * * * *

3